UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 __________________________________
 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Post Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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December 10, 2018

Dear Fellow Shareholders:
You are cordially invited to attend our annual meeting of shareholders on Thursday, January 24, 2019. We will hold the meeting at 9:00 a.m., Central Time, at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.
In connection with the annual meeting, we have prepared a notice of the meeting, a proxy statement, a proxy card and our annual report to shareholders for the fiscal year ended September 30, 2018, which contain detailed information about us and our operating and financial performance. On or about December 10, 2018, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.
Whether or not you plan to attend the meeting, we encourage you to vote your shares. You may vote by telephone or on the Internet, or if you received or requested to receive printed proxy materials, complete, sign and return the enclosed proxy card in the postage-paid envelope enclosed with the proxy materials. The prompt execution of your proxy will be greatly appreciated.

Sincerely,
/s/ Robert V. Vitale
Robert V. Vitale
President and Chief Executive Officer

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
December 10, 2018
Notice of Annual Meeting of Shareholders
Dear Shareholders:
The 2019 annual meeting of shareholders of Post Holdings, Inc. will be held at 9:00 a.m., Central Time, on Thursday, January 24, 2019, at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105. At the annual meeting, shareholders will consider the following matters:

1.	the election of three nominees to the Company’s Board of Directors;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019;

3.	advisory approval of the Company’s executive compensation;

4.	advisory approval on the frequency of the advisory approval of the Company’s executive compensation;

5.	the approval of the Post Holdings, Inc. 2019 Long-Term Incentive Plan; and

6.	any other business properly introduced at the annual meeting.
The close of business on November 27, 2018 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. This notice of the meeting and the proxy statement and proxy card are first being sent or made available to shareholders on or about December 10, 2018.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to shareholders on the Internet. This means that most shareholders will not receive paper copies of our proxy materials and annual report to shareholders. We will instead send shareholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials and annual report to shareholders on the Internet. We believe that posting these materials on the Internet enables us to provide shareholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our 2019 annual meeting.
Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on any matter, except ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
By order of the Board of Directors,
/s/ Diedre J. Gray
Diedre J. Gray
Executive Vice President, General Counsel
and Chief Administrative Officer, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 24, 2019
This notice, the proxy statement attached to this notice and our annual report to shareholders for the fiscal year ended September 30, 2018 are available at www.envisionreports.com/POST and on our website at www.postholdings.com.

PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary is not a complete description, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING

Time and Date:	9:00 a.m., Central Time, on Thursday, January 24, 2019

Place:	The Ritz-Carlton, St. Louis 100 Carondelet Plaza St. Louis, Missouri 63105

Record Date:	November 27, 2018

Voting:	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the annual meeting.

VOTING ITEMS

Item		Board Recommendation	Page Reference

1	Election of Three Directors	For all nominees	12

2	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2019	For	15

3	Advisory Approval of the Company’s Executive Compensation	For	56

4	Advisory Approval on the Frequency of the Advisory Approval of the Company’s Executive Compensation	One Year	57

5	Approval of the Post Holdings, Inc. 2019 Long-Term Incentive Plan	For	58

Transact any other business that properly comes before the meeting.

BOARD OF DIRECTORS
The following table provides summary information about each director nominee as of November 12, 2018. At our annual meeting, shareholders will be asked to elect the three director nominees in Class I listed in the table below. The Board unanimously recommends a vote FOR each nominee.
Class I - Directors whose terms expire at the 2019 annual meeting of shareholders and who are nominees for terms expiring at the 2022 annual meeting

Name	Director Since	Occupation and Experience	Independent	Board Committees(1)
				AC	CGCC	EC	SFOC

Gregory L. Curl	2012	President of Temasek Holdings	Yes	✓			✓

Ellen F. Harshman	2017	Dean Emerita of the John Cook School of Business at Saint Louis University	Yes	✓

David P. Skarie	2012	Retired Executive	Yes	✓		✓

(1)	AC - Audit Committee; CGCC - Corporate Governance and Compensation Committee; EC - Executive Committee; SFOC - Strategy and Financial Oversight Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good governance, we are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019. The Board unanimously recommends a vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION
Our Board is asking that our shareholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of our compensation programs, but rather addresses our overall approach to the compensation of our named executive officers. Please read Compensation Discussion and Analysis beginning on page 17 and the executive compensation tables beginning on page 36 for additional details about our executive compensation programs. The Board unanimously recommends a vote FOR approval of the compensation of our named executive officers.

FREQUENCY OF THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
Our Board is asking that our shareholders vote to approve, on an advisory (non-binding) basis, the frequency of the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. The Board unanimously recommends that our shareholders vote for a one-year interval for the advisory approval of executive compensation.

POST HOLDINGS, INC. 2019 LONG-TERM INCENTIVE PLAN
We are seeking shareholder approval of our 2019 Long-Term Incentive Plan, which will increase the number of shares authorized to fund awards under our long-term incentive compensation programs. The Board unanimously recommends a FOR vote because we believe that the ability to make equity awards to our executives, employees and directors is important to align their interests with those of our shareholders and to better attract and retain key personnel.

PROXY AND VOTING INFORMATION
Why am I receiving these materials?
Our Board of Directors is soliciting proxies for the 2019 annual meeting of shareholders. This proxy statement, the form of proxy and the Company’s 2018 annual report to shareholders will be available at www.envisionreports.com/POST beginning on December 10, 2018. On or about December 10, 2018, a Notice Regarding the Availability of Proxy Materials (the “Notice”) will be mailed to shareholders of record at the close of business on November 27, 2018. On the record date, there were 66,681,344 shares of our common stock outstanding.
How can I receive printed proxy materials?
We have elected to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials. On or about December 10, 2018, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report to shareholders online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.
When and where is the annual meeting?
We will hold the annual meeting on Thursday, January 24, 2019, at 9:00 a.m., Central Time, at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.
What am I being asked to vote on at the meeting?
We are asking our shareholders to consider the following items:

1.	the election of the three nominees to our Board of Directors named in this proxy statement;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2019;

3.	advisory approval of the Company’s executive compensation;

4.	advisory approval on the frequency of the advisory approval of the Company’s executive compensation;

5.	approval of the Post Holdings, Inc. 2019 Long-Term Incentive Plan; and

6.	any other business properly introduced at the annual meeting.
How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	shares registered directly in your name with our transfer agent, for which you are considered the “shareholder of record;”

•	shares held for you as the beneficial owner through a broker, bank or other nominee in “street name;” and

•	shares credited to your account in our savings investment plan.
What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?
If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. We have sent a Notice or proxy materials directly to you.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in “street name.” Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded a Notice or proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following its instructions for voting by telephone or the Internet.
How can I vote my shares?
You can vote by proxy or in person.

How do I vote by proxy?
 Pursuant to rules adopted by the SEC, we are providing you access to our proxy materials over the Internet. Accordingly, we are sending a Notice to our shareholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, including a printed proxy card, unless you request to receive these materials. The Notice will instruct you as to how you may access and review the proxy materials on the Internet on the website referred to in the Notice. The Notice also instructs you as to how you may vote on the Internet.
If you are a shareholder of record, you may vote by telephone, Internet or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the Notice or proxy card mailed to you.
Registered Shares:

•
Voting by telephone: You can vote by calling 800-652-VOTE (8683) and following the instructions provided. Telephone voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on Thursday, January 24, 2019.

•
Voting by Internet: You can vote via the Internet by accessing www.envisionreports.com/POST and following the instructions provided. Internet voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on Thursday, January 24, 2019.

•
Voting by mail: If you choose to vote by mail (if you request printed copies of the proxy materials by mail), simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Street Name Shares: If you hold shares through a broker, bank or other nominee, you will receive materials from that person explaining how to vote.
If you submit your proxy using any of these methods, Jeff A. Zadoks or Diedre J. Gray, who have been appointed by our Board of Directors as the proxies for our shareholders for this meeting, will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees to our Board of Directors, for one year, two years or three years for the frequency of the advisory approval of the Company’s executive compensation, and for or against any other proposals properly introduced at the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of the three nominees to our Board of Directors; “FOR” ratification of the appointment of our independent registered public accounting firm; “FOR” the proposal regarding advisory approval of the Company’s executive compensation; “ONE YEAR” for the proposal regarding advisory approval on the frequency of the advisory approval of the Company’s executive compensation; and “FOR” the Post Holdings, Inc. 2019 Long-Term Incentive Plan.
If any other matter is presented at the meeting, your proxy will authorize Jeff A. Zadoks or Diedre J. Gray to vote your shares in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be considered at the annual meeting other than those referenced in this proxy statement.
If you wish to give a proxy to someone other than Jeff A. Zadoks or Diedre J. Gray, you may strike out their names on the proxy card and write in the name of any other person, sign the proxy and deliver it to the person whose name has been substituted.
How can I revoke my proxy?
You may revoke a proxy in any one of the following four ways:

•	submit a valid, later-dated proxy;

•	vote again electronically after your original vote;

•	notify our corporate secretary in writing before the annual meeting that you have revoked your proxy; or

•	vote in person at the annual meeting.
How do I vote in person?
If you are a shareholder of record, you will need to bring appropriate identification and you may cast your vote in person. If you hold shares in street name, then you will need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the holder of your shares as of November 27, 2018.

If I hold shares in street name, how can I vote my shares?
You can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this by telephone, over the Internet or by mail. Please refer to the materials you receive from your broker, bank or other nominee.
How do I vote my shares in the savings investment plan?
If you are both a shareholder and a participant in our savings investment plan, you will receive a single Notice or proxy card that covers shares of our common stock credited to your plan account as well as shares of record registered in exactly the same name. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate Notices or proxy cards for individual and plan holdings. If you own shares through this plan and you do not return your proxy by 11:59 p.m., Eastern Time, on January 21, 2019, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee also will vote unallocated shares of our common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.
Is my vote confidential?
Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder includes written comments on a proxy or other voting materials.
What “quorum” is required for the annual meeting?
In order to have a valid shareholder vote, a quorum must exist at the annual meeting. For us, a quorum exists when shareholders holding a majority of the outstanding shares entitled to vote at the meeting are present or represented at the meeting, provided that in no event shall a quorum consist of less than a majority of the outstanding shares entitled to vote.
What vote is required?
The election of each director nominee, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019, the advisory approval of the Company’s executive compensation and the approval of the Post Holdings, Inc. 2019 Long-Term Incentive Plan must be approved by a majority of the shares represented at the annual meeting in person or by proxy and entitled to vote on the matter.
The frequency of the advisory approval of the Company’s executive compensation receiving the greatest number of votes will be considered the frequency recommended by shareholders.
Although the approvals of the Company’s executive compensation and the frequency of the advisory approval of the Company’s executive compensation are advisory and not binding on the Company, the Board of Directors and the Corporate Governance and Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their votes on these proposals and will consider the outcome of the votes when making future compensation decisions for our named executive officers and determining the frequency of advisory votes on executive compensation.
How are the voting results determined?
A vote of “withhold” for a nominee will not be voted for that nominee. A vote of “abstain” on a matter will be considered to be represented at the annual meeting, but not voted for these purposes. If a broker indicates on its proxy that it does not have authority to vote certain shares held in street name, the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in street name on particular proposals under the rules of the New York Stock Exchange (“NYSE”), and the beneficial owner of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner and you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares only with regard to ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all, matters, will be considered to be represented at the annual meeting for purposes of determining a quorum and voted only as to those matters marked on the proxy card.
Is any other business expected at the meeting?
The Board of Directors does not intend to present any business at the annual meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the annual meeting, including any shareholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxies will act on such matter in their discretion.

Where can I find the voting results?
We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file on or before January 30, 2019. You can obtain a copy of the Form 8-K by logging on to our website at www.postholdings.com, by calling the SEC at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE

Overview
We are dedicated to creating long-term shareholder value. It is our policy to conduct our business with integrity and an unrelenting passion for providing value to our customers and consumers. All of our corporate governance materials, including our corporate governance guidelines, our code of conduct for directors, officers and employees, our Audit Committee charter and our Corporate Governance and Compensation Committee charter, are published under the Corporate Governance section within the Investor Relations portion of our website at www.postholdings.com. Information on our website does not constitute part of this proxy statement. Our Board of Directors regularly reviews these materials, Missouri law, the rules and listing standards of the NYSE and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies our corporate governance materials as warranted.

Director Independence and Role of the Independent Lead Director
Our Board of Directors follows the categorical independence standards based on the NYSE listing standards and the SEC rules and regulations as described in our corporate governance guidelines. The guidelines contain categorical standards our Board uses to make its determination as to the materiality of the relationships of each of our directors. Our Board has determined, in its judgment, that all of our non-employee directors, except for Mr. Stiritz, our Chairman of the Board, are independent directors as defined in the NYSE listing standards and the SEC rules and regulations.
The independent members of the Board of Directors meet regularly in executive sessions without the presence of management. These sessions are normally held following or in conjunction with regular Board and committee meetings. The chairman of the Corporate Governance and Compensation Committee acts as the presiding director during an executive session of the Board, and the chairman of the committee then in session acts as the chairman during an executive session of that committee.
Our corporate governance guidelines provide that if the Chairman of the Board is not an independent director, then the chairman of our Corporate Governance and Compensation Committee will serve as our independent Lead Director. Our Lead Director has a number of important responsibilities that are described in our corporate governance guidelines, including (i) working with the Chief Executive Officer to develop Board and committee agendas, (ii) coordinating and chairing executive sessions of the Board’s independent directors and (iii) working with the Corporate Governance and Compensation Committee to identify for appointment the members of the various Board committees. Mr. Brown currently serves as our Lead Director and plays an active role in the Company. He serves as an independent liaison between the Chairman of the Board, the Chief Executive Officer, the other members of our Board and management of our Company. Mr. Brown has extensive knowledge about Post’s strategic objectives, the industry in which Post operates and the areas of strategic importance to Post. Our Chief Executive Officer confers regularly with Mr. Brown on a variety of topics, including updates on the Company’s business, merger and acquisition opportunities and other strategic matters. Mr. Brown also consults regularly with the Company’s independent compensation consultant, Aon Hewitt, and works closely with Aon Hewitt to develop proposals for the design of our executive compensation programs, which are then reviewed by our Corporate Governance and Compensation Committee.

Code of Conduct
Our code of conduct sets forth our expectations for the conduct of business by our directors, officers and employees. We intend to post amendments to or waivers from (to the extent applicable to one of our executive officers or directors) this document on our website.

Conflicts of Interest
Pursuant to our code of conduct, each director and officer has an obligation not to engage in any transaction that could be deemed a conflict of interest.
The Corporate Governance and Compensation Committee is responsible for approving and ratifying transactions in which one or more directors may have an interest. The Committee reviews the material facts of all interested party transactions that require the Committee’s approval and either approves or disapproves of the entry into the interested party transaction. In the event management, in the normal course of reviewing our records, determines an interested party transaction exists which was not approved by the Committee, management will present the transaction to the Committee for consideration.
The Committee has adopted standing pre-approval of certain transactions in which an officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions and (iii) certain banking related services. The Committee believes these transactions are immaterial to us and to any director or officer. No director may participate in the approval of an interested party transaction for which he or she is a related party. If an interested party transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.

Structure of the Board of Directors
The Board of Directors is currently comprised of nine members. Our Amended and Restated Articles of Incorporation (as amended) and Amended and Restated Bylaws provide for a Board of Directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting of shareholders. The size of the Board of Directors can be changed by a vote of its members, and in the event of any increase or decrease in the number of directors, the directors in each class shall be adjusted as necessary so that all classes shall be as equal in number as reasonably possible. However, no reduction in the number of directors shall affect the term of office of any incumbent director. Vacancies on the Board of Directors may be filled by a majority vote of the remaining directors, and the Board of Directors determines the class to which any director shall be assigned. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board of Directors, serves until the next meeting of shareholders at which directors in his or her assigned class are elected, at which time he or she may stand for election if nominated by the full Board.
Board Meetings and Committees
The Board of Directors has the following four committees: Audit; Corporate Governance and Compensation; Executive; and Strategy and Financial Oversight. The table below contains information concerning the membership of each of the committees and the number of times the Board of Directors and each committee met during fiscal year 2018. During fiscal year 2018, each director attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he or she serves. Because our annual meeting of shareholders is purely routine in nature, our corporate governance guidelines do not require the directors to attend the annual meeting of shareholders, and accordingly, two directors attended the 2018 annual meeting of shareholders. As of November 12, 2018, the Board and committee members were as follows:

Director	Board	Audit	Corporate Governance and Compensation	Executive	Strategy and Financial Oversight
William P. Stiritz	Δ			Δ	Δ
Robert V. Vitale	•			•	•
Jay W. Brown	•		Δ		•
Edwin H. Callison	•	•	•
Gregory L. Curl	•	•			•
Robert E. Grote	•		•
Ellen F. Harshman	•	•
David W. Kemper	•	•
David P. Skarie	•	Δ		•
Meetings held in fiscal year 2018	6	4	6	0	4

Δ	–	Chair	•	–	Member
Audit Committee
The Audit Committee’s primary responsibilities are to monitor and oversee (a) the quality and integrity of our financial statements and financial reporting, (b) the independence and qualifications of our independent registered public accounting firm, (c) the performance of our internal audit function and independent auditors, (d) our systems of internal accounting, financial controls and disclosure controls and (e) compliance with legal and regulatory requirements, codes of conduct and ethics programs.
The Board of Directors has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Committee operates under a written charter, adopted by the Board of Directors, which is available under the Corporate Governance section within the Investor Relations portion of our website at www.postholdings.com. The Board of Directors also has determined, in its judgment, that Mr. Skarie, the chair of our Audit Committee, and Mr. Callison qualify as “audit committee financial experts” as defined by SEC rules and that each member of the Audit Committee is “financially literate” as defined by the NYSE listing standards. Our corporate governance guidelines do not currently restrict the number of audit committees of public companies on which members of our Audit Committee may serve, however, the Board of Directors has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found on page 16 of this proxy statement.

Corporate Governance and Compensation Committee
The Corporate Governance and Compensation Committee (a) determines the compensation level of our Section 16 officers, (b) reviews management’s Compensation Discussion and Analysis relating to our executive compensation programs and approves the inclusion of the same in our proxy statement and/or annual report to shareholders, (c) issues a report confirming the Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report to shareholders, (d) administers and makes recommendations with respect to director compensation, incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees. The Corporate Governance and Compensation Committee also (i) reviews and revises, as necessary, our corporate governance guidelines, (ii) considers and evaluates transactions between the Company and any director, officer or affiliate of the Company and (iii) identifies individuals qualified to become members of our Board. The Committee has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate, provided that any such subcommittees are composed entirely of independent directors.
The Board of Directors has determined, in its judgment, that the Corporate Governance and Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Committee operates under a written charter, adopted by the Board of Directors, which is available under the Corporate Governance section within the Investor Relations portion of our website at www.postholdings.com. The report of the Corporate Governance and Compensation Committee can be found on page 55 of this proxy statement.
Executive Committee
The Executive Committee may exercise all Board authority in the intervals between Board meetings, to the extent such authority is in compliance with our corporate governance guidelines and does not infringe upon the duties and responsibilities of other Board committees.
Strategy and Financial Oversight Committee
The Strategy and Financial Oversight Committee periodically reviews financial and strategic matters with management in order to assist the Board of Directors in exercising its responsibilities regarding the financial condition, objectives and strategy of the Company.

Nomination Process for Election of Directors
The Corporate Governance and Compensation Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The Committee may, from time to time, initiate a search for a new candidate, seeking input from our Chairman of the Board and from other directors. The Committee may retain an executive search firm to identify potential candidates. All candidates must meet the requirements specified in our corporate governance guidelines. Candidates who meet those requirements and otherwise qualify for membership on our Board of Directors are identified, and the Committee initiates contact with preferred candidates. The Committee regularly reports to the Board of Directors on the progress of the Committee’s efforts. The Committee meets to consider and approve final candidates who are then presented to the Board of Directors for consideration and approval. Our Chairman or the chairman of the Corporate Governance and Compensation Committee may extend an invitation to join the Board of Directors.
The Committee relies primarily on recommendations from management and members of the Board of Directors to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Such suggestions and the nominee’s consent to being nominated, together with appropriate biographical information (including principal occupation for the previous five years and business and residential addresses) and other relevant information, as outlined in our Amended and Restated Bylaws, should be submitted in writing to our corporate secretary. Shareholders wishing to suggest a candidate for director nomination for the 2020 annual meeting should mail their suggestions to our principal executive offices at Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary. Suggestions must be received by the corporate secretary no earlier than September 26, 2019 and no later than October 26, 2019.

Role of the Board in Risk Oversight
The Board of Directors is responsible for the oversight of risk, while management is responsible for the day-to-day management of risk. The Board of Directors, directly and through its committees, carries out its oversight role by regularly reviewing and discussing with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board of Directors at regularly scheduled meetings.
We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking. The design of our compensation policies and practices encourages employees to remain focused on both short- and long-term financial and operational goals. For example, cash bonus plans measure performance on an annual basis but are subject to the

Corporate Governance and Compensation Committee’s ultimate judgment and discretion. In addition, equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation over an extended period of time instead of on short-term financial results.
Board Leadership Structure
Our current Board leadership structure consists of:

•	separate Chairman of the Board and Chief Executive Officer roles;

•	an independent Lead Director;

•	all non-management directors except for the Chief Executive Officer;

•	independent Audit and Corporate Governance and Compensation Committees; and

•	governance practices that promote independent leadership and oversight.

Separate Chairman and Chief Executive Officer
We do not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that it should maintain flexibility to select our Chairman and Board leadership structure from time to time. William P. Stiritz serves as non-executive Chairman of the Board and Robert V. Vitale serves as our Chief Executive Officer. Mr. Vitale is also a member of the Board. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is optimal at this time because it allows Mr. Vitale to focus on operating and managing our Company, while Mr. Stiritz can focus on leading our Board. In addition, an independent director serves as Lead Director. As described below, we believe our governance practices ensure that skilled and experienced independent directors provide independent guidance and leadership.
When determining the leadership structure that will allow the Board of Directors to effectively carry out its responsibilities and best represent our shareholders’ interests, the Board will consider various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.
Independent Lead Director and Independent Directors
Pursuant to our corporate governance guidelines, the chairman of the Corporate Governance and Compensation Committee, currently Mr. Brown, acts in the role of our independent Lead Director. The Lead Director’s duties are described above under “Director Independence and Role of the Independent Lead Director.”
In addition to the Lead Director, the Board has a majority of independent directors. The Audit Committee and Corporate Governance and Compensation Committee are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chief Executive Officer. Our independent directors have the opportunity to meet in executive session at the conclusion of each of our Board of Directors meetings.
Director Evaluations
On an annual basis, the Corporate Governance and Compensation Committee is expected to conduct an evaluation of the Board of Directors, the functioning of the committees and each individual member of the Board. In addition to this evaluation, and as a part of this process, the Board and each committee conducts a self-assessment. The Corporate Governance and Compensation Committee reviews the results of these self-assessments, shares the same with the Board and each committee, as appropriate, and makes any advisable recommendations based on this feedback.
Policy on Director Diversity
Although the Corporate Governance and Compensation Committee does not have a written policy regarding diversity in identifying new director candidates, the Committee takes diversity into account in looking for the best available candidates to serve on the Board of Directors. The Committee looks to establish diversity on the Board of Directors through a number of demographics, experience (including operational experience), skills and viewpoints, all with a view to identify candidates who can assist the Board with its decision making. The Committee also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation.

Communication with the Board
Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may do so by writing to the individual director or group, c/o Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary. The Board of Directors has directed our corporate secretary to forward shareholder communications to our Chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use her discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive or was addressed previously in some manner; and other correspondence unrelated to the Board of Directors’s corporate governance and oversight responsibilities.

ELECTION OF DIRECTORS
(Proxy Item No. 1)
The terms of three current directors (Ms. Harshman and Messrs. Curl and Skarie) will expire at the 2019 annual meeting of shareholders. Our Board of Directors has nominated Ms. Harshman and Messrs. Curl and Skarie for election for a three-year term that will expire in 2022. The Board of Directors is not aware that any of these nominees will be unwilling or unable to serve as a director. Each nominee has consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes the persons named on the proxy card to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.
Each nominee is currently a director. Messrs. Curl and Skarie were elected to the Board on February 3, 2012, immediately after the separation from Ralcorp Holdings, Inc. (“Ralcorp”) was completed. Ms. Harshman was elected to the Board effective October 1, 2017.
The persons named on the proxy card intend to vote the proxy representing your shares for the election of Ms. Harshman and Messrs. Curl and Skarie, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you deliver the proxy card without giving any direction, the persons named on the proxy card will vote the proxy representing your shares FOR the election of the nominees named on the proxy card.
The Board of Directors unanimously recommends a vote “FOR” each of these nominees.
Information about the Current Directors and Nominees for Election to the Board of Directors
Board Composition
We believe that our directors should possess the highest personal and professional integrity and values and be committed to representing the long-term interests of our shareholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board of Directors to fulfill its responsibilities. The Corporate Governance and Compensation Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications that would establish and maintain a Board with strong collective abilities.
To fulfill these objectives, the Board of Directors has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s re-nomination are included in their individual biographies.

•
Leadership Experience.  We believe that directors with experience in significant leadership positions over an extended period generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Financial or Accounting Acumen.  We believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.

•
Industry Experience.  We seek directors with experience as executives or directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.

•
Operational Experience.  We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping to develop, implement and assess our operating plan and business strategy. Operational experience includes experience in areas such as marketing, supply chain, sustainability and commodity management.

•
Public Company Experience.  Directors with experience as executives or directors of other publicly traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board and protection of our shareholders’ interests.

In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance and Compensation Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.

The following information is furnished with respect to each nominee for election as a director and each continuing director. The ages of the directors are as of December 31, 2018.
NOMINEES FOR ELECTION
GREGORY L. CURL has served as a member of the Board of Directors since February 2012. Mr. Curl has been President of Temasek Holdings, an investment company owned by the Singapore government, since September 2010, following a banking career of over 35 years. From 1997 until January 2010, he served as vice chairman of corporate development and chief risk officer at Bank of America Corporation, retiring from Bank of America Corporation in March 2010. Prior to that, Mr. Curl served in a number of senior executive capacities. Mr. Curl has over 35 years of experience and background in the financial services industry, particularly in mergers and acquisitions. Age 70.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Public Company Experience.
ELLEN F. HARSHMAN has served as a member of the Board of Directors since October 2017. Ms. Harshman is the Dean Emerita of the John Cook School of Business at Saint Louis University and served as the chief academic officer of Saint Louis University from 2013 to 2015. Since August 2015, Ms. Harshman has worked at the direction of the Saint Louis University president to lead and manage an institutional project to celebrate the university’s bicentennial. Ms. Harshman served as the dean of the John Cook School of Business at Saint Louis University from 2003 to 2013 and was the first female dean of a major business school in the St. Louis, Missouri area. Ms. Harshman also served as an associate professor of management. Ms. Harshman has expertise and background in legal affairs, human resources, employee relations, strategic planning and management. Age 73.
Director Qualifications

•	Leadership Experience, Operational Experience.
DAVID P. SKARIE has served as a member of the Board of Directors since February 2012. Mr. Skarie previously served as co-chief executive officer and president of Ralcorp from September 2003 until his retirement in December 2011. Mr. Skarie also served on the board of directors of Ralcorp from 2003 until February 2012. Prior to serving as co-chief executive officer and president of Ralcorp, Mr. Skarie served as president of several other companies in the consumer food products industry, including Ralston Foods and The Carriage House Companies. Mr. Skarie also served on the board of advisors of Clement Pappas and Company, Inc. (which has since merged into Lassonde Industries), a private label juice company, from 2002 until 2010. Mr. Skarie has expertise and background in the consumer packaged goods industry, including as a chief executive officer. Age 72.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience, Public Company Experience.
DIRECTORS CONTINUING IN SERVICE
WILLIAM P. STIRITZ has served as our Chairman of the Board of Directors since February 2012. Previously, Mr. Stiritz served as our chief executive officer from February 2012 until November 2014 and served as executive chairman of the Company from November 2014 until February 2016. Mr. Stiritz is a private equity investor and served as the chairman of the board of directors of Ralcorp from 1994 until February 2012. Since prior to 2005, Mr. Stiritz has been a partner at Westgate Group LLC, a consumer-oriented private equity firm. Mr. Stiritz was chairman emeritus of the board of directors of Energizer Holdings, Inc. from January 2007 to May 2008 and chairman of the board of directors of Energizer Holdings from 2000 to 2007. In addition, he served as a director of Vail Resorts, Inc. from 1997 to 2009. Mr. Stiritz has extensive managerial expertise, including as chairman of a number of public and private companies, and experience in financial operations, as well as diverse industry experience and expertise with large multinational corporations. Age 84.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience, Public Company Experience.
JAY W. BROWN has served as a member of the Board of Directors since February 2012 and is a retired senior executive with a long general management career in large consumer-oriented businesses. Most recently, Mr. Brown was a partner at Westgate Equity Partners, LLC, a consumer-oriented private equity firm. At Westgate, Mr. Brown was responsible for operational management of portfolio companies. Prior to forming Westgate in 1998, Mr. Brown was a senior executive with Ralston Purina Company, running several divisions of the multi-dimensional food and agribusiness company, including serving as president and chief executive officer of Protein Technologies International, a leading supplier of soy-based proteins to the food and paper processing industries; Continental Baking Company, a subsidiary of Ralston Purina; and Tri-Union Seafoods (a/k/a Van Camp Seafood Company), a provider of stable seafood products. Mr. Brown served as a director and chairman of the compensation committee of Jack in the Box Inc. from 1997 to 2003 and as a director of Agribrands International, Inc. from 1998 to 2001. Mr. Brown has expertise and background in the food and consumer products industries, particularly in mergers and acquisitions, including as a chief executive officer, board member and investor. Age 73.
Director Qualifications

•	Leadership Experience, Industry Experience, Operational Experience, Public Company Experience.
EDWIN H. CALLISON has served as a member of the Board of Directors since February 2012. Mr. Callison has been Executive Vice President of Corporate Development of Breakthru Beverage Group, LLC, a leading North American distributor of luxury and premium wine, spirits and beer brands, since January 2016. Previously, Mr. Callison served as executive vice president of Wirtz Beverage Group, which merged with Sunbelt Holdings to form Breakthru Beverage Group, since June 2012, and also served as senior vice president of Wirtz Beverage Group from June 2008 until June 2012. From 2003 to June 2008, he served as vice president and general manager for Judge & Dolph’s Spectrum division, an affiliate of the Wirtz Beverage Group. Prior to 2003, he spent more than 20 years in various leadership positions with Callison Distributing in Belleville, Illinois. Mr. Callison serves on the board of directors of the Wine and Spirits Wholesalers of America, Wirtz Corporation, Breakthru Beverage Group, LLC, First Security Trust & Savings Bank, Elmwood Park, IL and First National Bank of South Miami. Mr. Callison has expertise and background in sales, marketing, finance, operations and logistics. Age 63.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Operational Experience.
ROBERT E. GROTE has served as a member of the Board of Directors since February 2012. Mr. Grote is, and has been for the past five years, a retired executive. Prior to 1998, Mr. Grote spent more than twenty years in management. He served in a number of executive positions at Washington Steel Corporation, an integrated, flat-rolled stainless steel producer, most recently as VP-Administration. He also served as general counsel for Washington Steel Corporation and on the company’s board of directors. Mr. Grote later ran two Pittsburgh, Pennsylvania non-profit organizations: Pittsburgh Center for the Arts and Central Blood Bank. Prior to joining Washington Steel, he practiced law in St. Louis, Missouri, and served for two years as an Assistant United States Attorney for the Eastern District of Missouri. Mr. Grote has expertise and background in legal affairs, human resources, employee relations, strategic planning and management. Age 75.
Director Qualifications

•	Leadership Experience, Operational Experience, Public Company Experience.
DAVID W. KEMPER has served as a member of the Board of Directors since September 2015. Mr. Kemper became Executive Chairman of Commerce Bancshares, Inc. in August 2018, after serving as chairman and chief executive officer since 1991. Mr. Kemper is a director of Tower Properties Company and Enterprise Holdings, Inc. Mr. Kemper is a member of Civic Progress in St. Louis and previously served as president of the Federal Advisory Council to the Federal Reserve. Mr. Kemper also previously served on the board of directors of Ralcorp from 1994 to 2013. Mr. Kemper has extensive managerial expertise, including as a chief executive officer, experience in financial operations and expertise with large corporations. Age 68.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience, Public Company Experience.
ROBERT V. VITALE has served as our President and Chief Executive Officer and a member of the Board of Directors since November 2014. Previously, Mr. Vitale served as our chief financial officer from October 2011 until November 2014.  Mr. Vitale previously served as president and chief executive officer of AHM Financial Group, LLC, a diversified provider of insurance brokerage and wealth management services, from 2006 until 2011 and previously was a partner of Westgate Equity Partners, LLC, a consumer-oriented private equity firm. Mr. Vitale also serves on the board of directors of Energizer Holdings, Inc. Age 52.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience, Public Company Experience.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item No. 2)
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019, and the Board of Directors has directed that management submit the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for ratification by our shareholders at the annual meeting of shareholders. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since February 2012. A representative of that firm will be present at the annual meeting of shareholders, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
We are not required to obtain shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and the best interests of our shareholders.
The following table sets forth an estimate of the fees that we expect to be billed for audit services during the fiscal year ended September 30, 2018 and for other services during that fiscal year, and the fees billed for audit services during the fiscal year ended September 30, 2017 and for other services during that fiscal year.

	Year Ended September 30,
	2018	2017
Audit fees(1)	$7,117,900	$5,720,500
Audit-related fees	$—	$—
Tax fees(2)	$987,300	$149,300
All other fees(3)	$2,700	$1,800
_________

(1)	Audit fees relate primarily to the audit of our financial statements, comfort letter consents and review of SEC registration statements.

(2)	Tax fees include consulting and compliance services and preparation of tax returns in jurisdictions outside of the United States.

(3)
All other fees include any fees for services rendered by PricewaterhouseCoopers LLP which are not included in any of the above categories. The other fees consist of licensing fees paid for accounting research software.

With regard to the fees listed above, the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of services other than audit services is compatible with its ability to maintain its independence. Regardless of the size or nature of the other services, if any, to be provided, it is the Audit Committee’s policy and practice to approve any services not under the heading “Audit Fees” before any such services are undertaken.
The Audit Committee has a formal policy concerning approval of all services to be provided by PricewaterhouseCoopers LLP, including audit, audit-related, tax and other services. The policy requires that all services PricewaterhouseCoopers LLP may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular Audit Committee meetings, provided that the chairman reports any pre-approval decisions to the Audit Committee at the next regular meeting. The Audit Committee approved all services provided by PricewaterhouseCoopers LLP during fiscal year 2018.
Our audit was staffed primarily by full-time, permanent employees of PricewaterhouseCoopers LLP.
The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our internal auditors assist the Audit Committee with its responsibility to monitor and oversee the financial reporting process and internal controls. The Audit Committee discusses with our internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee meets, at least quarterly, with the internal auditors and independent registered public accounting firm, and at the Committee’s discretion with and without management present, and discusses the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
With respect to our audited financial statements for the fiscal year ended September 30, 2018, management has represented to the Audit Committee that the financial statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”) and the Audit Committee has reviewed and discussed those financial statements with management. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), as modified or supplemented.
The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2018 be included in our Annual Report on Form 10-K filed with the SEC for that year.
Although the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with GAAP. This is the responsibility of management and the independent registered public accounting firm.
David P. Skarie, Chairman
Edwin H. Callison
Gregory L. Curl
Ellen F. Harshman
David W. Kemper

COMPENSATION OF OFFICERS AND DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The following Compensation Discussion and Analysis (“CD&A”) describes our fiscal year 2018 executive compensation structure. This CD&A is intended to be read in conjunction with the tables beginning on page 36, which provide detailed compensation information for our following named executive officers (“NEOs”):

Name	Title
Robert V. Vitale	President and Chief Executive Officer
Jeff A. Zadoks	Executive Vice President and Chief Financial Officer
Diedre J. Gray	Executive Vice President, General Counsel and Chief Administrative Officer
Howard A. Friedman(1)	President & CEO, Post Consumer Brands
Mark W. Westphal(2)	President, Michael Foods
James E. Dwyer, Jr.(3)	President & CEO, 8th Avenue Food & Provisions, Inc.
Christopher J. Neugent (3)	Executive Vice President, Strategy

(1)	Mr. Friedman joined Post Holdings as an executive officer effective July 23, 2018.

(2)
Mr. Westphal was promoted to the role of President, Michael Foods on January 12, 2018 and designated by our Board of Directors as a Section 16 officer and an executive officer, as defined under the Exchange Act rules, effective January 31, 2018.

(3)	Mr. Dwyer and Mr. Neugent served as executive officers as defined under the Exchange Act rules until January 12, 2018 and July 23, 2018, respectively.
Total Compensation Opportunity
Our executive compensation structure consists of three primary components: base salary, annual bonus (our Senior Management Bonus Program) and long-term incentives (equity awards). A fourth element of our compensation structure consists of traditional benefits programs (e.g., limited perquisites and benefits).

Executive Summary
Select Performance and Company Highlights for Fiscal Year 2018
We view the Company’s performance in two primary ways:

•	operating and financial performance; and

•	return to shareholders over time, both on an absolute basis and relative to similar companies.

During fiscal year 2018, we achieved a number of strategic and financial accomplishments that we believe will benefit the Company and shareholders alike in the coming years:

Strategic and Financial Achievements

•	We delivered on our financial commitments.

◦	In November 2017, the Company announced that management expected Adjusted EBITDA of between $1.14 - $1.18 billion.

◦	Ultimately, the Company delivered over $1.23 billion of Adjusted EBITDA, which was in line with the Company’s budget.

•	Our closing stock price reached an all-time high of $100.65.

•
Our stock price at the end of the fiscal year was $98.04, an increase of 11% from the start of the fiscal year and a compound annual growth rate of approximately 21.5% since our separation from Ralcorp in February 2012.

•
We announced the separate capitalization of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), comprised of our historical private brands business, with affiliates of Thomas H. Lee Partners, Inc., a private equity firm, through which the Company received total proceeds of $875 million, fully monetizing the net investment the Company made in the historical private brands business. The separate capitalization was completed on October 1, 2018, with the Company retaining approximately 60% of the common equity of 8th Avenue.

•
We completed the acquisition of Bob Evans Farms on January 12, 2018, a highly strategic acquisition of a market leading business, with material cost savings synergies and significant opportunity for growth.

•	We raised $1.0 billion in debt markets to fund a portion of the purchase price for Bob Evans Farms as well as to refinance existing debt.

•
We opportunistically repurchased approximately 2.8 million shares at an average price of $76.19 (exclusive of broker commissions), representing an approximately 22% discount to trading levels of the Company’s stock as of September 30, 2018.

•
We completed several strategic transactions to improve our capital structure, including (i) repricing our $2.2 billion term loan, reducing the interest rate by 25 basis points with annual interest savings of approximately $5 million, and (ii) repurchasing and retiring approximately $268 million in principal value of outstanding debt through repurchases of senior notes, at an average discount of approximately 2%.

Management Team Drives Performance and Creates Shareholder Value
We are a shareholder value driven organization and our compensation philosophy is designed to be aligned with shareholder interests. Management’s objective is to maximize total shareholder return (“TSR”), and compensation decisions are guided by the principle of creating shareholder value.
The following charts illustrate our superior long-term TSR against multiple company groupings:

•	Russell 1000 companies;

•	our compensation peer group companies; and

•	Russell 3000 Packaged Foods & Meats companies.
Two long-term time frames are illustrated:

•	February 6, 2012, the date the Company first started trading on the NYSE after its separation from Ralcorp, through September 30, 2018, the date of our fiscal year end;(1) and

•	the most recent three-year period of October 1, 2015 through September 30, 2018.(2)

(1)
Calculated using a 250 trading day average for the Compensation Peer Group, Russell indices and Post Holdings except for Post Holdings in 2012, where prices including and after February 6, 2012, the date Post Holdings first started trading on the NYSE after its separation from Ralcorp, were used.

(2)	Calculated using a 250 trading day average.
2018 Say-on-Pay Vote
We received 89.1% support from shareholders for the compensation of our named executive officers at our 2018 annual meeting of shareholders. We regularly engage with our shareholders to discuss issues, including, but not limited to, the status/outlook for our business, the compensation arrangements used to support our business strategy and general governance topics.
We received low say-on-pay results at our 2017 annual meeting of shareholders, and in January of 2017, we met with investors representing approximately 37% of our outstanding shares of common stock to better understand their concerns and seek their advice. The meetings were led by Mr. Brown, our independent Lead Director and the chair of our Corporate Governance and Compensation Committee (the “Committee”), along with our Executive Vice President, General Counsel and Chief Administrative Officer. Feedback included incorporating more performance goals into our long-term equity compensation arrangements, refraining from large retention equity grants outside of the Company’s normal compensation practices, providing more complete information about the role of our independent Lead Director, and increasing the diversity of our Board of Directors.
In direct response to our ongoing shareholder engagement efforts, from a corporate governance perspective we disclosed more comprehensive information about the role of our independent Lead Director and appointed Ms. Ellen Harshman to our Board of Directors for her skill set and to diversify our Board’s perspectives. From a compensation structure perspective, in fiscal year 2018, we implemented new long-term performance awards based on our three-year TSR ranking versus companies in our specific industry sector. In fiscal year 2018, our only off-cycle restricted stock unit (“RSU”) grants were to Mr. Friedman upon his hiring and to Mr. Westphal in connection with his promotion to President, Michael Foods; both have long-term five-year cliff vesting.
Corporate Governance Highlights

What We Do (Best Practice)		What We Don’t Allow
✓	Enforce strict insider trading policies - adopted an anti-hedging and anti-pledging policy and enforce blackout trading periods for executives and directors	✗	No hedging or pledging of Company stock by executives or directors
✓	Utilize a clawback policy for performance-based compensation	✗	No single-trigger or modified single-trigger change-in-control arrangements
✓	Set meaningful stock ownership guidelines for executives and directors	✗	No change-in-control severance multiple in excess of three times salary and target bonus
✓	Disclose performance goals and performance results for our Senior Management Bonus Program	✗	No excise tax gross-ups upon a change in control
✓	Set a maximum individual payout limit on our Senior Management Bonus Program and for our new performance restricted stock unit (“PRSU”) awards	✗	No re-pricing or cash buyout of underwater stock options or SARs allowed
✓
In fiscal year 2018, approximately 88% of our Chief Executive Officer’s total pay opportunity is variable “at risk” compensation. Our other NEOs also have approximately 78% of their total compensation in variable “at risk” programs.
		✗	No enhanced retirement formulas
✓	Limited perquisites and other benefits	✗	No guaranteed compensation either annually or multi-year
✓
Incorporate general severance and change-in-control provisions in our management continuity agreements and executive severance plan that are consistent with market practice, including double-trigger requirements for change-in-control protection
		✗	No market timing with granting of equity awards
✓	Retain an independent compensation consultant reporting directly to the Committee
Our Compensation Philosophy
Our executive compensation programs are intended to attract and retain executive officers and to align the interests of our executive officers and our shareholders. The Committee’s objectives for our programs include, but are not limited to, the following:

•	reflecting industry standards, offering competitive total compensation opportunities and balancing the need for talent with reasonable compensation expense;

•	enhancing shareholder value by focusing management on financial metrics that drive value;

•	focusing on at-risk compensation versus fixed compensation;

•	attracting, motivating and retaining executive talent willing to commit to long-term shareholder value creation; and

•	aligning executive decision-making with business strategy and discouraging excessive risk taking.
The Committee determines the type and amount of compensation opportunity for our officers based on a thorough review of a variety of factors, including competitive market data, the officer’s current responsibilities and value to the Company, future leadership potential and individual/corporate/business performance.
We believe that our executive compensation structure strikes a balance of incentive opportunities based on:

•	financial metrics in the Senior Management Bonus Program that directly impact our stock price and enhance longer-term shareholder value;

•	stock price performance to focus our executive team on delivering superior long-term shareholder value; and

•	total shareholder return against companies in our industry to focus on delivering superior shareholder value.

The following table outlines the elements of our executive pay programs and each element’s relationship with our ongoing annual executive compensation philosophy for NEOs:

Component	Purpose	Characteristics	Fixed or Performance-Based

Base Salary	Attracts and retains executives through market-based pay	Compensates executives fairly and competitively for their roles	Fixed

Annual Bonus (Senior Management Bonus Program)	Encourages achievement of financial performance metrics that drive short-term results	Based on achievement of predefined corporate and business financial performance objectives	Performance-Based

Long-Term Incentives (“LTI”)	Align executives’ long-term compensation interests with shareholders’ investment interests	Value to the executive is based on long-term stock price performance	Performance-Based

Stock Options	Motivate management behaviors to increase our stock price above the exercise price	Require stock price growth above the exercise price for our executives to recognize value	Performance-Based

Performance Restricted Stock Units	Motivate corporate executives to provide superior TSR over the long term	Cumulative three-year TSR ranking versus Russell 3000 Packaged Foods & Meats companies	Performance-Based

Restricted Stock Units	Provide basic retention value and reinforce management behaviors to increase stock price after the grant date	Require stock price growth for our executives to recognize increased value	Performance-Based

Health/Welfare Plans and Retirement Benefits	Provide competitive benefits that promote employee health and productivity and support longer-term physical and fiscal security	Similar to benefits offered to other employees	Fixed

Perquisites	Provide limited personal benefits that are consistent with our overall philosophy and objective to attract and retain superior executive talent
Limited personal use of the corporate aircraft, with pre-approved authorization of our President and Chief Executive Officer, and limited reimbursement for business club initial membership fees, as authorized by the Committee (see page 34)
Fixed

Special Compensation Items Due to Management Changes in Fiscal Year 2018
NEO	Summary
James E. Dwyer, Jr. (Role Transition)
Effective January 12, 2018, Mr. Dwyer transitioned from his role as President & CEO, Michael Foods Group, to a new role as the President & CEO of 8th Avenue, our historical private brands business which as of October 1, 2018 has been separately capitalized by Post and affiliates of a private equity firm, Thomas H. Lee Partners, L.P. As of January 12, 2018, Post determined that Mr. Dwyer was no longer a Section 16 officer or executive officer. Mr. Dwyer’s base salary did not change as a result of his role transition, however, his annual bonus was based on the performance of Michael Foods Group during the first quarter of fiscal year 2018, and the performance of 8th Avenue during the last three quarters of fiscal year 2018.

Mark W. Westphal (Promotion)
Mr. Westphal was promoted effective January 12, 2018 to the role of President, Michael Foods. He received a promotion grant of 12,593 RSUs that vest on the fifth anniversary of the date of grant. The amount was determined based on a thorough review of competitive market data and internal alignment and consistency with other Post executive officers.

Christopher J. Neugent (Role Transition)
Effective July 23, 2018, Mr. Neugent transitioned from his role as President & CEO, Post Consumer Brands to a new role as our corporate Executive Vice President, Strategy. In his new role, Mr. Neugent reports to Mr. Vitale and is responsible for the long-term successful execution and integration of recent major acquisitions and the long-term planning and identification of future acquisitions to enhance shareholder value.
Compensation details of Mr. Neugent’s new role are as follows:
● Base salary: $987,000, starting July 23, 2018
● Eligible for fiscal year 2018 bonus, not pro-rated
● Continued vesting in outstanding equity awards
● Not eligible for a future annual bonus or future equity grants beginning in fiscal year 2019
● Not eligible to participate in the Executive Severance Plan
● Additional details are summarized in Employment Agreements - Letter of Understanding - Mr. Neugent on page 52
Effective July 23, 2018, Post determined that Mr. Neugent was no longer a Section 16 officer or executive officer.

Howard A. Friedman (New Hire)
Mr. Friedman was hired effective July 23, 2018 to replace Mr. Neugent as President & CEO, Post Consumer Brands. His base salary is $700,000. He received a sign-on equity grant of 39,000 RSUs that vest on the fifth anniversary of the date of grant. The amount was determined based on a thorough review of competitive market data, forfeited compensation from his previous employer and internal alignment and consistency with other Post executive officers.

Fiscal Year 2018 NEO Target Compensation Structure Summary
Component	Summary(1)
Base Salary
The following base salaries were approved for fiscal year 2018:
● Mr. Vitale: $1,200,000; increased 20% to recognize the Company’s accelerated financial and stock price growth versus peers and the broader U.S. market (see charts on page 19) and Mr. Vitale’s superior performance in recognizing and executing transactions that enhance our shareholder value; represents his first salary increase in 24 months.
● Mr. Zadoks: $570,000; increased 10.7% to the 50th percentile.
● Ms. Gray: $500,000; increased 8.7% to be closer to the 50th percentile.
● Mr. Friedman: Hired on July 23, 2018 at a $700,000 annual rate, based on market data and internal alignment.
● Mr. Westphal: $525,000; promoted from his position as CFO, Michael Foods to President, Michael Foods effective January 12, 2018 when Mr. Dwyer transitioned from President & CEO, Michael Foods Group to President & CEO, 8th Avenue. His base salary did not change at the time of his promotion.
● Mr. Dwyer: $675,000; his salary stayed flat as he moved from leading a larger business as President & CEO, Michael Foods Group to leading a smaller business as President & CEO, 8th Avenue.
● Mr. Neugent: Increased 3.7% to $700,000 in November 2017. In July 2018, in conjunction with his transition to his new role as Executive Vice President, Strategy, Mr. Neugent’s base salary was increased to $987,000; however, he is no longer eligible for an annual bonus or equity grants after fiscal year 2018 (see the CD&A subsection entitled Special Compensation Items Due to Management Changes in Fiscal Year 2018 and Employment Agreements - Letter of Understanding - Mr. Neugent on page 52).

Target Annual Bonus (Senior Management Bonus Program)
Our 2018 Senior Management Bonus Program was based on Corporate or Business Adjusted EBITDA, depending on the organizational level of the executive. The following target bonus opportunities were approved for fiscal year 2018:
● Mr. Vitale: Increased from 120% to 150% of base salary, based both on competitive market data and the reasons summarized in the Base Salary subsection above.
● Mr. Zadoks and Ms. Gray: 100% of base salary; no change.
● Mr. Friedman: 100% of base salary; however, he was not eligible for an annual bonus in fiscal year 2018 as he joined the Company in the last quarter of the fiscal year.
● Mr. Westphal: 100% of base salary.
● Mr. Dwyer: 100% of base salary; no change; however, his annual bonus was based on the performance of Michael Foods Group during the first quarter of fiscal year 2018, and the performance of 8th Avenue during the last three quarters of fiscal year 2018.
● Mr. Neugent: Increased from 100% to 110% of base salary while still in his role as President & CEO, Post Consumer Brands, based on competitive market data and internal alignment. Beginning in fiscal year 2019, in his new position as Executive Vice President, Strategy, he is no longer eligible for an annual bonus (see the CD&A subsection entitled Special Compensation Items Due to Management Changes in Fiscal Year 2018 and Employment Agreements - Letter of Understanding - Mr. Neugent on page 52).

(1)
Fiscal year 2018 targeted compensation adjustments for our NEOs were based on competitive market data from the November 2017 total compensation study summarized in the CD&A subsection entitled Role of Peer Companies and Competitive Market Data.

Long-Term Incentives
We offer a balanced equity portfolio to ensure our executives’ opportunities are linked to increases in shareholder value beyond grant date. We believe using a combination of LTI programs and employing an LTI mix weighted more heavily on performance-based value (e.g., stock options and new long-term performance awards) accomplishes our objectives.
● New long-term performance awards in fiscal year 2018: we implemented a PRSU award program based on the Company’s three-year TSR performance ranking versus the Russell 3000 Packaged Foods & Meats companies. Only corporate-level officers participate in this program because they have the strongest line-of-sight to our public company shareholder returns.
● Value mix: Our philosophy is to grant more than half of total equity in the form of performance-based plans, such as stock options and our new PRSU award program:
✓ Mr. Vitale: Approximately 1/3 of value is apportioned to each of stock options, PRSUs and RSUs.
✓ Mr. Zadoks and Ms. Gray: Approximately 60% of value is apportioned to stock options, 20% to PRSUs and 20% to RSUs.
✓ Mr. Friedman: Eligible for his first grant under our annual equity structure in fiscal year 2019; upon his hiring in fiscal year 2018, he received a sign-on equity grant of 39,000 RSUs with a five-year cliff vesting schedule, based on the Committee’s thorough evaluation of competitive market data, forfeited compensation values from his previous employer and internal consistency and alignment with our other executive officers.
✓ Messrs. Westphal, Dwyer and Neugent: Approximately 60/40 stock option and RSU value; Mr. Westphal also received a promotion equity grant of 12,593 RSUs with a five-year cliff vesting schedule, based on the Committee’s thorough evaluation of competitive market data and internal consistency and alignment with our other executive officers. Beginning in fiscal year 2019, in his new position as Executive Vice President, Strategy, Mr. Neugent is no longer eligible for equity awards.

Total Compensation Mix

Our mix of total compensation, as illustrated by the below charts, is significantly skewed towards variable “at-risk” compensation. The Average of Other NEOs pie chart does not include Mr. Friedman’s RSU hiring grant or the promotional RSU portion of Mr. Westphal’s grant in fiscal year 2018.

Compensation Decision Process
Role of the Committee
The Committee is responsible to our Board of Directors for oversight of our executive compensation programs. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our programs. Among its duties, the Committee is responsible for:

•	considering input from our shareholders;

•	reviewing and assessing competitive market data;

•	reviewing the chief executive officer’s performance and determining the chief executive officer’s compensation;

•	reviewing and approving incentive plan goals, achievement levels, objectives and compensation recommendations for the NEOs and other executive officers;

•	evaluating the competitiveness of each executive’s total compensation package to ensure we can attract and retain critical management talent; and

•	approving any changes to the total compensation programs for the NEOs including, but not limited to, base salary, annual bonuses, long-term incentives and benefits.
Following review and discussion, the Committee or the Board, as applicable, approves the executive compensation of our executive officers. The Committee is supported in its work by our Executive Vice President, General Counsel and Chief Administrative Officer and human resources and legal teams, as well as the Committee’s independent compensation consultant. In the event that an employee becomes an executive officer in the middle of the fiscal year, such as Mr. Westphal during fiscal year 2018, the Committee approves such executive officer’s compensation on a go-forward basis but does not retroactively approve any compensation or compensation targets previously set for such employee.
Role of Management
For executive officers other than the chief executive officer, our President and Chief Executive Officer makes pay recommendations to the Committee based on competitive market data and an assessment of individual performance. His recommendations to the Committee establish appropriate and market-competitive compensation opportunities for our NEOs, consistent with our overall pay philosophy. The Committee reviews and discusses the recommendations, in conjunction with the Committee’s independent compensation consultant, in making compensation decisions or recommendations to the full Board. No officer participates directly in the final deliberations or determinations regarding his or her own compensation package.
Role of the Independent Compensation Consultant
The Committee retains the services of Aon Hewitt (“Aon”), in accordance with the Committee’s charter. Aon reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon, approves its professional fees, determines the nature and scope of its services and evaluates its performance. A representative of Aon attends Committee meetings, as requested, and communicates with the Committee chair between meetings. The Committee makes all final decisions regarding executive compensation.
Aon’s specific compensation consultation roles include, but are not limited to, the following:

•	advising the Committee on director and executive compensation trends and regulatory developments;

•	developing a peer group of companies for determining competitive compensation rates;

•	providing a total compensation study for executives against peer companies;

•	providing advice to the Committee on corporate governance best practices, as well as any other areas of concern or risk;

•	serving as a resource to the Committee chair for meeting agendas and supporting materials in advance of each meeting;

•	reviewing and commenting on proxy statement disclosure items, including preparation of the CD&A; and

•	advising the Committee on management’s pay recommendations.
The Committee has assessed the independence of Aon as required by the NYSE listing standards. The Committee reviewed its relationship with Aon and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Committee concluded that there are no conflicts of interest raised by the work performed by Aon.
Role of Peer Companies and Competitive Market Data
Annually, the Committee reviews total compensation market data provided by Aon. The Committee reviews and approves the peer group used for comparisons prior to commencement of the pay study. Consistent with prior years, the following peer group development criteria was used to develop competitive market values to assist with fiscal year 2018 pay decisions:

•	Industry: similar to Post, based on the Global Industry Classification System (GICS) code of Packaged Foods & Meats;

•	Company size: approximately 0.4 times to 3 times our annual revenues, with a secondary focus on market cap;

•	Peers: companies using Post in their compensation peer group;

•	Peers of peers: companies used in the peer groups of potential peer companies; and

•	Competitors: companies that compete with Post for business and management talent.
The peer group consisted of 17 companies with median and average annual revenues of approximately $6.2 billion and $6.1 billion, respectively. Post’s annual revenues for fiscal year 2017 were approximately $5.2 billion. The peer companies used to assist with pay decisions for fiscal year 2018 were:

● Campbell Soup Company ● ConAgra Brands, Inc. ● Cott Corporation ● Dean Foods Company ● Flowers Foods, Inc. ● The Hain Celestial Group ● The Hershey Company ● Hormel Foods Corporation ● Kellogg Company
● McCormick & Company
● Mead Johnson Nutrition
● Monster Beverage Corporation
● Pilgrim’s Pride Corporation
● Pinnacle Foods Inc.
● The J.M. Smucker Company
● TreeHouse Foods, Inc.
● The WhiteWave Foods Company

The peer companies used for fiscal year 2018 are consistent with the peer group for fiscal year 2017, except ConAgra Brands and Kellogg were added based on industry and size, and Snyder’s-Lance was removed due to falling outside of our desired revenue range.
The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Timing of Compensation Decisions
Pay recommendations for our executives, including our executive officers, are typically made by the Committee at its first regularly scheduled meeting of the fiscal year, normally held in November. This meeting is typically held around the same time as we report our fourth quarter and annual financial results for the preceding fiscal year and provide our financial guidance for the upcoming fiscal year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.
Decisions with respect to prior fiscal year performance, as well as annual equity awards, base salary increases and target performance levels for the current fiscal year and beyond, also typically are made at this meeting. Further, any equity awards approved by the Committee at this meeting are dated as of the date of the Committee meeting. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.
The exceptions to this timing are awards to executives who are promoted or hired from outside of the Company during the fiscal year. These executives may receive equity awards effective or dated, as applicable, as of the date of their promotion or hire or the next nearest scheduled Committee meeting.
Determination of CEO Compensation
At its first regularly scheduled meeting of the fiscal year, the Committee reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Committee also reviews competitive compensation data. Following review and discussion, the Committee or the Board, as applicable, approves the CEO’s executive compensation.
2018 Compensation Elements
Base Salary
Base salaries are designed to recognize and reward the skill, competency, experience and performance an executive brings to the position. Changes in salary will result primarily from a comparison against peer group market data, individual and Company performance, internal equity considerations, value to the organization, promotions and the executive’s specific responsibilities compared to market. The Committee reviews salaries for our executive officers annually.

Name	2018 Base Salary (1)
Robert V. Vitale	$1,200,000
Jeff A. Zadoks	$570,000
Diedre J. Gray	$500,000
Howard A. Friedman	$700,000
Mark W. Westphal	$525,000
James E. Dwyer, Jr.	$675,000
Christopher J. Neugent	$700,000 (2)

(1)	See detailed comments in the CD&A subsection entitled Fiscal Year 2018 NEO Target Compensation Structure Summary.

(2)
Increased to $987,000 effective July 23, 2018. See detailed comments in the CD&A subsection entitled Special Compensation Items Due to Management Changes in Fiscal Year 2018 and Employment Agreements - Letter of Understanding - Mr. Neugent on page 52.

Annual Bonus (Senior Management Bonus Program)
Our NEOs are eligible to earn cash incentives based on fiscal year performance. The Senior Management Bonus Program is designed to reward our executives who attain superior annual performance in key areas that we believe create long-term value for shareholders. Performance is measured at both the corporate and business level.
For fiscal year 2018, the Committee approved Adjusted EBITDA as the primary performance metric for both corporate and business level executive officers. At the corporate level, Adjusted EBITDA was used rather than Adjusted Free Cash Flow (our fiscal year 2017 corporate metric). We believe Adjusted EBITDA is a better metric to use to measure the performance achievement levels of our corporate executive officers because it is more directly linked with driving shareholder return and so it incentivizes our executive officers to influence and drive increases in long-term shareholder value. In addition, Adjusted EBITDA is a clearer and more straight-forward metric that is already used to measure the performance of our other NEOs, thus aligning our performance measurement methodology across all of our NEOs.
Potential financial adjustments to determine performance achievement levels include items such as transaction costs and integration costs, provision for legal settlements, non-cash stock-based compensation and other items that the Company believes do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other fiscal periods. These adjustments are consistent with our announced results.
Performance measures: The following financial targets were included in the Senior Management Bonus Program:
(dollars in millions)

Measure(1)	Threshold(2)	Target(2)	Maximum(2)
Corporate-Adjusted EBITDA	$1,096.3	$1,154.0	$1,211.7
Michael Foods-Adjusted EBITDA	$340.1	$358.0	$375.9
Post Consumer Brands-Adjusted EBITDA	$469.3	$494.0	$518.7
(1) See definitions of Corporate and Business Adjusted EBITDA in the footnotes to the Fiscal Year 2018 Performance Achievement table below.
(2) When evaluating financial goals/results, the Committee generally excludes non-recurring or extraordinary items.
Upon completion of the fiscal year, the Committee determines achievement levels versus the pre-approved financial targets. The Committee also performs a comprehensive review of the overall financial performance at the corporate and business levels. For performance achievement between the threshold, target and maximum performance levels, earned amounts are interpolated on a straight-line basis between points. Performance achievement below the threshold level will result in a lower bonus amount, to the extent discretion is exercised, or no bonus at all. The Committee retains flexibility to make adjustments as needed to incorporate the results of its comprehensive financial review.
Target award opportunities: The following target bonuses (as a percentage of base salary) were approved for fiscal year 2018:

Name	2018 Target (1),(2) (% of Salary)
Robert V. Vitale	150%
Jeff A. Zadoks	100%
Diedre J. Gray	100%
Howard A. Friedman	0%(3)
Mark W. Westphal	100%
James E. Dwyer, Jr.	100%
Christopher J. Neugent	110% (4)

(1)	See detailed comments in the CD&A subsection entitled Fiscal Year 2018 NEO Target Compensation Structure Summary.

(2)
Participants may earn from 50% to 150% of target bonus based on performance achievement between threshold and maximum. Payout opportunities for performance between threshold, target and maximum are interpolated on a straight-line basis. Performance achievement below the threshold level will result in a lower bonus amount, to the extent discretion is exercised, or no bonus at all.

(3)	Although Mr. Friedman’s target annual bonus is 100% of his base salary, he was not eligible for an annual bonus in fiscal year 2018 as he joined the Company in the last quarter of the fiscal year.

(4)
See detailed comments in the CD&A subsections entitled Special Compensation Items Due to Management Changes in Fiscal Year 2018 and Fiscal Year 2018 NEO Target Compensation Structure Summary, as well as Employment Agreements - Letter of Understanding - Mr. Neugent on page 52.

Actual Fiscal Year 2018 performance assessment and earned amounts: The following attainment levels were approved for Corporate and Business Adjusted EBITDA for fiscal year 2018:
(dollars in millions)

Fiscal Year 2018 Performance Achievement	Threshold	Target	Maximum	Actual
Corporate-Adjusted EBITDA(1)	$1,096.3	$1,154.0	$1,211.7	$1,230.7
Michael Foods-Adjusted EBITDA(2)	$340.1	$358.0	$375.9	$377.9
Post Consumer Brands-Adjusted EBITDA(3)	$469.3	$494.0	$518.7	$458.2

(1)
Corporate-Adjusted EBITDA is a non-GAAP measure which represents the consolidated net earnings of the Company excluding income taxes, net interest expense, loss on extinguishment of debt, depreciation and amortization, non-cash stock-based compensation, restructuring and plant closure costs, transaction costs, integration costs, inventory valuation adjustments on acquired businesses, mark-to-market adjustments on commodity and foreign exchange hedges, mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps, impairment of goodwill and other intangible assets, provisions for legal settlements, noncontrolling interests, equity method investments and foreign currency gains and losses on intercompany loans.

(2)
Michael Foods-Adjusted EBITDA is a non-GAAP measure which represents the segment profit of the Refrigerated Food segment from the Company’s Annual Report on Form 10-K, excluding the impact of the acquisition of Bob Evans Farms, Inc. on the Refrigerated Food segment, depreciation and amortization, mark-to-market adjustments on commodity hedges, integration costs and provisions for legal settlements.

(3)
Post Consumer Brands-Adjusted EBITDA is a non-GAAP measure which represents the segment profit of the Post Consumer Brands segment from the Company’s Annual Report on Form 10-K, excluding depreciation and amortization, mark-to-market adjustments on commodity hedges, inventory valuation adjustments on acquired businesses and integration costs.

Based on the approved fiscal year 2018 performance results above, and the results of the Committee’s comprehensive financial review, the Committee approved the following bonus amounts:

Approved Fiscal Year 2018 Actual Bonuses
Name	2018 Target Bonus (% of Salary)	2018 Actual Bonus Earned (% of Target)	2018 Actual Bonus Earned
Robert V. Vitale	150%	85%	$1,530,000
Jeff A. Zadoks	100%	85%	$484,500
Diedre J. Gray	100%	85%	$425,000
Howard A. Friedman(1)	—	—	—
Mark W. Westphal	100%	150%	$787,500

(1)	Mr. Friedman received no annual bonus in fiscal year 2018 given that he joined the Company in the last quarter of the fiscal year.
The Company exceeded its corporate Adjusted EBITDA target of $1,154.0 million, delivering $1,230.7 million of Adjusted EBITDA. However, when determining bonus amounts at the corporate holding company level, the Committee exercised reasonable downward discretion, resulting in the payout of bonuses to Messrs. Vitale and Zadoks and Ms. Gray at 85% of the target amount. In making its determination, the Committee considered that several business units did not meet their Adjusted EBITDA target for the fiscal year and paid out bonuses at below the target amount (or in some cases, no bonus was paid). More specifically, the Committee took into account that the weighted average bonus payout across all of the Company’s business units was approximately 85%. In addition, the payout of bonuses at a lower percentage of the target amount at the corporate holding company level allowed the Company to pay out discretionary bonuses at the business units. In light of these considerations, the Committee considered it appropriate to pay out bonuses at the corporate holding company level at 85% of the target amount.
The Michael Foods business exceeded its maximum Adjusted EBITDA target of $375.9 million, delivering $377.9 million of Adjusted EBITDA. Mr. Westphal, as the leader of the Michael Foods business, received a bonus payout at 150% of the target amount in line with the performance achievement of his business.
As Mr. Dwyer and Mr. Neugent were no longer Section 16 officers at the end of fiscal year 2018, the Committee did not determine and approve their bonuses. The Board has delegated to the Company’s President and Chief Executive Officer the authority to approve all compensation matters for Company employees other than Section 16 officers, including Mr. Dwyer’s and Mr. Neugent’s bonuses.
Mr. Dwyer’s bonus was determined based on (i) the performance of Michael Foods Group during the first quarter of fiscal year 2018, as he served as President & CEO, Michael Foods Group for the majority of that quarter, and which delivered Adjusted EBITDA at 100% of the target amount for that quarter, and (ii) the performance of 8th Avenue during the last three quarters of fiscal year 2018, as he served as the President & CEO of that business during those three quarters, and which paid out bonuses at 50% of the target amount. Although 8th Avenue did not meet its Adjusted EBITDA threshold level for fiscal year 2018, discretionary bonuses were paid out at 50% of the target amount in light of the additional work required during the fiscal year to form 8th Avenue and combine three historically separate operating companies into a single business, as well as to recognize the efforts to complete the transaction to bring in a private equity firm as a partner in the business. Thus, Mr. Dwyer received 100% of his target bonus for one quarter of the fiscal year and 50% of his target bonus for three quarters of the fiscal year, for a total fiscal year 2018 bonus of $421,875.
In accordance with the terms of Mr. Neugent’s letter of understanding, Mr. Neugent’s bonus was determined based on the performance results of Post Consumer Brands for fiscal year 2018. Post Consumer Brands did not meet the established Adjusted EBITDA threshold level of $469.3 million, delivering $458.2 million of Adjusted EBITDA in fiscal year 2018. When determining incentive plan payouts for fiscal year 2018, certain factors were considered in addition to Post Consumer Brands’ Adjusted EBITDA performance, including:

•
Post Consumer Brands’ delivery of market share gains, growing consumption and dollar market share to over 20%(1) for the first time since the combination of Post Foods, LLC and MOM Brands Company in 2015;

•	significant cost increases beyond the control of the Post Consumer Brands management team, in particular freight and commodities;

•	successful innovation of new cereal products;

•	increased net sales year over year in a challenging category; and

•	continued delivery of cost savings opportunities from the combination of Post Foods, LLC and Mom Brands Company.
(1) Per ACNielsen xAOC, 52 weeks ended September 29, 2018.
In light of these additional considerations, Post Consumer Brands employees were paid discretionary bonuses at 35% of the target amount, which is approximately the amount of bonuses they would have received based on the amount of Adjusted EBITDA delivered by Post Consumer Brands without a cut-off at the threshold level of Adjusted EBITDA. In accordance with the terms of his letter of understanding, Mr. Neugent’s bonus also paid out at 35% of the target amount, equaling $269,500. See the CD&A subsections entitled Special Compensation Items Due to Management Changes in Fiscal Year 2018 and Fiscal Year 2018 NEO Target Compensation Structure Summary, as well as Employment Agreements - Letter of Understanding - Mr. Neugent on page 52.
Mr. Westphal also received a cash bonus award under the Post Holdings, Inc. Performance Reward Program for Fiscal Years 2016 - 2018 (the “PRP”) in his capacity as an employee for the Michael Foods business from fiscal year 2016 through fiscal year 2018. The PRP was a long-term incentive compensation program available to certain business-level employees. Each employee received a cash award with a target payout at the beginning of fiscal year 2016, and payout of the award was subject to the employee’s business achieving a designated three-year cumulative Adjusted EBITDA goal for a three year performance period from fiscal year 2016 through fiscal year 2018. Cash award payouts ranged from 50% to 150% of the cash award target based on performance against cumulative Adjusted EBITDA, assuming a performance threshold was met:

	Threshold	Target	Maximum
Performance	95% of Adjusted EBITDA goal	100% of Adjusted EBITDA goal	105% of Adjusted EBITDA goal
Cash Payout Factor	50% of Cash Award Target	100% of Cash Award Target	150% of Cash Award Target

Upon completion of the three year performance period, the cumulative Adjusted EBITDA of the business, as approved by the Board of Directors, was used to calculate the cash award paid to each employee in the PRP. For performance achievement between the threshold, target and maximum performance levels, earned awards were interpolated on a straight-line basis between points.
Mr. Westphal received an award agreement under the PRP in November 2015 with a cash award target payout amount of $156,778.88.  Michael Foods’ cumulative Adjusted EBITDA target for purposes of the PRP for the three year performance period was $900 million. The PRP’s cumulative Adjusted EBITDA achievement goals (at threshold, target and maximum), and actual achievement of cumulative Adjusted EBITDA, in each case for Michael Foods, was as follows:
(dollars in millions)

Performance Period Achievement	Threshold	Target	Maximum	Actual
Michael Foods-Adjusted EBITDA(1)	$855	$900	$945	$999

(1)
Michael Foods-Adjusted EBITDA is a non-GAAP measure which represents the segment profit of the Refrigerated Food segment from the Company’s Annual Reports on Form 10-K, excluding the impact of the acquisitions of Bob Evans Farms, Inc., National Pasteurized Eggs, Inc. and Willamette Egg Farms on the Refrigerated Food segment, depreciation and amortization, mark-to-market adjustments on commodity hedges, integration costs and provisions for legal settlements.

Because Michael Foods surpassed the maximum Adjusted EBITDA target level, Mr. Westphal’s cash bonus award paid out under the PRP at 150% of the target amount, or $235,168.

Long-Term Incentives - Structure and Annual Grants
The Committee believes in a balanced approach to long-term incentive compensation, with an emphasis on performance-based compensation. Our annual equity structure now consists of the following elements:

•	stock options;

•	PRSUs; and

•	RSUs.
We weight our long-term incentive grant value as follows:

•	Mr. Vitale: Approximately 1/3 of value is apportioned to each of stock options, PRSUs and RSUs.

•	Mr. Zadoks and Ms. Gray: Approximately 60% of value is apportioned to stock options, 20% to PRSUs and 20% to RSUs.

•	Business executives: Approximately 60% of value is apportioned to stock options and 40% to RSUs.
This weighting is consistent with our philosophy of granting a higher weight of performance-based value (stock options and/or PRSUs) to our corporate and business leaders.
Corporate executives receive PRSUs based on relative TSR performance because they have the strongest line-of-sight to that metric. In addition, we firmly believe stock options represent effective performance-based compensation.
The Committee uses competitive market data from our annual total compensation study to assist with targeted long-term incentive value. In addition, the Committee considers individual performance, potential future contributions to our business, internal equity and management’s recommendations.
Stock options: The value of stock options is based solely on stock price appreciation after the grant date. Stock option grants have a ten-year term and one-third of the grant vests on the first, second and third anniversaries of the grant date to enhance retention throughout the three-year period. The exercise price equals our closing stock price on the grant date.
PRSUs: The opportunity to earn shares is based on our three-year TSR ranking versus the Russell 3000 Packaged Foods & Meats companies (38 companies including Post Holdings as of October 1, 2017, the beginning of the three-year performance period). This plan focuses our corporate executives’ behaviors on long-term decision-making that enhances shareholder value. Shares as a percentage of target may be earned on a sliding scale as follows:

Post’s Relative 3-Year TSR Percentile Rank	Vesting (1)
≥90th	200% of target
50th	100% of target
25th	25% of target
<25th	0% of target
(1) Performance between points is interpolated on a straight-line basis
The following bullets summarize the new PRSU award program design parameters:

•	Initial grant: November 13, 2017; covering October 1, 2017 through September 30, 2020.

•
Maximum performance: Set at the 90th percentile to mandate exceptional shareholder returns before maximum opportunity is recognized. Our 90th percentile requirement is well-above the United States market norm of 75th percentile.

•
Peer group: Russell 3000 Packaged Foods & Meats companies; closed at the start of the performance period (e.g., no additions during the performance period); acquired companies are removed from the rankings; bankruptcies are dropped to the bottom ranking.

•
Beginning and ending values: Based on the average of the 250 trading days immediately prior to and including the first/last day of the performance period to mitigate any short-term swings in stock price on either end.

•	Dividends: Re-invested on the ex-dividend date.

•	Negative three-year TSR: If Post has a negative three-year TSR, then payout is capped at 100% of target, regardless of ranking.

•
Vesting: The number of PRSUs awarded in accordance with the sliding scale vesting table set forth above will vest following the end of the three-year performance period. No PRSUs will vest during the performance period, with limited exceptions in cases of death, disability or involuntary termination of employment associated with a change in control of the Company.

RSUs: The value of RSUs provides a base level of retention value as well as incentive for increasing shareholder value after the grant date. Consistent with stock options, our RSUs generally vest one-third per year on the first, second and third anniversaries of the grant date, although RSUs with cliff vesting also have been awarded to our NEOs.
Value of Option Awards
We determine the fair value of stock option grants in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and the SEC’s Staff Accounting Bulletin Topic 14. Application of this guidance has historically caused our fair value estimates to be somewhat lower than those determined by external shareholder advisory firms, primarily due to differences in assumptions for the expected term of the options. For our standard three-year vesting awards, we have used the simplified method allowed under GAAP as we do not have sufficient historical share option exercise experience. This approach resulted in an expected term of 6.5 years. The advisory firms use a full ten-year expected term for their stock option valuations, regardless of the Company’s circumstances.
Other Compensation Policies
Stock Ownership Guidelines
We have stock ownership guidelines applicable to non-employee directors and Section 16 officers. Our Board of Directors believes it is in the best interests of the Company and our shareholders to align the financial interests of Section 16 officers and non-employee directors with those of our shareholders. Our guideline structure is as follows:

•	Non-Employee Directors - 5 times annual retainer

•	Chief Executive Officer - 6 times base salary

•	Section 16 Officers - 2 times base salary
Participants are expected to comply with the ownership requirements within five years of an appointment to a qualified position. As of September 30, 2018, over 90% of participants were in compliance with the ownership requirements, and all who are not in compliance are still within the five-year timeframe for compliance. The categories of stock ownership that satisfy the ownership criteria include:

•	shares owned directly or indirectly (e.g. by spouse or trust);

•
unvested time-vested or performance-based cash or stock-settled restricted stock or restricted stock units (with any awards subject to unsatisfied performance-based vesting conditions taken into account at the “target” level of performance);

•	shares invested in the Post savings investment plan; and

•	share equivalents under our deferred compensation plans.
Unvested stock options, unexercised stock options and stock appreciation rights are not included when determining compliance with the guidelines. The Committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion, including as a result of dramatic or unexpected changes in the market value of Post common stock. The Committee has the discretion to enforce these stock ownership guidelines on a case-by-case basis.
Recoupment (“Clawback”) Policy
We have an executive compensation “clawback” policy in connection with performance-based compensation. The clawback policy provides that in the event there is a restatement of the Company’s financial results, other than due to a change in applicable accounting methods, rules or interpretations, the Committee, to the extent allowable under applicable law, has the authority to recoup performance-based compensation paid to a director or Section 16 officer during the three-year period preceding the restatement if (i) the restatement would result in the payment of a reduced award if the award were recalculated based on the restated results and (ii) the director or Section 16 officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement. The policy went into effect on May 4, 2015 and applies to all performance-based compensation granted, paid or credited after May 4, 2015.
Policy on Hedging and Pledging Company Stock
We have a policy that prohibits directors and executive officers from engaging in derivative or hedging transactions in the Company’s securities and a policy that prohibits pledging of shares by directors and executive officers. Specifically, the policy prohibits directors and executive officers from (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities or (ii) pledging, hypothecating or otherwise encumbering shares of the Company’s common stock or other equity securities as collateral for indebtedness, including holding such shares in a margin account.
Compensation Risk Assessment
The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on the Company. The following features of our programs mitigate this risk:

•	the Committee retains an independent compensation advisor to assist with annual compensation decisions;

•
the Committee approves the Senior Management Bonus Program financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned at the end of the fiscal year;

•	the Senior Management Bonus Program caps potential payouts at 150% of the target opportunity to mitigate potential windfalls;

•	we utilize a mix of cash and equity incentive programs, and all equity awards are subject to multi-year vesting;

•	we utilize a portfolio of equity award types;

•
we utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards our shareholders’ best interests in light of potential employment uncertainty;

•	executives are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•	an incentive clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.
Limitations on Deductibility of Compensation
For fiscal year 2018, Section 162(m) of the Internal Revenue Code set a limit on deductible compensation of $1,000,000 per person, per year for the chief executive officer and the next three highest-paid executive officers (excluding the chief financial officer). However, the deduction limit does not apply if the compensation is strictly performance-based. In establishing total compensation for such officers, the Committee considers the effect of Section 162(m). However, corporate objectives may not always be consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by the Company and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.
Section 162(m) was recently amended under the Tax Cuts and Jobs Act and with limited exceptions, the performance-based exemption will not apply for future reporting periods. Beginning with fiscal year 2019, compensation above $1,000,000 will generally be non-deductible for any executive officer who was subject to Section 162(m) in fiscal year 2018 or, beginning with fiscal year 2019, has served as our chief executive officer or chief financial officer or has been one of our three highest-paid other executive officers.
Benefits and Perquisites
Retirement-Deferred Compensation
We maintain non-qualified deferred compensation plans for key employees. These plans provide executives with an opportunity to accumulate funds for retirement. The deferred compensation plan allows eligible employees to defer all or a portion of any eligible bonus earned on a pre-tax basis. The committee that administers the plan may determine that matching contributions may be made for any of Post’s fiscal years. We also maintain an executive savings investment plan which permits eligible employees to make pre-tax deductions of between 1% and 75% of their base salaries. Income taxes on the amounts deferred and any investment gains are deferred until distributed. The plan does not provide for Company matching contributions. The plan does permit, if approved, a discretionary annual employer contribution, which vests at 25% of each year of service.
Deferred compensation under the plans may be hypothetically invested in Post common stock equivalents or in a number of funds operated by Vanguard Fund Group, Inc. with a variety of investment strategies and objectives. We do not guarantee the rate of return of any fund. Any matching contributions under the deferred compensation plan are deemed to be hypothetically invested in Post common stock equivalents. Under both plans, distributions of deferrals invested in common stock equivalents are generally made in shares of our common stock, and deferrals hypothetically invested in the Vanguard funds are made in cash. As with any deferred compensation plan, there are restrictions on deferral and distribution elections as well as potential financial exposure to changes in our financial health. See the section Non-Qualified Deferred Compensation on page 44 for further information.
Perquisites
We provide executives limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The Committee reviews the levels of perquisites and other benefits periodically.
Except as noted below, currently the only perquisite provided is personal use of our corporate aircraft. Our executive officers may use the plane for personal use with prior authorization of the Chief Executive Officer. The Committee has the authority to grant tax gross-ups related to such use. The Committee can authorize tax gross-ups related to such use provided that they do not exceed $100,000 for any individual or $200,000 in the aggregate during any fiscal year. The Committee reviews the levels of perquisites and other benefits periodically. Personal use of the Company aircraft is discussed in the Summary Compensation Table below, where applicable.
The Committee also approved the reimbursement of an initial business club membership fee to Mr. Vitale, as reflected in the Summary Compensation Table below, where applicable.
Change in Control and Involuntary Termination Treatment
Management Continuity Agreements
Except as described below, each member of our senior management, including the NEOs whose compensation is discussed herein, has entered into a management continuity agreement and/or is a participant in our Executive Severance Plan described below. The management continuity agreements are intended to promote stability and continuity of senior management in the event of an actual or anticipated change in control of the Company. The Board of Directors authorized these agreements in recognition of the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Our Board of Directors is of the opinion that a properly designed change in control agreement protects shareholder interests by providing (i) incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending and (ii) assurance of severance benefits for terminated employees.
Under the management continuity agreements, in the event of an involuntary termination in association with a change in control, a NEO who has executed a management continuity agreement may receive (i) a lump sum severance payment equal to the present value of three years of base salary plus the present value of the greater of three years of (A) the NEO’s target bonus for the year in which termination occurred and (B) the NEO’s last annual bonus preceding the termination or change in control (whichever is greater), (ii) a lump sum payout equal to the actuarial value of continued participation in certain welfare benefit plans or equivalent benefits, (iii) outplacement assistance and (iv) reimbursement for certain litigation expenses.
Executive Severance Plan
We adopted an Executive Severance Plan in fiscal year 2015 (which we amended in fiscal year 2016 and fiscal year 2017), which generally provides the following benefits in the event of a termination of employment by us without cause or by the executive for good reason:

•	a lump sum payment of two times the executive’s annual base salary and target bonus, plus $20,000;

•	a prorated bonus for the year of termination;

•
for any equity award with a time-based vesting schedule that is not pro rata, or with a vesting schedule that does not provide for any vesting on or before the first anniversary of the date of grant of the equity award, vesting of the equity award as if there was a three-year pro rata vesting schedule with vesting occurring on the first, second and third anniversaries of the date of grant (to the extent the equity award had not already vested at a greater percentage);

•	up to twelve weeks of COBRA subsidy at active employee rates upon timely election of COBRA; and

•	outplacement services.
The Executive Severance Plan also provides severance benefits in the event of an involuntary termination in association with a change of control of the Company to participating senior management employees who have not executed a management continuity agreement. These benefits are similar to those benefits provided for under the management continuity agreements. See Potential Payments Upon Termination of Employment or Change in Control on page 45 for further information.
Each of the NEOs participates in the Executive Severance Plan except for Mr. Neugent, whose participation ended when he was promoted to his new role of Executive Vice President, Strategy. See Employment Agreements - Letter of Understanding - Mr. Neugent on page 52 for further information about the benefits to which Mr. Neugent is entitled in the event of an involuntary termination of his employment. Mr. Neugent also has not executed a management continuity agreement.
We believe that the management continuity agreements and the Executive Severance Plan are fair to the executives and to our shareholders and, because the severance benefits are agreed to before a possible termination, they avoid the need for protracted negotiations at the termination date.
Equity Compensation
Generally, if a NEO ceases to be employed by the Company in the event of an involuntary termination in association with a change in control, each equity award held by such NEO vests. With some exceptions, if a NEO’s employment terminates other than due to death or disability outside of the context of a change of control, each unvested equity award held by such NEO is forfeited. See Potential Payments Upon Termination of Employment or Change in Control on page 45 for further information.

Summary Compensation Table
The following table shows information about the compensation of our Chief Executive Officer, our Chief Financial Officer, the three most highly compensated executive officers and two individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers at September 30, 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
Robert V. Vitale	2018	1,175,000	—	4,577,821	2,067,240	1,530,000	93,655	424,793	9,868,509
President & CEO	2017	1,000,000	—	1,426,400	4,761,935	1,200,000	63,693	195,470	8,647,498
	2016	975,000	—	12,419,957	2,629,121	1,800,000	27,752	158,658	18,010,488
Jeff A. Zadoks	2018	563,125	—	654,102	899,599	484,500	26,682	64,236	2,692,244
EVP & CFO	2017	510,000	—	463,580	595,242	515,000	27,432	72,805	2,184,059
	2016	462,500	—	605,000	404,480	712,500	14,645	58,604	2,257,729
Howard A. Friedman(1)	2018	135,512	—	3,432,780	—	—	—	16,822	3,585,114
President & CEO,
Post Consumer Brands
Diedre J. Gray	2018	495,000	—	515,169	708,594	425,000	31,613	74,600	2,249,976
EVP, General Counsel & Chief	2017	455,625	—	463,580	520,837	460,000	26,784	76,906	2,003,732
Administrative Officer, Secretary	2016	415,625	—	605,000	303,360	637,500	11,394	62,772	2,035,651
Mark W. Westphal(2)	2018	522,171	—	1,375,602	582,864	1,022,668	6,233	40,112	3,549,650
President, Michael Foods
James E. Dwyer, Jr. (3)	2018	675,000	—	666,127	1,016,680	421,875	1,750	54,800	2,836,232
President & CEO,	2017	673,269	—	570,560	1,066,475	337,500	708	56,576	2,705,088
8th Avenue Food & Provisions	2016	657,692	—	756,250	778,624	990,000	—	36,744	3,219,310
Christopher J. Neugent (4)	2018	751,149	—	738,823	1,127,596	269,500	8,502	89,889	2,985,459
EVP, Strategy	2017	668,750	—	570,560	1,066,475	675,000	3,583	121,990	3,106,358
	2016	619,988	—	756,250	778,624	937,500	—	38,752	3,131,114
_________

(1)	Mr. Friedman joined the Company effective July 23, 2018.

(2)	Mr. Westphal was promoted to the role of President, Michael Foods effective January 12, 2018.

(3)
Mr. Dwyer transitioned from his role as President & CEO, Michael Foods Group to the role of President & CEO, 8th Avenue Food & Provisions, Inc., effective January 12, 2018, and Post determined that he was no longer an executive officer as of such date.

(4)
Mr. Neugent transitioned from his role as President & CEO, Post Consumer Brands to the role of Executive Vice President, Strategy effective July 23, 2018, and Post determined that he was no longer an executive officer as of such date.

(5)
The amounts relate to awards of RSUs and PRSUs granted in the fiscal year. The awards reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718, and do not correspond to the actual values that will be realized by the NEOs. See Note 19 to the Company’s fiscal year 2018 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718. The values of PRSUs assumes target performance over the performance period and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For Messrs. Vitale and Zadoks and Ms. Gray, in fiscal year 2018 this amount includes a RSU award and a PRSU award; for all other NEOs, this amount reflects RSU awards. For Mr. Vitale, in fiscal year 2016 this amount includes two RSU awards: (i) an annual grant on November 16, 2015 and (ii) a grant on February 2, 2016 in recognition of his service as President and CEO. For Mr. Westphal, in fiscal year 2018 this amount includes two RSU awards: (i) an annual grant on December 1, 2017 and (ii) a grant on December 4, 2017 in connection with his promotion.

The following table reflects the value at grant date of the fiscal year 2018 PRSU awards granted to Messrs. Vitale and Zadoks and Ms. Gray at minimum, threshold, target and maximum performance levels:
GRANT DATE VALUE OF FISCAL YEAR 2018 PRSUS

	At Minimum 0% ($)	At Threshold 25% ($)	At Target 100% ($)	At Maximum 200% ($)
Robert V. Vitale	—	628,859	2,515,241	5,030,482
Jeff A. Zadoks	—	89,823	359,390	718,780
Diedre J. Gray	—	70,764	283,055	566,110

(6)
The amounts relate to option awards granted in the fiscal year and reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amounts that will be realized upon exercise by the NEOs. See Note 19 to the Company’s fiscal year 2018 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718.

(7)
The amounts reported in this column reflect bonuses earned by the NEOs during the fiscal year under our Senior Management Bonus Program, discussed above in Compensation Discussion and Analysis. For Mr. Westphal, this amount also reflects a $235,168 bonus earned under the Post Holdings, Inc. Performance Reward Program Fiscal Years 2016 - 2018, discussed above in Compensation Discussion and Analysis.

(8)
The amounts reported in this column represent the aggregate earnings on the respective NEO’s account under our Executive Savings Investment Plan and Deferred Compensation Plan for Key Employees. These amounts are included in the Non-Qualified Deferred Compensation Plan table below.

(9)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($) (a)	Tax Gross-Ups ($) (b)	Miscellaneous ($)	Total ($)
Robert V. Vitale	2018	129,977	714	103,528	110,574	80,000 (c)	424,793
	2017	163,120	714	20,030	11,606	—	195,470
	2016	136,599	905	13,733	7,421	—	158,658
Jeff A. Zadoks	2018	61,013	714	—	2,509	—	64,236
	2017	69,955	714	—	2,136	—	72,805
	2016	57,699	905	—	—	—	58,604
Howard A. Friedman	2018	—	119	15,038	1,665	—	16,822
Diedre J. Gray	2018	54,519	714	13,367	6,000	—	74,600
	2017	62,674	714	9,021	4,497	—	76,906
	2016	53,911	905	4,659	3,297	—	62,772
Mark W. Westphal	2018	39,398	714	—	—	—	40,112
James E. Dwyer, Jr.	2018	45,323	714	7,352	1,411	—	54,800
	2017	32,190	714	19,265	4,407	—	56,576
	2016	15,900	905	16,553	3,386	—	36,744
Christopher J. Neugent	2018	78,744	714	7,185	3,246	—	89,889
	2017	93,631	714	17,278	5,867	4,500 (d)	121,990
	2016	17,581	734	—	—	20,437 (e)	38,752
_________

(a)
Amounts are based on the aggregate incremental cost to us of the NEO’s use of our aircraft. The incremental cost is calculated by dividing the total estimated variable costs (such as fuel, landing fees, contract pilot fees, on-board catering and flight crew expenses) by the total flight hours for such fiscal year and multiplying such amount by the individual’s total number of flight hours for non-business use for the fiscal year. Incremental costs do not include certain fixed costs that we incur by virtue of owning the aircraft, including depreciation, employed pilot salaries and benefits, hangar fees and maintenance. Spouses and guests of NEOs occasionally fly on the aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) formula for imputing taxable income for such use.

(b)
Executive officers may use the aircraft for personal use (including for spouses and guests) so long as the value of such use is treated as taxable compensation to the individual. We report the SIFL rates for such use in each executive officer’s taxable wages. We reimburse our executive officers for amounts necessary to offset the impact of income taxes relating to such use. For Mr. Vitale, this figure also includes $76,709 in fiscal year 2018 to reimburse him for amounts necessary to offset the impact of income taxes related to the Company’s reimbursement of his business club initial membership fee.

(c)	Amount consists of reimbursement for Mr. Vitale’s business club initial membership fee.

(d)	Amount consists of Mr. Neugent’s car allowance.

(e)	Amount includes Mr. Neugent’s car allowance ($12,000) and a one-time payment as a result of being unable to participate in the Company’s non-qualified deferred compensation plans ($8,437).

Supplemental Summary Compensation Table
The following table presents additional information on the compensation of our NEOs during fiscal year 2018 that differs from the Summary Compensation Table presented immediately above and is intended to illustrate the longer term nature of the equity awards granted to our NEOs. The above Summary Compensation Table was prepared in accordance with SEC requirements and shows, in the “Stock Awards” and “Option Awards” columns, the corresponding grant date fair value for the awards as reflected in our financial statements. The following table presents, in the “Stock Awards” column, the market value of shares underlying the RSUs and PRSUs which vested during the applicable fiscal year and, in the “Option Awards” column, the intrinsic value (the difference between the market value of the shares and the exercise price of the option) of stock options exercised during the applicable fiscal year. The other columns in the table are the same as those used in our Summary Compensation Table above.
This table is not intended to be a substitute for the Summary Compensation Table shown on page 36. However, we believe the table provides a useful comparison of the difference between the grant date fair value for an award under applicable accounting standards and the actual value a NEO received in the fiscal year ended September 30, 2018. Please see the table Outstanding Equity Awards at Fiscal Year End below for a list of each NEO’s outstanding equity awards and their vesting/exercisable schedules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
Robert V. Vitale	2018	1,175,000	—	2,350,127	—	1,530,000	93,655	424,793	5,573,575
President & CEO	2017	1,000,000	—	2,139,635	—	1,200,000	63,693	195,470	4,598,798
	2016	975,000	—	891,073	—	1,800,000	27,752	158,658	3,852,483
Jeff A. Zadoks	2018	563,125	—	447,323	—	484,500	26,682	64,236	1,585,866
EVP & CFO	2017	510,000	—	707,499	—	515,000	27,432	72,805	1,832,736
	2016	462,500	—	461,310	—	712,500	14,645	58,604	1,709,559
Howard A. Friedman(1)	2018	135,512	—	—	—	—	—	16,822	152,334
President & CEO,
Post Consumer Brands
Diedre J. Gray	2018	495,000	—	447,323	—	425,000	31,613	74,600	1,473,536
EVP, General Counsel & Chief	2017	455,625	—	707,499	—	460,000	26,784	76,906	1,726,814
Administrative Officer, Secretary	2016	415,625	—	461,310	—	637,500	11,394	62,772	1,588,601
Mark W. Westphal(2)	2018	522,171	—	280,800	—	1,022,668	6,233	40,112	1,871,984
President, Michael Foods
James E. Dwyer, Jr.(3)	2018	675,000	—	672,605	—	421,875	1,750	54,800	1,826,030
President & CEO,	2017	673,269	—	836,503	—	337,500	708	56,576	1,904,556
8th Avenue Food & Provisions	2016	657,692	—	403,226	—	990,000	—	36,744	2,087,662
Christopher J. Neugent (4)	2018	751,149	—	555,897	—	269,500	8,502	89,889	1,674,937
EVP, Strategy	2017	668,750	—	303,410	—	675,000	3,583	121,990	1,772,733
	2016	619,988	—	—	—	937,500	—	38,752	1,596,240
_________

(1)	Mr. Friedman joined the Company effective July 23, 2018.

(2)	Mr. Westphal was promoted to the role of President, Michael Foods effective January 12, 2018.

(3)
Mr. Dwyer transitioned from his role as President & CEO, Michael Foods Group to the role of President & CEO, 8th Avenue Food & Provisions, Inc., effective January 12, 2018, and Post determined that he was no longer an executive officer as of such date.

(4)
Mr. Neugent transitioned from his role as President & CEO, Post Consumer Brands to the role of Executive Vice President, Strategy effective July 23, 2018, and Post determined that he was no longer an executive officer as of such date.

(5)
In this Supplemental Summary Compensation Table, the Company has shown the actual financial benefit to the NEOs from RSUs that vested during the applicable year. No PRSUs vested during any of the applicable years.

(6)	In this Supplemental Summary Compensation Table, the Company has shown the actual financial benefit to the NEOs from options that were exercised during the applicable year.

(7)
The amounts reported in this column reflect bonuses earned by the NEOs during the fiscal year under our Senior Management Bonus Program, discussed above in Compensation Discussion and Analysis. For Mr. Westphal, this amount also reflects a $235,168 bonus earned under the Post Holdings, Inc. Performance Reward Program Fiscal Years 2016 - 2018, discussed above in Compensation Discussion and Analysis.

(8)
The amounts reported in this column represent the aggregate earnings on the respective NEO’s account under our Executive Savings Investment Plan and Deferred Compensation Plan for Key Employees. These amounts are included in the Non-Qualified Deferred Compensation Plan table below.

(9)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($) (a)	Tax Gross-Ups ($) (b)	Miscellaneous ($)	Total ($)
Robert V. Vitale	2018	129,977	714	103,528	110,574	80,000 (c)	424,793
	2017	163,120	714	20,030	11,606	—	195,470
	2016	136,599	905	13,733	7,421	—	158,658
Jeff A. Zadoks	2018	61,013	714	—	2,509	—	64,236
	2017	69,955	714	—	2,136	—	72,805
	2016	57,699	905	—	—	—	58,604
Howard A. Friedman	2018	—	119	15,038	1,665	—	16,822
Diedre J. Gray	2018	54,519	714	13,367	6,000	—	74,600
	2017	62,674	714	9,021	4,497	—	76,906
	2016	53,911	905	4,659	3,297	—	62,772
Mark W. Westphal	2018	39,398	714	—	—	—	40,112
James E. Dwyer, Jr.	2018	45,323	714	7,352	1,411	—	54,800
	2017	32,190	714	19,265	4,407	—	56,576
	2016	15,900	905	16,553	3,386	—	36,744
Christopher J. Neugent	2018	78,744	714	7,185	3,246	—	89,889
	2017	93,631	714	17,278	5,867	4,500 (d)	121,990
	2016	17,581	734	—	—	20,437 (e)	38,752
_________

(a)
Amounts are based on the aggregate incremental cost to us of the NEO’s use of our aircraft. The incremental cost is calculated by dividing the total estimated variable costs (such as fuel, landing fees, contract pilot fees, on-board catering and flight crew expenses) by the total flight hours for such fiscal year and multiplying such amount by the individual’s total number of flight hours for non-business use for the fiscal year. Incremental costs do not include certain fixed costs that we incur by virtue of owning the aircraft, including depreciation, employed pilot salaries and benefits, hangar fees and maintenance. Spouses and guests of NEOs occasionally fly on the aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) formula for imputing taxable income for such use.

(b)
Executive officers may use the aircraft for personal use (including for spouses and guests) so long as the value of such use is treated as taxable compensation to the individual. We report the SIFL rates for such use in each executive officer’s taxable wages. We reimburse our executive officers for amounts necessary to offset the impact of income taxes relating to such use. For Mr. Vitale, this figure also includes $76,709 in fiscal year 2018 to reimburse him for amounts necessary to offset the impact of income taxes related to the Company’s reimbursement of his business club initial membership fee.

(c)	Amount consists of reimbursement for Mr. Vitale’s business club initial membership fee.

(d)	Amount consists of Mr. Neugent’s car allowance.

(e)	Amount includes Mr. Neugent’s car allowance ($12,000) and a one-time payment as a result of being unable to participate in the Company’s non-qualified deferred compensation plans ($8,437).

Grants of Plan-Based Awards for the Fiscal Year Ended September 30, 2018
The following table provides, for each of the NEOs, information concerning cash awards under our annual incentive plan for fiscal year 2018 and grants of equity awards made during fiscal year 2018. Except as otherwise noted, the non-equity incentive plan awards disclosed below are part of the Post Holdings, Inc. Senior Management Bonus Program adopted on May 4, 2015. The plan has threshold, target and maximum payouts, as set forth below, based on achievement of personal and/or corporate or business performance measures; however, achievement below the threshold performance measures will result in a lower cash award payout (to the extent discretion is exercised) or no cash award payout at all. In November 2018, payments were made to each of the NEOs based on a combination of achievement of the corporate or business performance measures and personal performance measures in the amounts set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” Awards of options, RSUs and PRSUs were made under the Post Holdings, Inc. 2016 Long-Term Incentive Plan. See Compensation Discussion and Analysis for further information about the awards listed below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert V. Vitale	Annual Incentive		900,000	1,800,000	2,700,000
	Options	11/13/2017								72,427	80.15	2,067,240
	PRSUs	11/13/2017				6,434	25,734	51,468				2,515,241
	RSUs	11/13/2017							25,734			2,062,580
Jeff A. Zadoks	Annual Incentive		285,000	570,000	855,000
	Options	11/13/2017								31,518	80.15	899,599
	PRSUs	11/13/2017				919	3,677	7,354				359,390
	RSUs	11/13/2017							3,677			294,712
Howard A. Friedman	Annual Incentive		—	—	—
	RSUs	07/23/2018							39,000			3,432,780
Diedre J. Gray	Annual Incentive		250,000	500,000	750,000
	Options	11/13/2017								24,826	80.15	708,594
	PRSUs	11/13/2017				724	2,896	5,792				283,055
	RSUs	11/13/2017							2,896			232,114
Mark W. Westphal	Annual Incentive		262,500	525,000	787,500
	PRP		78,389	156,779	235,168
	Options	12/01/2017								20,508	79.52	582,864
	RSUs	12/01/2017							4,785			380,503
	RSUs	12/04/2017							12,593			995,099
James E. Dwyer, Jr.	Annual Incentive		337,500	675,000	1,012,500
	Options	11/13/2017								35,620	80.15	1,016,680
	RSUs	11/13/2017							8,311			666,127
Christopher J. Neugent	Annual Incentive		385,000	770,000	1,155,000
	Options	11/13/2017								39,506	80.15	1,127,596
	RSUs	11/13/2017							9,218			738,823
_________

(1)
These columns consist of threshold, target and maximum annual incentive targets for fiscal year 2018 under the Senior Management Bonus Program. The “Threshold” column represents the amount payable to the NEO if the threshold performance level is achieved. If the threshold performance level is not achieved, the NEO may receive a lower cash award payout (to the extent discretion is exercised) or no cash award payout at all. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible. See the Summary Compensation Table for actual amounts paid under the Senior Management Bonus Program.

(2)
Mr. Westphal also was eligible for a bonus under the Post Holdings, Inc. Performance Reward Program for Fiscal Years 2016 - 2018 (the “PRP”). The “Threshold” column represents the amount payable to him if the threshold specified performance targets are achieved. If the threshold specified performance targets are not achieved, Mr. Westphal may receive a lower bonus (to the extent discretion is exercised) or no bonus at all. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible. See footnote (7) of the Summary Compensation Table for the actual amount paid under the PRP.

(3)
These columns consist of the threshold, target and maximum number of PRSUs granted in fiscal year 2018 that will vest based on the Company’s total shareholder return over a three-year performance period ending September 30, 2020. The actual earned award may range from 0% to 200% based on performance. The “Threshold” column represents the number of units that will vest at a 25% vesting percentage. The “Target” column represents the number of units that will vest if the specified performance targets are achieved. The “Maximum” column represents the maximum number of units that will vest. Any awards earned will vest after the end of the performance period, but no later than December 31, 2020.

(4)	This column contains the number of RSUs granted in fiscal year 2018.

(5)	This column contains the number of non-qualified stock options granted in fiscal year 2018.

(6)
This column represents (a) the grant date fair value of options and RSUs, which was calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Post’s common stock on the date of grant ($80.15 per share for awards granted on November 13, 2017; $79.52 per share for awards granted on December 1, 2017; $79.02 per share for awards granted on December 4, 2017; and $88.02 per share for awards granted on July 23, 2018), and (b) the grant date fair value of PRSUs, which was calculated assuming 100% attainment of target with a fair value of $97.74 per share and in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at September 30, 2018
The following table sets forth information on exercisable and unexercisable options and unvested RSU and PRSU awards held by the NEOs on September 30, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (22) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (22) ($)
Robert V. Vitale	100,000	(1)	—		31.25	05/29/2022	19,000	(10)	1,862,760
	—		100,000	(2)	33.89	11/19/2022	13,334	(11)	1,307,265
	100,000	(3)	—		40.30	10/15/2023	174,855	(12)	17,142,784
	125,000	(4)	—		33.79	10/09/2024	13,334	(13)	1,307,265
	300,000	(5)	—		49.48	02/27/2025	25,734	(14)	2,522,961
	86,666	(6)	43,334		60.50	11/16/2025				51,468	(15)	5,045,923
	64,000	(7)	128,000		71.32	11/14/2026
	—		72,427	(8)	80.15	11/13/2027
Jeff A. Zadoks	13,333	(6)	6,667		60.50	11/16/2025	20,000	(16)	1,960,800
	8,000	(7)	16,000		71.32	11/14/2026	3,334	(11)	326,865
	—		31,518	(8)	80.15	11/13/2027	4,334	(13)	424,905
							3,677	(14)	360,493
										7,354	(15)	720,986
Howard A. Friedman							39,000	(17)	3,823,560
Diedre J. Gray	10,000	(6)	5,000		60.50	11/16/2025	16,000	(16)	1,568,640
	7,000	(7)	14,000		71.32	11/14/2026	3,334	(11)	326,865
	—		24,826	(8)	80.15	11/13/2027	4,334	(13)	424,905
							2,896	(14)	283,924
										5,792	(15)	567,848
Mark W. Westphal	—		20,508	(9)	79.52	12/01/2027	887	(18)	86,961
							2,756	(19)	270,198
							4,785	(20)	469,121
							12,593	(21)	1,234,618
James E. Dwyer, Jr.(23)	50,000	(4)	—		33.79	10/09/2024	2,084	(11)	204,315
	12,833	(6)	6,417		60.50	11/16/2025	5,334	(13)	522,945
	14,333	(7)	28,667		71.32	11/14/2026	8,311	(14)	814,810
	—		35,620	(8)	80.15	11/13/2027
Christopher J. Neugent	25,666	(6)	12,834		60.50	11/16/2025	4,167	(11)	408,533
	14,333	(7)	28,667		71.32	11/14/2026	5,334	(13)	522,945
	—		39,506	(8)	80.15	11/13/2027	9,218	(14)	903,733
_________

(1)	Non-qualified stock options; exercisable in equal installments on May 29, 2013, 2014 and 2015.

(2)	Non-qualified stock options; exercisable in one installment on November 19, 2019.

(3)	Non-qualified stock options; exercisable in equal installments on October 15, 2014, 2015 and 2016.

(4)	Non-qualified stock options; exercisable in equal installments on October 9, 2015, 2016 and 2017.

(5)	Non-qualified stock options; exercisable in equal installments on February 27, 2016, 2017 and 2018.

(6)	Non-qualified stock options; exercisable in equal installments on November 16, 2016, 2017 and 2018.

(7)	Non-qualified stock options; exercisable in equal installments on November 14, 2017, 2018 and 2019.

(8)	Non-qualified stock options; exercisable in equal installments on November 13, 2018, 2019 and 2020.

(9)	Non-qualified stock options; exercisable in equal installments on December 1, 2018, 2019 and 2020.

(10)	RSUs; restrictions lapse in one installment on November 19, 2019. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.

(11)
RSUs; restrictions lapse in equal installments on November 16, 2016, 2017 and 2018. The RSUs will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(12)	RSUs; restrictions lapse in one installment on February 2, 2021. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.

(13)
RSUs; restrictions lapse in equal installments on November 14, 2017, 2018 and 2019. The RSUs will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(14)
RSUs; restrictions lapse in equal installments on November 13, 2018, 2019 and 2020. The RSUs will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(15)
PRSUs; vest in one installment after September 30, 2020, but no later than December 31, 2020. The PRSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date. Amount shown reflects the maximum number of units under the award.

(16)
RSUs; restrictions lapse in equal installments on June 17, 2020, 2021, 2022, 2023 and 2024. Each RSU will be paid out in cash equal to the greater of the grant date price of $51.43 or the fair market value of one share of the Company’s common stock on the applicable vesting dates and paid within 60 days from each of the applicable vesting dates.

(17)	RSUs; restrictions lapse in one installment on July 23, 2023. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.

(18)
RSUs; restrictions lapse in equal installments on November 17, 2016, 2017 and 2018. The RSUs will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(19)
RSUs; restrictions lapse in equal installments on November 16, 2017, 2018 and 2019. The RSUs will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(20)
RSUs; restrictions lapse in equal installments on December 1, 2018, 2019 and 2020. The RSUs will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(21)	RSUs; restrictions lapse in one installment on December 4, 2022. The RSUs will be paid in shares of the Company’s common stock within 60 days of the vesting date.

(22)	Based on our closing stock price of $98.04 on September 28, 2018.

(23)
The amounts for Mr. Dwyer reflect the reduction of RSU and option awards that occurred during fiscal year 2017 when beneficial ownership of certain portions of his RSU and option awards were transferred to his former spouse pursuant to a domestic relations order.

Option Exercises and Stock Vested
for the Fiscal Year Ended September 30, 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert V. Vitale	—	—	28,333	2,350,127
Jeff A. Zadoks	—	—	8,833	735,547
Howard A. Friedman	—	—	—	—
Diedre J. Gray	—	—	8,833	735,547
Mark W. Westphal	—	—	3,469	280,800
James E. Dwyer, Jr.	—	—	8,082	672,605
Christopher J. Neugent	—	—	6,833	555,897

Equity Compensation Plan Information
The following table sets forth aggregate information regarding the Company’s equity compensation plans as of September 30, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average of Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by security holders	5,453,553	(3)	47.16	802,702
Equity compensation plans not approved by security holders	—		—	—
Total	5,453,553			802,702
_________

(1)	Weighted average exercise price of outstanding options and stock appreciation rights; excludes RSUs and PRSUs.

(1)
These shares of common stock are issuable under the Post Holdings, Inc. 2016 Long-Term Incentive Plan (including 64,614 shares related to payout at the maximum versus target payout level under outstanding PRSUs).

(2)
The number includes 4,311,040 shares of common stock issuable upon the exercise of outstanding non-qualified stock options, 941,868 outstanding RSUs which will be settled in shares of our common stock, 64,614 outstanding PRSUs which will be settled in shares of our common stock (which amount reflects vesting at the 200% maximum vesting level (32,307 relate to vesting at the 100% target vesting level)), 135,000 outstanding stock appreciation rights (“SARs”) held by our non-management directors and 1,031 outstanding SARs which were converted from Ralcorp awards to Post awards. Excludes SARs and RSUs which, by their terms, will be settled in cash. The weighted-average remaining contractual term in years of our SARs (excluding SARs which, by their terms, will be settled in cash) is 4.73 years. The weighted-average remaining contractual term in years of our outstanding non-qualified stock options is 5.63 years. See Note 19 to the Company’s fiscal year 2018 financial statements in the Company’s Annual Report on Form 10-K for additional information.

Non-Qualified Deferred Compensation
We maintain non-qualified deferred compensation plans for key employees. Participation in the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan is limited to a select group of management or highly-compensated employees.
Under the Deferred Compensation Plan for Key Employees, eligible employees may elect to defer payment of all or a portion of their eligible annual bonuses until some later date. The Corporate Governance and Compensation Committee that administers the plan may determine that matching discretionary contributions may be made for a particular fiscal year that vest five years after such contribution is made, generally subject to acceleration in the event of disability or separation from service by reason of death or involuntary termination without cause, and under certain circumstances subject to acceleration in the event of retirement or change in control of the Company. Absent such determination, no matching contribution is made.
The Executive Savings Investment Plan allows eligible employees to defer a portion of their salaries to be paid at a future date. In addition, the Company has the ability to provide a discretionary employer contribution at the times and in the amounts designated by the Company, which vest at 25% for each year of service. Eligible employees may defer between 1% and 75% of their base salaries.
Under both employee plans, participants may select specified dates in the future upon which their deferrals will be distributed, in addition to selecting distribution at separation from service. Payments also may be made in the event of a change in control of the Company (depending upon the date of deferral or contribution, either as a result of a participant election, or because the plans require it). Payments may be made in lump sum, in five annual installments or in ten annual installments.
Both of the employee plans offer measurement investment funds that participants may choose for purposes of crediting or debiting hypothetical investment gains and losses to their accounts. The hypothetical investments offered are Post common stock equivalents and a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Discretionary employer contributions made to the accounts of participants in the Executive Savings Investment Plan are deemed to be hypothetically invested in the applicable target date retirement fund operated by The Vanguard Group Inc. and participants may subsequently change their hypothetical investments. Participants may move their account balances between the various hypothetical investment options at the close of each business day, subject to these exceptions: (1) deferrals into Post common stock equivalents in the employee plans are not transferable to any other investment option except under limited circumstances and (2) deferrals into the Vanguard investment options cannot be transferred into the Post common stock equivalents option.
Income taxes on the amounts deferred and any investment gains are deferred until distribution. Under both plans, distributions of deferrals hypothetically invested in common stock equivalents are generally made in shares of our common stock, while deferrals hypothetically invested in the Vanguard funds are made in cash.
The following table provides additional information with respect to the participation of our NEOs in our non-qualified deferred compensation plans through September 30, 2018.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Robert V. Vitale	106,667	113,477	93,655	—	1,009,445
Jeff A. Zadoks	22,525	44,513	26,682	—	367,164
Howard A. Friedman	—	—	—	—	—
Diedre J. Gray	24,750	38,019	31,613	—	298,021
Mark W. Westphal	—	22,898	6,233	—	72,810
James E. Dwyer, Jr.	—	39,823	1,750	—	69,071
Christopher J. Neugent	—	62,869	8,502	—	151,003
_________

(1)	These amounts reflect deferrals into the Executive Savings Investment Plan and the Deferred Compensation Plan for Key Employees as of September 30, 2018.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and reflect our matching contributions to the Executive Savings Investment Plan.

(3)
These amounts are included in the “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table and reflect the aggregate earnings to the Executive Savings Investment Plan and the Deferred Compensation Plan for Key Employees.

(4)
The following aggregate amounts of executive and registrant contributions were included in the Summary Compensation Table for fiscal year 2017: Mr. Vitale, $210,613; Mr. Zadoks, $81,187; Ms. Gray, $73,258; Mr. Dwyer; $27,498 and Mr. Neugent, $79,633. The following aggregate amounts of executive and registrant contributions were included in the Summary Compensation Table for fiscal year 2016: Mr. Vitale, $148,451; Mr. Zadoks, $56,444; Ms. Gray, $49,256; Mr. Dwyer, $0 and Mr. Neugent, $0.

Potential Payments Upon Termination of Employment or Change in Control
In the event of an involuntary termination of employment absent a change in control of the Company, each of our NEOs except for Mr. Neugent is eligible for compensation and benefits under the Post Holdings, Inc. Executive Severance Plan (the “Plan”). In the event of the officer’s involuntary termination in association with a change in control of the Company, each of our NEOs with the exception of Mr. Neugent is eligible for compensation and benefits under either a Management Continuity Agreement (“MCA”) or the Plan. A description of the terms of the MCAs and the Plan is below. In addition, information about treatment of equity awards and non-qualified deferred compensation in the event of involuntary termination and/or a change in control, as well as information about enhanced benefits available to Mr. Dwyer under his letter agreement (see the description in Employment Agreements - Letter Agreement - Mr. Dwyer), is provided below.
As described below in Employment Agreements - Letter of Understanding - Mr. Neugent, effective July 23, 2018, when Mr. Neugent transitioned from President & CEO, Post Consumer Brands to his new role as Executive Vice President, Strategy for the Company, he was no longer eligible to participate in the Plan. However, Mr. Neugent is eligible for certain severance benefits in the event of his involuntary termination of employment (including for good reason and due to death or disability) as described herein.

Potential Payments under the Management Continuity Agreements
As discussed in Compensation Discussion and Analysis, the MCAs are meant to promote the stability and continuity of senior management in the event of an actual or anticipated change in control. The MCAs provide severance compensation to the NEO in the event of the NEO’s involuntary termination in association with a change in control. As of September 30, 2018, the Company had MCAs in effect with the following NEOs: Mr. Vitale, Mr. Zadoks, Ms. Gray and Mr. Dwyer.
In the event of a change in control, the compensation provided would be in the form of a lump sum payment equal to the present value of continuing (a) the officer’s salary and (b) the greater of (i) the officer’s target bonus for the year in which termination occurred and (ii) the officer’s last annual bonus preceding the termination or change in control (whichever is greater) for three years following the officer’s involuntary termination of employment within two years following a change in control, and the payment of other benefits (as described below). In the event the officer’s employment is involuntarily terminated within 270 days prior to a change in control, and the officer objects to such termination, he or she also is eligible for compensation and benefits under the MCA.
Each officer also would be eligible to receive the following severance benefits: (i) payment in lump sum of the actuarial value of continuation during the applicable period of the officer’s participation in each life, health, accident and disability plan in which the officer was entitled to participate immediately prior to the change in control, (ii) payment of any actual costs and expenses incurred by the officer for litigation related to the enforcement of the MCA and (iii) payment of up to $20,000 of costs or expenses incurred for outplacement assistance. Payments are to be made by the Company or the subsidiary that employed the officer.
No payments would be made if the officer’s termination is due to death, disability or normal retirement, or is “for cause,” which is defined as (i) the continued failure by the officer to devote reasonable time and effort to the performance of his or her duties (other than a failure resulting from his or her incapacity due to physical or mental illness), (ii) the officer’s willfully engaging in misconduct which is materially injurious to us or (iii) the officer’s conviction of a felony or a crime involving moral turpitude.
The MCAs also contain provisions relating to non-competition and non-solicitation of our employees which become effective once the officer becomes eligible for payments under his or her MCA. The non-competition provisions have a duration of one year and the non-solicitation provisions have a duration of two years. Furthermore, the MCAs contain provisions regarding the protection of our confidential information, which became effective when the MCAs became effective and apply in perpetuity. In the event of a breach of the foregoing provisions, we are entitled, among other applicable remedies, to specific performance and/or injunctive relief to enforce or prevent violations, and the officer is required to return sums paid under the MCA if a court issues a final ruling finding that the officer was in breach. These provisions may not be waived unless agreed to in writing by the parties.
The MCAs provide that in the event that any payments to the officers under the MCAs or otherwise would be subject to excise taxes under the Internal Revenue Code, such payments will be reduced to the extent necessary to avoid such excise taxes, unless the officer would receive a greater amount were there no reduction and the officer were to pay the excise taxes.
Potential Payments under the Post Holdings, Inc. Executive Severance Plan
Under the Plan, all of our NEOs except for Mr. Neugent are eligible for severance benefits in the event of an involuntary termination without “cause” or a termination of employment by the executive for “good reason” outside of the context of a change in control. Additionally, under the Plan, Mr. Friedman and Mr. Westphal are eligible for severance benefits in conjunction with a change in control as described herein.
Severance Benefits Outside of the Context of a Change in Control
Severance benefits under the Plan are not available if the termination of employment is because of short- or long-term disability or death. Severance benefits consist of:

•
a lump sum payment of two times the executive’s annual base salary (excluding bonus and incentive compensation) at the time of the qualifying termination, plus an amount equal to two times his or her then current target annual bonus amount, plus $20,000;

•
a prorated portion of the applicable annual bonus program target award based on the number of full weeks worked during the fiscal year as of the effective date of termination, provided that the performance goals are achieved;

•	Company contributions toward the cost of COBRA healthcare continuation coverage for up to twelve weeks;

•	outplacement services for a period to be determined by us, but not exceeding two years; and

•
vesting of certain equity awards with a time-based vesting schedule on other than a ratable basis made under the Post Holdings, Inc. 2012 Long-Term Incentive Plan and the Post Holdings, Inc. 2016 Long-Term Incentive Plan, as described below in the subsection Equity Grant Agreements and Nonqualified Deferred Compensation.

Additionally, the Plan provides that certain business executives, including Mr. Friedman, Mr. Westphal and Mr. Dwyer, are eligible for enhanced severance benefits in connection with involuntary terminations of employment in conjunction with a sale of such executive’s business or employing subsidiary (a “Business Change”). These benefits are the same benefits that are described immediately below with respect to a change in control of the Company under the Plan, as if the Business Change were a change in control of the Company.
Severance Benefits Within the Context of a Change in Control - Messrs. Friedman and Westphal
The Plan provides severance benefits in the event of involuntary termination outside of the context of a change in control of the Company. It also provides that certain executives who do not have MCAs with the Company are eligible for severance benefits in the context of a change in control of the Company under the Plan intended to mirror those provided under the MCAs. The Plan names Messrs. Friedman and Westphal as eligible for these benefits.
In the event of a change in control (defined as it is in the MCAs), each of Messrs. Friedman and Westphal would be eligible to receive a lump sum payment equal to the present value of continuing (a) his salary and (b) the greater of (i) his target bonus for the year in which termination occurred and (ii) his last annual bonus preceding the termination or change in control (whichever is greater) for three years following his involuntary termination of employment within two years following a change in control, and the payment of other benefits (as described in the next paragraph). In the event his employment is involuntarily terminated within 270 days prior to a change in control, and he objects to such termination, he will be treated as having met the requirements for these payments and benefits.
Each of Messrs. Friedman and Westphal also would be eligible to receive the following severance benefits: (i) payment in lump sum of the actuarial value of continuation during the applicable period of his participation in each life, health, accident and disability plan in which he was entitled to participate immediately prior to the change in control, (ii) payment of any actual costs and expenses incurred by him for litigation related to the enforcement of the Plan and (iii) payment of up to $20,000 of costs or expenses incurred for outplacement assistance. Payments are to be made by the Company or by the employing subsidiary.
No payments would be made if termination is due to death, disability or normal retirement, or is “for just cause,” which is defined as (i) the continued failure to devote reasonable time and effort to the performance of his duties (other than a failure resulting from his incapacity due to physical or mental illness), (ii) willfully engaging in misconduct which is materially injurious to us or (iii) conviction of a felony or a crime involving moral turpitude.
General
The payment of benefits by the Company under the Plan is conditioned upon the executive executing a general release in favor of the Company that includes confidentiality and cooperation provisions, among other provisions. If the executive becomes reemployed by the Company during the subsequent two-year period, he or she will be required to repay a portion of the severance payment. The amount of any severance payment will be offset by the amount, if any, the executive receives in relation to the notification period required by the Worker Adjustment and Retraining Notification Act. In addition, no benefits will be paid to the extent duplicative of severance benefits under a change in control or similar agreement with the Company.
The Plan provides that in the event that any payments to the executives under the Plan or otherwise would be subject to excise taxes under the Internal Revenue Code, such payments will be reduced to the extent necessary to avoid such excise taxes, unless the executive would receive a greater amount were there no reduction and the executive were to pay the excise taxes.
Interaction between Management Continuity Agreements and Executive Severance Plan
No payments or benefits are to be made under the Plan to the extent that such payments and benefits would be paid in accordance with an MCA. If an executive receives severance benefits under the Plan and later becomes eligible for severance benefits under his or her MCA, the amount of his or her severance benefits under the MCA will be reduced by the benefits paid or received under the Plan.

Equity Grant Agreements and Nonqualified Deferred Compensation
Equity awards granted to officers under both the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”) and the Post Holdings, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) are subject to special provisions in the event of certain involuntary terminations and/or a change in control (as such term is defined under the applicable plan) as described herein. The agreements governing all of our executive officers’ stock options, SARs and RSUs issued under the 2012 Plan provide that in the event of a qualifying termination within two years after a change in control, or if instead such officers’ employment continues but the equity awards will not remain outstanding because of the change in control (for example, if they are not assumed by the surviving corporation), any unexercised and unvested RSUs, stock options or SARs become 100% vested. With the exception of PRSUs granted to Messrs. Vitale and Zadoks and Ms. Gray on November 13, 2017, the change in control related vesting of which is described below, equity awards granted under the 2016 Plan fully vest if the grantee experiences a qualifying termination during the one-year period following a change in control.
PRSUs granted November 13, 2017 to Messrs. Vitale and Zadoks and Ms. Gray have special vesting provisions in the event of certain involuntary terminations in association with a change in control of the Company. If the executive’s employment is terminated involuntarily by the Company without cause, or if the executive terminates his or her own employment for good reason (as defined in the 2016 Plan), and (a) if the termination occurs within the three-month period before or upon a change in control of the Company, achievement of the performance metrics will be measured through the last trading day prior to the change in control date, or (b) if the termination occurs during the twelve-month period following the change in control of the Company, achievement of performance metrics will be measured through the last trading day prior to the termination of employment; and the number of vested PRSUs will be determined based upon the actual achievement of performance metrics as of the applicable aforementioned date. Notwithstanding the foregoing, if an acquirer of the Company does not agree to assume the PRSUs on substantially the same terms in connection with the change in control of the Company, the achievement of performance metrics will be measured through the last trading day prior to the change in control, and the number of vested PRSUs will be determined based on the actual achievement of performance metrics as of such date. Furthermore, the Corporate Governance and Compensation Committee may determine that, as a result of the change in control of the Company, performance criteria should no longer apply to the PRSUs. In such case, performance metrics will be measured as of the last trading day before the change in control and based upon such performance, a portion or all of the PRSUs will be converted to time-based RSUs with no additional performance criteria, and those time-based RSUs will continue to vest through the end of the original performance period, subject to the executive’s continued employment and further subject to accelerated vesting in the event of death, disability or involuntary termination of employment without cause or by the employee for good reason.
Additional vesting rules for equity awards are as follows:

•	Equity awards issued to officers under both the 2012 Plan and the 2016 Plan vest in whole or in part upon a termination because of death or disability.

•
The agreement governing the RSUs awarded to Mr. Vitale on February 2, 2016 provides by its terms that the vesting of the award will fully accelerate in the event of Mr. Vitale’s retirement, which is defined as a voluntary termination of employment after a combination of Mr. Vitale’s age and years of service reaches 65.

•
Award agreements issued under the 2016 Plan to Messrs. Friedman, Westphal, Dwyer and Neugent provide that if the officer’s employment with a Company affiliate terminates as a result of the sale of his employing business or Company subsidiary, and the acquirer does not agree to assume the award on substantially the same terms, then the award fully vests.

•
RSUs granted to Mr. Friedman on July 23, 2018 vest in full on the fifth anniversary of the date of grant, but if Mr. Friedman’s employment is involuntarily terminated without cause before that vesting date, a portion of the RSUs vests upon that termination of employment. The portion is determined as if the original vesting schedule had provided for vesting in equal installments on each of the first, second and third anniversaries of the date of grant.

•
Additionally, under the Plan, in the event that an executive covered under the Plan has an equity award with a time-based vesting schedule on other than a ratable basis, or that is ratable in whole or in part but where the vesting schedule does not provide for any vesting of the equity award on or before the first anniversary of the date of grant of the equity award, and that executive’s employment is involuntarily terminated before the equity award is fully vested and the executive is otherwise eligible for benefits under the Plan, then the equity award will be vested as if there were a three-year ratable vesting schedule where vesting occurs on the first, second and third anniversaries of the date of grant of the equity award, but only to the extent that the equity award had not already vested at a greater percentage, or under the terms of the applicable equity plan would not vest at a greater percentage upon the executive’s involuntary termination.

Following vesting, stock options and SARs granted under the 2012 Plan will remain exercisable until the earlier of: three years from the date of normal retirement or involuntary termination, or the expiration of the award under its terms. Vested stock options granted under the 2016 Plan will remain exercisable until the earlier of: six months from the date of termination of employment (except in the case of death or disability, where such options remain exercisable for three years from the date of death or termination due to disability), or the expiration of the award under its terms. See the below table for the value of stock and option awards at termination.
The NEOs, along with other employees who meet the eligibility requirements, are permitted to participate in the Post Holdings, Inc. Deferred Compensation Plan for Key Employees and the Post Holdings, Inc. Executive Savings Investment Plan, which were amended and restated effective August 1, 2017. These nonqualified plans permit participants to file elections to receive distributions of account balances upon (a) a separation from service, which generally includes retirement, termination of employment or death, or (b) on specified future dates. With respect to balances attributable to deferral elections made before August 1, 2017, or pursuant to any employer contributions made before January 1, 2018, participants could elect to receive distributions in the event of a change in control if that change in control occurred before separation from service (or before a specified distribution date, in the case of the Deferred Compensation Plan for Key Employees). With respect to balances attributable to deferral elections made on or after August 1, 2017, and any Company contributions made on or after January 1, 2018, in the event of a change in control, payment of the vested portion of those balances will be made or commence within 90 days following the occurrence of the change in control (even if the participant elected a later distribution date). Additionally, in the event of a change in control, any Company contributions made under the Deferred Compensation Plan for Key Employees and related hypothetical earnings on such contributions become fully vested. Any distributions of account balances made with respect to amounts notionally invested in Post common stock equivalents will be made in the form of shares of Post common stock unless the Corporate Governance and Compensation Committee determines otherwise.
Severance Benefits for Mr. Dwyer Upon Termination Due to Death or Disability
Under the letter agreement with Mr. Dwyer discussed in Employment Agreements - Letter Agreement - Mr. Dwyer, Mr. Dwyer is due the following benefits in the event of termination of his employment due to death or disability:

•	a pro-rated portion of his target bonus award for the fiscal year in which his termination occurs;

•
an amount equal to two times the sum of his annual base salary and target bonus for the year in which his termination occurs (in the event of termination for disability only), a pro-rated portion of which must be repaid if Mr. Dwyer is reemployed in the two-year period following his termination;

•
an enhanced death benefit consisting of the excess, if any, of (a) two times his annual base salary and target bonus for the fiscal year in which his death occurs, over (b) what he would receive under the Company-paid life insurance plan, available only if his death occurs while he is in his current position; and

•	COBRA coverage for family members for a period of 18 months.
Mr. Dwyer is grandfathered under a Company-paid life insurance plan, pursuant to which in the event of termination of his employment due to his death, his beneficiary or beneficiaries would receive $620,000.
Payment of any severance benefits because of disability under the letter agreement is conditioned on Mr. Dwyer executing a general release in favor of the Company, with a waiver of any severance benefits that may become payable to him under his MCA to the extent those would exceed payments due under his letter agreement.
Severance Benefits for Mr. Neugent Upon Certain Involuntary Terminations
Under a letter of understanding discussed in Employment Agreements - Letter of Understanding - Mr. Neugent, Mr. Neugent is eligible for severance benefits in the event of certain involuntary terminations of his employment. If, before July 23, 2022, (a) the Company terminates his employment without cause, (b) he resigns for good reason or (c) in the event of death or disability, he will receive a lump sum payment comprised of the value of his base salary from the date of his termination of employment through July 23, 2022. If the reason for his termination of employment is (a) or (b) above, he also will receive a lump sum payment of $32,000. Additionally, if the Company terminates his employment without cause before July 23, 2021, or if he resigns for good reason before that date, he also will receive a lump sum payment of $1,500,000.
The table below sets forth estimates of the amounts to which each NEO would be entitled, other than accrued but unpaid base salary and benefits payable under broad-based employee benefit plans and programs that do not discriminate in favor of executive officers and are generally available to all employees, in the event of (a) the voluntary termination of the NEO’s employment or the NEO’s retirement, (b) the involuntary not for cause termination of the NEO’s employment, (c) the involuntary termination of the NEO’s employment after a change in control or (d) the NEO’s death or disability, each as if such event occurred on September 28, 2018.

Name			Voluntary Termination or Retirement ($)	Involuntary Not for Cause Termination ($)		Change in Control followed by Involuntary Termination ($)		Death or Disability ($)
Robert V. Vitale	Cash (Salary and Bonus)		—	7,820,000	(1)	8,145,312	(2)	—
	Value of Stock and Option Awards	(3)	—	11,666,760		41,505,370		41,505,370
	Non-qualified Deferred Compensation	(4)	1,009,445	1,009,445		1,009,445	(5)	1,009,445
	Health Benefits and Insurance		—	3,474		71,262		—	(6)
	Outplacement Assistance		—	40,000		20,000		—
	Total		1,009,445	20,539,679		50,751,389		42,514,815

Jeff A. Zadoks	Cash (Salary and Bonus)		—	2,870,000	(1)	3,095,219	(2)	—
	Value of Stock and Option Awards	(3)	—	1,960,800		4,674,233		4,674,233
	Non-qualified Deferred Compensation	(4)	367,164	367,164		367,164	(7)	367,164
	Health Benefits and Insurance		—	3,474		71,262		—	(6)
	Outplacement Assistance		—	12,000		20,000		—
	Total		367,164	5,213,438		8,227,878		5,041,397

Howard A. Friedman	Cash (Salary and Bonus)		—	1,554,615	(8)	1,900,573	(2)(8)	—
	Value of Stock and Option Awards	(3)	—	—		240,937		240,937
	Non-qualified Deferred Compensation	(4)	—	—		—		—
	Health Benefits and Insurance		—	3,347		71,814		—	(6)
	Outplacement Assistance		—	12,000		20,000		—
	Total		—	1,569,962		2,233,324		240,937

Diedre J. Gray	Cash (Salary and Bonus)		—	2,520,000	(1)	2,715,104	(2)	—
	Value of Stock and Option Awards	(3)	—	1,568,640		3,894,110		3,814,110
	Non-qualified Deferred Compensation	(4)	298,021	298,021		298,021	(9)	298,021
	Health Benefits and Insurance		—	3,192		71,490		—	(6)
	Outplacement Assistance		—	12,000		20,000		—
	Total		298,021	4,401,853		6,998,725		4,112,131

Mark W. Westphal	Cash (Salary and Bonus)		—	2,645,000	(1)	2,850,859	(2)	—
	Value of Stock and Option Awards	(3)	—	—		1,544,341		1,544,341
	Non-qualified Deferred Compensation	(4)	72,810	72,810		72,810	(10)	72,810
	Health Benefits and Insurance		—	2,057		50,198		—	(6)
	Outplacement Assistance		—	12,000		20,000		—
	Total		72,810	2,731,867		4,538,208		1,617,151

James E. Dwyer, Jr.	Cash (Salary and Bonus)		—	3,395,000	(1)	3,665,390	(2)	675,000	(11)
	Value of Stock and Option Awards	(3)	—	—		3,186,189		3,186,189
	Non-qualified Deferred Compensation	(4)	69,071	69,071		69,071	(12)	69,071
	Health Benefits and Insurance		—	2,018		46,493		2,640,181	(13)
	Outplacement Assistance		—	12,000		20,000		—
	Total		69,071	3,478,089		6,987,143		6,570,441

Christopher J. Neugent	Cash (Salary and Bonus)		—	5,301,529		5,301,529		3,769,529
	Value of Stock and Option Awards	(3)	—	—		3,789,744		3,789,744
	Non-qualified Deferred Compensation	(4)	151,003	151,003		151,003	(14)	151,003
	Health Benefits and Insurance		—	—		—		—	(6)
	Outplacement Assistance		—	—		—		—
	Total		151,003	5,452,532		9,242,276		7,710,276

_________

(1)	For purposes of this calculation, the Company assumes that performance goals were achieved.

(2)	Net present value calculated using a discount rate of 5.16%.

(3)	All unvested RSU, PRSU and option awards were valued at the closing price of our common stock on September 28, 2018 of $98.04.

(4)	All amounts to be paid in lump sum unless otherwise specified.

(5)
In the event of a change in control without an involuntary termination, Mr. Vitale also would receive this amount. Of this amount, $246,920 plus aggregate earnings on such amount would be paid out in five annual installments.

(6)	All salaried employees are generally entitled to two times his or her annual base salary under the Company’s life insurance policies, capped at $700,000.

(7)
In the event of a change in control without an involuntary termination, Mr. Zadoks also would receive this amount. Of this amount, $22,525 plus aggregate earnings on such amount would be paid out in five annual installments.

(8)
Mr. Friedman has a target bonus of 100% of his base salary. As Mr. Friedman joined the Company on July 23, 2018, he was not eligible for a bonus in fiscal year 2018, and so when calculating amounts to which he would be entitled in the event of an involuntary termination or a change in control followed by an involuntary termination, he would not be eligible to receive a multiple of his bonus; however, in the event of an involuntary termination, he would be entitled to a prorated portion of his target bonus for fiscal year 2018 based on the number of full weeks he worked in fiscal year 2018.

(9)
In the event of a change in control without an involuntary termination, Ms. Gray also would receive this amount. Of this amount, $24,750 plus aggregate earnings on such amount would be paid out in ten annual installments.

(10)	In the event of a change in control without an involuntary termination, Mr. Westphal would receive $22,898 plus aggregate earnings on such amount.

(11)
Amount shown is amount Mr. Dwyer would be entitled to in the event of his death. In the event of his termination because of disability, Mr. Dwyer would be entitled to $3,375,000 with respect to his salary and bonus.

(12)	In the event of a change in control without an involuntary termination, Mr. Dwyer would receive $39,823 plus aggregate earnings on such amount.

(13)	Amount shown is the amount Mr. Dwyer would receive in the event of his death. In the event of his termination because of disability, Mr. Dwyer would receive $20,181 with respect to health benefits.

(14)	In the event of a change in control without an involuntary termination, Mr. Neugent would receive $62,869 plus aggregate earnings on such amount.

Employment Agreements
Letter Agreement - Mr. Dwyer
On October 1, 2015, we entered into a letter agreement with James E. Dwyer, Jr. pursuant to which the Company and Mr. Dwyer agreed to certain items regarding Mr. Dwyer’s compensation and benefits, including (i) that Mr. Dwyer’s annual base salary would be no less than $600,000; (ii) that Mr. Dwyer’s annual target bonus would be no less than 100% of his annual base salary; (iii) Mr. Dwyer’s eligibility under the Company’s short-term disability and long-term disability programs and (iv) payments to Mr. Dwyer in the event of termination of his employment due to death or disability, which include:

•	accrued, but unpaid, base salary through the date of termination;

•	a pro-rated portion of Mr. Dwyer’s target bonus award for the fiscal year in which his termination occurs;

•	an amount equal to two times the sum of Mr. Dwyer’s annual base salary and target bonus for the year in which his termination occurs (in the event of termination for disability only);

•
an enhanced death benefit (described in further detail in Potential Payments Upon Termination of Employment or Change in Control - Severance Benefits for Mr. Dwyer Upon Termination Due to Death or Disability above); and

•	COBRA coverage for family members for a period of 18 months.
The Company and Mr. Dwyer amended the letter agreement in fiscal year 2018 to reflect his new role as the head of the Company’s historical private brands business (now known as 8th Avenue) and to assign the letter agreement and all of its rights and obligations from the Company to Dakota Growers Pasta Company, Inc. (a subsidiary of 8th Avenue).
Letter of Understanding - Mr. Neugent
On June 4, 2018, we entered into a letter of understanding with Christopher J. Neugent regarding his change in position from President & CEO, Post Consumer Brands to Executive Vice President, Strategy of the Company. Pursuant to the letter of understanding, Mr. Neugent will serve in his new role from July 23, 2018 through July 23, 2022 (the “Employment Period”). During the Employment Period:

•	Mr. Neugent will receive a base salary of $987,000 per year;

•	he will be eligible to participate in the same Company benefit plans (with some exceptions) available to salaried, exempt employees;

•
he will no longer be eligible to participate in any annual bonus programs or long-term cash bonus programs of the Company; however, he will be eligible to receive a bonus for fiscal year 2018 subject to the terms of the Company’s annual bonus program, including applicable performance criteria;

•
he will no longer be eligible for additional grants of equity or equity-based compensation; however, his outstanding unvested equity awards will continue to vest according to the terms of the agreements governing such awards and the associated equity plans governing such awards; and

•	he will no longer be eligible for the Company’s Executive Severance Plan.
If, prior to July 23, 2022, Mr. Neugent’s employment is terminated without cause (including if such termination occurs after a change in control of the Company), if he resigns for good reason or in the event of his death or disability, he will receive a lump sum cash payment of the value of all remaining salary he would have received from such date of termination, resignation, death or disability through July 23, 2022. If, prior to July 23, 2021, Mr. Neugent’s employment is terminated without cause (including if such termination occurs after a change in control of the Company) prior to July 23, 2021 or he resigns for good reason (but excluding a termination of his employment in the event of his death or disability), he also will receive an additional cash payment of $1,500,000. In addition, Mr. Neugent will receive $32,000 upon the earlier to occur of: (a) July 23, 2022, if that is his last day of employment with the Company, or (b) the date of his termination if the Company terminates his employment without cause (including if such termination occurs after a change in control of the Company) or he resigns for good reason prior to July 23, 2022.
The letter of understanding also contains customary provisions regarding Mr. Neugent’s duty not to compete with the Company and its affiliates during the Employment Period.
None of our other NEOs has an employment agreement with the Company.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee of the Company for fiscal year 2018. The annual total compensation of our median employee was $66,102. The annual total compensation of our Chief Executive Officer was $9,883,189. The ratio of our Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation was 150:1.
We used the following methodology and material assumptions to identify our median employee and calculate the annual total compensation of our median employee:

•
The median employee was identified using employee information as of July 1, 2018, excluding our Chief Executive Officer. Individuals working for our joint venture in South Africa were excluded as the financial results of that joint venture are not consolidated in the Company’s financial statements. We excluded employees based in China (9) and Kenya (140) as permitted by SEC rules and regulations, as they represented less than 5% of our employee population. As a result, from our aggregate employee population of approximately 11,500 who are employed by the Company or subsidiaries consolidated in the Company’s financial statements as of July 1, 2018, an employee population of approximately 11,350 was considered in determining our median employee.

•
We used base pay as the consistently applied compensation measure to identify our median employee. From our employee population, we used statistical sampling to collect additional compensation data for a group of employees who were paid within a relatively narrow range around our estimated median consistently applied compensation measure. From this group we selected an employee who was reasonably representative of our work force to be our median employee.

•
The annual total compensation of the median employee and our Chief Executive Officer includes the value of employer-provided health and welfare benefits in the amount of $17,028 and $14,680, respectively, that are not included in the Chief Executive Officer’s total compensation in the Summary Compensation Table above.

The ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules and regulations, based on the Company’s payroll and employment records and the methodology described above. The ratio may not be comparable to those reported by other companies due to differences in industry, business models, scope of international operations and scale, as well as the different estimates, assumptions and methodologies applied by other companies in calculating their ratios.

Director Compensation for the Fiscal Year Ended September 30, 2018
All non-employee directors (except the Chairman of the Board) receive several different elements of compensation for serving on our Board of Directors. The Corporate Governance and Compensation Committee makes recommendations to our Board of Directors regarding director compensation. Director compensation was determined based on a benchmarking study prepared by Aon Hewitt, the Committee’s independent compensation consultant.
All non-employee directors (except the Chairman of the Board) receive an annual retainer of $80,000. The chairmen of the Audit Committee and the Corporate Governance and Compensation Committee receive additional annual retainers of $15,000. The Lead Director receives an additional annual retainer of $20,000.
In addition to cash compensation, all non-employee directors (except the Chairman of the Board) receive an annual grant in the form of RSUs valued at approximately $140,000 on the date of grant. All awards fully vest on the third anniversary of the date of grant. In addition, all awards fully vest at the director’s retirement, disability or death.
We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their expenses incurred in connection with Board meetings.
Under our Deferred Compensation Plan for Non-Management Directors, any non-employee director may elect to defer, with certain limitations, his or her retainer. Deferred compensation may be notionally invested in Post common stock equivalents or in a number of mutual funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in our common stock equivalents receive a 33 1/3% Company matching contribution. Balances are paid upon leaving the Board of Directors, generally in cash, in one of three ways: (1) lump sum payout; (2) five-year installments or (3) ten-year installments.
In order to encourage ownership of our stock by non-employee directors, we require that any shares of our common stock acquired as a result of SAR exercises must be held until the director’s retirement or other termination of directorship. At that time, the shares are then free to be sold or transferred at the director’s request. Further, we have established stock ownership guidelines applicable to all non-employee directors. See Other Compensation Policies - Stock Ownership Guidelines under Compensation Discussion and Analysis for more details.
The following table sets forth the compensation paid to non-management directors for fiscal year 2018, other than reimbursement for travel expenses.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)(4) ($)	All Other Compensation(5)(6) ($)	Total ($)
Jay W. Brown	115,000	143,773	—	38,330	297,103
Edwin H. Callison	80,000	143,773	—	26,664	250,437
Gregory L. Curl	80,000	143,773	—	—	223,773
Robert E. Grote	80,000	143,773	—	26,664	250,437
Ellen F. Harshman	80,000	143,773	—	26,664	250,437
David W. Kemper	80,000	143,773	—	26,664	250,437
David P. Skarie	95,000	143,773	—	31,664	270,437
William P. Stiritz	—	—	—	285,731	285,731
_________

(1)
This amount represents the grant date fair value of 1,900 RSUs granted on January 31, 2018. All awards fully vest on the third anniversary of the date of grant, and the stock issued pursuant to such awards must be held until the director has met the ownership requirements under our Stock Ownership Guidelines. In addition, all awards fully vest at the director’s retirement, disability or death.

(2)
The number of shares of unvested RSUs held by each director, other than Mr. Stiritz and Ms. Harshman, as of September 30, 2018 was 6,100 shares. Mr. Stiritz held no unvested RSUs and Ms. Harshman held 1,900 unvested RSUs.

(3)
At September 30, 2018, Messrs. Brown, Callison, Curl, Grote and Skarie all held 25,000 vested SARs and Mr. Kemper held 10,000 vested SARs. All of these SARs fully vested on the third anniversary of the date of grant, but the shares issued pursuant thereto must be held until the director’s retirement or other termination of directorship. Ms. Harshman held no SARs at September 30, 2018.

(4)	At September 30, 2018, Mr. Stiritz held 2,650,000 vested stock options to purchase shares of our common stock.

(5)
For all non-management directors except Mr. Stiritz, this amount represents the 33 1/3% match on deferrals into common stock equivalents under the Deferred Compensation Plan for Non-Management Directors.

(6)
For Mr. Stiritz, this amount represents: (a) personal use of the Company’s aircraft for the fiscal year ended September 30, 2018, the cost (on a variable basis and including gross-up on income taxes) for such use was $141,199; and (b) payment of the filing fee and related legal costs incurred in connection with a filing by Mr. Stiritz under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) in the amount of $144,532. The filing was required because the dollar value of shares held by Mr. Stiritz had the potential to exceed thresholds established under the HSR Act. The Corporate Governance and Compensation Committee considered it appropriate to pay these expenses because they arose due to stock price appreciation.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT
The Corporate Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Jay W. Brown, Chairman
Edwin H. Callison
Robert E. Grote

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
(Proxy Item No. 3)
Section 14A of the Exchange Act requires that we seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed under the heading Compensation Discussion and Analysis beginning on page 17 and the related tables and narrative disclosures beginning on page 36. As a result of the vote at our 2013 annual meeting of shareholders on the frequency that the Company will seek advisory approval of the Company’s executive compensation, we ask our shareholders to approve, on an advisory basis, the Company’s executive compensation every year.
As described in detail under the heading Compensation Discussion and Analysis, we seek to closely align the interests of our executive officers with the interests of our shareholders. Our compensation programs are designed to reward our executive officers for the achievement of financial and operating performance. To that end, our compensation programs encompass the following principles:

•	Total compensation should be competitive with the peer group approved by our Corporate Governance and Compensation Committee.

•	Compensation should be tied to our overall financial performance.

•	Compensation should align the long-term interests of our executives with those of our shareholders.

•	Compensation should serve as an incentive for our executives to remain employed with us, assisting in our long-term growth objectives.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the executive officers named in this proxy statement, as described under the heading Compensation Discussion and Analysis beginning on page 17 and the related tables and narrative disclosures beginning on page 36. We believe that our compensation programs have been effective at appropriately aligning pay and performance and in enabling us to attract and retain very talented executives.
We are asking our shareholders to indicate their support for the executive officer compensation described in this proxy statement. The Board of Directors unanimously recommends a vote “FOR” the following resolution:
“RESOLVED, that the shareholders approve the compensation awarded to the executive officers named in this proxy statement, as described under the heading Compensation Discussion and Analysis beginning on page 17 and the related compensation tables and narrative disclosures beginning on page 36 as required by the rules of the Securities and Exchange Commission.”
Because the vote is advisory, it will not be binding upon the Board of Directors or the Corporate Governance and Compensation Committee, and neither the Board nor the Corporate Governance and Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the resolution is non-binding, the Board of Directors and the Corporate Governance and Compensation Committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

ADVISORY APPROVAL ON THE FREQUENCY OF THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
(Proxy Item No. 4)
In addition to the non-binding advisory approval of executive compensation, Section 14A of the Exchange Act enables our shareholders to express their preference as to the frequency with which shareholders will have an opportunity to cast an advisory vote on our executive compensation. Shareholders may indicate whether they would prefer future advisory votes on executive compensation once every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal. This non-binding “frequency” vote is required at least once every six years.
After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative, because it allows our shareholders to provide input on our executive compensation programs for our named executive officers on a regular basis. Therefore, our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. We recognize that our shareholders may have different views on the frequency of an advisory vote on executive compensation. In the event that none of the frequency choices receives the affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting, our Board of Directors will consider the frequency receiving the most votes to be an indication of the shareholders’ preference.
The Board of Directors unanimously recommends a vote for “ONE YEAR” with respect to this proposal.
Although the advisory vote is non-binding, the Board of Directors will review the results of the vote and consider them in making a determination concerning the frequency of holding future advisory votes on executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As noted above, during our fiscal year 2018, the Corporate Governance and Compensation Committee was composed, and is currently composed, of Messrs. Brown, Callison and Grote. There are no relationships involving the members of the Corporate Governance and Compensation Committee or our executive officers that are required to be disclosed under Item 407(e)(4) of Regulation S-K.

APPROVAL OF POST HOLDINGS, INC. 2019 LONG-TERM INCENTIVE PLAN
(Proxy Item No. 5)
Overview and Background
We are asking our shareholders to approve the Post Holdings, Inc. 2019 Long-Term Incentive Plan (the “2019 LTIP”) to increase the number of shares authorized to fund awards under the Company’s long-term incentive compensation program and to further enhance the Company’s corporate governance structure with respect to compensation. We believe that the 2019 LTIP is necessary in order to allow the Company to continue to utilize equity awards, both performance and time-based, to attract and retain key management as well as non-employee directors and to incentivize such individuals to create long-term shareholder value.
On November 14, 2018, the Board adopted the 2019 LTIP and directed that it be submitted for shareholder approval. The Post Holdings, Inc. 2016 Long-Term Incentive Plan (the “2016 LTIP”) is the plan that the Company currently uses to grant stock options, RSUs and other share-based awards to directors, employees and certain consultants. Upon approval of the 2019 LTIP by our shareholders, the 2019 LTIP will (except as otherwise provided herein) replace the 2016 LTIP, and the Company will not issue any further awards under the 2016 LTIP.
As summarized below, the 2019 LTIP has features reflecting current best practices, including a prohibition on reload options, limited share recycling and a minimum twelve-month vesting period for time-based equity awards and a minimum twelve-month performance period for performance-based awards (except with respect to 5% of the authorized pool). Long-term incentive awards are an important part of the Company’s overall compensation programs as such awards (i) enable the Company and its affiliates to attract and retain individuals who will contribute to the Company’s long range success, (ii) motivate key personnel to produce a superior return to the shareholders of the Company by offering these individuals an opportunity to realize stock appreciation, facilitating stock ownership and rewarding such individuals for achieving a high level of corporate performance and (iii) promote the success of the Company’s business.
There are 2,384,251 shares of common stock authorized for grants under the 2016 LTIP (which includes 384,251 shares rolled over from the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”) that had not been issued as of the shareholder approval of the 2016 LTIP). As of September 30, 2018, there remain 802,702 shares available for grants and 1,506,062 shares subject to outstanding awards under the 2016 LTIP. In addition, as of September 30, 2018, there remain 3,947,491 shares subject to outstanding awards under the 2012 LTIP. In addition to the shares available under the 2016 LTIP as of January 24, 2019, plus shares underlying outstanding awards under the 2016 LTIP and the 2012 LTIP, to the extent such awards are forfeited, canceled or terminated or expire or lapse under the 2016 LTIP and the 2012 LTIP, we are seeking shareholder approval for 1,200,000 shares of common stock to be available for use under the 2019 LTIP. The closing market price of a share of common stock on the record date was $93.20, and on the record date there were 66,681,344 shares of our common stock outstanding.
Best Practices
We have designed the 2019 LTIP to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for directors, employees and consultants and shareholders’ interests. These provisions include, but are not limited to, the following:

2019 LTIP Provision	Description of Best Practice
• No Liberal Share Recycling
• Shares will not be recycled for issuance as awards under the 2019 LTIP in the following circumstances: shares not issued as a result of the net settlement of an outstanding SAR or stock option; shares used to pay the exercise price or withholding taxes related to an outstanding award; or shares repurchased on the open market with the proceeds of a stock option exercise price.

• No Repricing without Shareholder Approval	• The Company cannot reprice stock options and SARs without the approval of its shareholders.
• Double Trigger Acceleration
• The 2019 LTIP provides for “double trigger” rather than “single trigger” accelerated vesting, meaning awards will be accelerated as the result of a change in control where the participant’s employment is involuntarily terminated or the participant terminates for “good reason” in connection with a change in control, or upon a Corporate Governance and Compensation Committee (the “Committee”) determination that such acceleration is in the best interests of the Company. With respect to performance-based awards, all performance goals will be either deemed achieved at 100% target levels and adjusted pro-rata based on the applicable performance period, or vested based upon actual performance levels, or the greater of target and pro-rated or actual performance.

• Minimum Vesting Schedules
• Time-based vesting awards will have a one-year minimum vesting schedule and performance-based awards must be measured over a period of at least one year (except with respect to a maximum of 5% of the shares under the 2019 LTIP).

• Limits on Annual Individual Director Compensation
• For any one non-employee director, the aggregate grant date fair value of awards granted during any calendar year, together with any cash retainers payable to the director and any Company matching contributions credited to the director’s nonqualified deferred compensation account for that calendar year, cannot exceed $500,000 (or $700,000 for a non-employee chairperson of the Board).

• Definition of Change in Control	• The entire definition is included within the “four corners” of the 2019 LTIP and does not permit addition to or revision of the definition in any award agreement.
• Clawback Provision
• Includes language subjecting awards to recovery pursuant to any law, government regulation or stock exchange listing requirement, including the SEC clawback rules. Performance-based awards to Section 16 officers are subject to recovery under the Company’s executive “clawback” policy, described in Compensation of Officers and Directors - Compensation Discussion and Analysis - Other Compensation Policies - Recoupment (“Clawback”) Policy above.

• Dividend and Dividend Equivalents	• Any dividends or dividend equivalents shall be payable no earlier than at the same time as the underlying award becomes vested.
• No Transfers for Value	• Awards may not be transferred for value, and any transfer not for value must be approved by the Committee.
Key Highlights
We believe the 2019 LTIP will give us the ability to achieve our objective of aligning the interests of our employees, directors and consultants with those of our shareholders by providing us with the ability to continue granting various types of incentive awards, which will help us continue to attract, retain and motivate employees, directors and consultants and to incentivize such individuals to create long-term shareholder value.
We consider the equity grant rate, or “burn rate,” in evaluating the impact of the program on shareholders. The following table sets forth historical information regarding equity awards used to calculate our annual burn rate:

	Year Ended September 30,
	2016	2017	2018

Stock Options	280,500	343,000	248,206
Stock Appreciation Rights	—	—	—
Total Appreciation Grants	280,500	343,000	248,206

Time-Based RSU Awards	410,079	342,778	478,325
Performance-Based RSUs Vested	—	—	—
Total Full Value Grants	410,079	342,778	478,325
Total Adjusted Grants (a)	1,305,698	1,199,945	1,444,019

Basic Weighted Average Shares Outstanding (in millions)	68.8	67.8	66.6
Annual Burn Rate	1.90%	1.77%	2.17%

Three-year Average Burn Rate			1.95%
(a) The “Total Adjusted Grants” include a RSU multiplier of 2.5 for purposes of calculating the burn rate, consistent with the Institutional Shareholder Services Inc. burn rate methodology.
Principal Features of the 2019 LTIP
The full text of the 2019 LTIP is set forth in Annex A hereto, and shareholders are urged to refer to it for a complete description. The description of the 2019 LTIP in this Proxy Item No. 5 is subject to, and qualified entirely by reference to, the full text of the 2019 LTIP set forth in Annex A.
Administration
The Committee will administer the 2019 LTIP and grant awards under the 2019 LTIP. Subject to the terms of the 2019 LTIP, the Committee’s charter and applicable laws, the Committee has the authority to:

•	interpret the 2019 LTIP and apply its provisions;

•	promulgate, amend and rescind rules relating to the administration of the 2019 LTIP;

•	authorize any person to execute on behalf of the Company any instrument required to carry out the purposes of the 2019 LTIP;

•	determine when awards are to be granted under the 2019 LTIP and the applicable grant date;

•	select participants, subject to the limitations set forth in the 2019 LTIP;

•	determine the number of shares or the amount of cash to be made subject to each award, subject to the limitations set forth in the 2019 LTIP;

•	determine whether each option is to be an incentive stock option or a non-qualified stock option;

•	prescribe the terms and conditions of the awards;

•
determine the target number of performance shares to be granted pursuant to an award of performance shares, the performance measures, the performance periods and the number of performance shares earned;

•	designate an award as a performance compensation award and select the performance criteria;

•	amend any outstanding awards;

•	determine whether and under what circumstances awards may be settled in cash, shares or other awards or other property, or canceled, forfeited or suspended;

•	determine the duration and purpose of leaves and absences which may be granted without constituting termination of service for purposes of the 2019 LTIP;

•	make decisions with respect to outstanding awards that may become necessary upon a change in control or an event that triggers anti-dilution adjustments;

•
interpret, administer or reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2019 LTIP and any instrument or agreement relating to, or award granted under, the 2019 LTIP; and

•	exercise discretion and make all other determinations necessary or advisable for the administration of the 2019 LTIP.
The Committee will not have the right, without shareholder approval, to reduce the purchase price for an outstanding stock option or SAR, cancel an outstanding stock option or SAR for the purpose of replacing such award with a stock option or SAR with a purchase price that is less than the original purchase price, extend the expiration date of a stock option or SAR or deliver stock, cash or other consideration in exchange for the cancellation of a stock option or SAR, the purchase price of which exceeds the fair market value of the shares underlying such stock option or SAR.
In addition, the Committee may delegate administration of the 2019 LTIP to senior officers of the Company or a committee or committees of one or more members of the Board, and may authorize further delegation by such committees to senior officers of the Company, subject in all cases to restrictions under Section 16(b) of the Exchange Act. The Board or another committee of the Board also may exercise any authority granted to the Committee. In the event any action taken by the Board conflicts with action taken by the Committee, the Board action controls.
Shares Available under the 2019 LTIP
The 2016 LTIP is currently the Company’s only equity compensation plan with shares available for future award grants. Upon approval of the 2019 LTIP, no further awards would be issued under the 2016 LTIP. The 2019 LTIP has a term of ten years. We are seeking shareholder approval for 1,200,000 shares of common stock to be available for use under the 2019 LTIP. In addition to the 1,200,000 shares authorized for issuance under the 2019 LTIP, the shares that have not been issued as of the effective date of the shareholder approval of the 2019 LTIP will roll over from the 2016 LTIP and any shares underlying awards currently outstanding under the 2016 LTIP and the 2012 LTIP that are canceled, forfeited or terminated, that expire or lapse for any reason or that would otherwise be available for grant again under the 2016 LTIP will be available for grants of equity awards under the 2019 LTIP. No more than 1,200,000 shares may be granted as incentive stock options. Shares issued under the 2019 LTIP may be authorized and unissued shares or treasury shares. The following shares may not again be made available for issuance as awards: shares not issued as a result of the net settlement of an outstanding SAR or stock option; shares used to pay the exercise price or withholding taxes related to an outstanding award; or shares repurchased on the open market with the proceeds of a stock option exercise price. The following will not be applied to the share limitations above: any shares subject to an award under the 2019 LTIP to the extent the shares are not used because the award is forfeited, canceled, terminated, expired or lapsed for any reason; and shares and any awards that are granted through the settlement, assumption or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, spin-off, consolidation or acquisition of the employing company with or by us. If an award is settled in cash, the number of shares on which the award is based will not count toward the above share limits.
 Eligibility
All full-time and part-time employees, including officers and directors who are employees, and certain consultants of the Company and its affiliates (approximately 12,000 persons as of November 1, 2018) and the Company’s non-employee directors (8 persons as of November 1, 2018) will be eligible to participate in the 2019 LTIP at the discretion of the Committee. In fiscal year 2018, the Company granted awards under the 2016 LTIP to approximately 345 employees (including officers and directors who are employees) and non-employee directors (not including the Chairman of the Board). The Committee has discretionary authority to grant awards under the 2019 LTIP. No awards have been approved by the Committee to be granted under the 2019 LTIP subject to shareholder approval at the annual meeting.
General Terms of Awards
Each award will be evidenced by an agreement, certificate or other instrument or document setting forth the terms and conditions of the award, including any applicable performance period, which for participants located in the U.S. will include a term of not greater than ten years. All awards are non-transferable unless the Committee permits the recipient to transfer an award not for value. No award may be exercised for a fraction of a share.
Terms Applicable to Vesting Generally
Each award vests in whole or in part on terms provided in the award agreement. Except with respect to a maximum of five percent (5%) of shares authorized, awards that vest solely on the basis of the passage of time and awards that vest based on performance standards shall not vest more rapidly than immediate vesting on the first anniversary of the grant date. An award may permit acceleration of vesting requirements and acceleration of the expiration of the applicable term upon such terms and conditions as shall be set forth in the award. The 2019 LTIP provides for “double trigger” rather than “single trigger” accelerated vesting, meaning awards will be accelerated as the result of a change in control where the participant’s employment is involuntarily terminated or the participant terminates for “good reason” in connection with a change in control, or upon a Committee determination that such acceleration is in the best interests of the Company. With respect to performance-based awards, all performance goals will be either deemed achieved at 100% target levels and adjusted pro-rata based on the applicable performance period, or vested based upon actual performance levels, or the greater of target and pro-rated or actual performance. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such awards in certain events, including in the event of the participant’s death, disability or retirement.
Types of Awards
General.    The Committee has the discretion to award stock options, SARs, performance shares, restricted stock, RSUs and other stock-based and cash-based awards.
Stock Options.    Stock options will be either incentive stock options or non-qualified stock options. Incentive stock options may only be granted to employees. The purchase price of a share of common stock underlying an option will be set forth in the award but may not be less than 100% of the fair market value of a share on the grant date. “Fair market value,” as defined in the 2019 LTIP, generally means the closing sale price of a share of common stock. The purchase price will be payable in full at the time of exercise, in cash or by certified or bank check. The purchase price may be paid, if the Committee so permits and upon such terms as the Committee approves, (a) through delivery or tender to the Company of shares held, either actually or by attestation, by the recipient, (b) through a net or cashless form of exercise or (c) through a combination of (a) and (b). Further, the Committee may, in its discretion, approve other methods or forms of payment for the purchase price and establish rules and procedures therefor. Except as described below in the subsection Adjustment Upon Certain Changes, recipients holding options will have no dividend rights with respect to shares subject to such options.
 Incentive Stock Options.    A recipient may not hold incentive stock options with a fair market value (determined as of the date of grant) in excess of $100,000 in the year in which they are first exercisable, if this limitation is necessary to qualify the option as an incentive stock option. If, upon the grant of an incentive stock option, the recipient possesses more than 10% of the total voting power of all of the stock of the Company and its subsidiaries, the option price for the incentive stock option will be at least 110% of the fair market value of the shares subject to the option on the grant date, and the option will expire five years after the grant date. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Company has no liability to any recipient or other person if an option designated as an incentive stock option fails to qualify as such.
Stock Appreciation Rights.    SARs entitle the recipient, subject to the terms and conditions of the award, to all or a portion of the excess of the fair market value of a specified number of shares on the exercise date over a specified price, which will not be less than 100% of the fair market value of the shares on the grant date. Each SAR may be exercisable in whole or in part according to the terms and conditions set forth in the award. Except as otherwise provided in the award, upon exercise of a SAR, the recipient will receive cash, shares or a combination of cash and shares (as determined by the Committee if not otherwise specified in the award) as promptly as practicable after exercise. The award may limit the amount or percentage of the total appreciation on which payment may be made in the event of the exercise of a SAR. Except as described below in the subsection Adjustment Upon Certain Changes, recipients holding SARs will have no dividend rights with respect to shares subject to such SARs.
Performance Shares.    Performance shares will entitle the recipient to future payments based upon the achievement of performance goals established in writing by the Committee. The award may establish that a portion of the maximum amount of an award will be paid for performance that exceeds the minimum goal but falls below the maximum goal and will provide for the timing of payment. Recipients holding performance shares will have no voting or dividend rights with respect to such performance shares other than as the Committee may provide in an award agreement and if so provided shall be payable no earlier than at the same time the underlying performance shares vest.
 Restricted Stock and RSUs.    Restricted stock may be granted in the form of shares registered in the name of the recipient but held by the Company until the restrictions have lapsed. RSUs are units representing a value equal to the same number of shares. Restricted stock and RSUs may be subject to such conditions and restrictions as the Committee may establish in the award, which may include continuous service requirements, a requirement that a recipient pay a purchase price for the award, the achievement of performance goals and the lapse of applicable securities law restrictions. Subject to the restrictions set forth in the award agreement, during any period in which restricted stock or RSUs are restricted and subject to forfeiture, (i) recipients holding restricted stock may exercise full voting rights with respect to such shares and (ii) recipients holding

RSUs will have no voting rights with respect to shares. Except as described below in the subsection Adjustment Upon Certain Changes, dividends or dividend equivalents shall be subject to the same restrictions and conditions as the restricted stock underlying such dividends or the RSUs underlying the dividend equivalents and shall be payable only if and no earlier than at the same time as the underlying restricted stock or RSUs become vested.
Other Awards.    The Committee also may grant other stock-based and cash-based awards in its sole discretion, including, without limitation, those awards pursuant to which a cash bonus award may be made or pursuant to which shares may be acquired in the future, such as awards denominated in stock, stock units, securities convertible into stock and phantom securities. The Committee may, in its sole discretion, direct the Company to issue shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the award agreement to which the shares relate. In addition, the Committee may, in its sole discretion, grant other awards subject to performance goals.
 Performance-Based Awards.     The Committee may provide, in its discretion, that an award granted to a recipient is subject to the achievement of performance criteria, which shall be established by the Committee relating to one or more business criteria. Performance criteria may be applied to the Company, an affiliate, a parent, subsidiary, division, business unit or corporate group or an individual or any combination thereof and may be measured in absolute levels or relative to another company or companies, a peer group, an index or indices or Company performance in a previous period. Performance may be measured over such period of time as determined by the Committee. Performance goals that may be used to establish performance criteria are: free cash flow, adjusted free cash flow, base-business net sales, total segment profit, adjusted EBIT/EBITDA, adjusted diluted earnings per share, adjusted gross profit, adjusted operating profit, earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, operating income, total shareholder return, compound shareholder return, market share, return on equity, average return on invested capital, pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, marketing, operating or workplan goals.
Termination of Employment
Each award agreement will set forth the extent to which the recipient will have the right to exercise or retain an award following termination of the recipient’s employment with the Company or its affiliates, including on death, disability or other termination of employment. The provisions will be determined by the Committee, need not be uniform among awards and may reflect distinctions based on the reasons for termination.
If the recipient (or estate or beneficiary) does not exercise a stock option or SAR within the time specified in the award agreement, the option or SAR, as applicable, will terminate.
Change in Control
The 2019 LTIP contains the same limited definition of change in control as the 2016 LTIP. Occurrence of a change in control will not include transactions commonly known as Reverse Morris Trust transactions and is otherwise limited to:
(a)replacement of a majority of the incumbent board;
(b)acquisition or beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities or outstanding shares of stock by any person except in the case of an acquisition or beneficial ownership by the Company or a subsidiary, or an employee benefit plan (or related trust);
(c)consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless:
(i)all or substantially all of the beneficial owners immediately prior to such Business Combination continue to beneficially own more than 50% of the then outstanding shares of stock and the combined voting power of the then outstanding voting securities after the Business Combination;
(ii)after the Business Combination, no person beneficially owns more than 50% of Company stock or combined voting power, except to the extent that person owned more than 50% prior to the Business Combination; and
(iii)at least a majority of the members of the board of directors resulting from the Business Combination were incumbent members of the board of directors at the time of the initial agreement or action of the board of directors approving such Business Combination;
(d)sale or other disposition of all or substantially all of the assets of the Company; or

(e)the shareholders of the Company approve a plan to liquidate or dissolve the Company.
Notwithstanding the foregoing, a change in control will not have occurred with respect to any award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent necessary to avoid adverse tax consequences thereunder unless the transaction constitutes a “change in control event” under Section 409A of the Code.
Miscellaneous Provisions
No participant will be granted (i) options to purchase shares and SARs with respect to more than 1,200,000 shares in the aggregate, (ii) any other awards with respect to more than 1,200,000 shares in the aggregate (or, in the event such award denominated or expressed in terms of number of shares is paid in cash, the equivalent cash value) or (iii) any cash bonus award not denominated or expressed in terms of number of shares or units with a value that exceeds $10,000,000 in the aggregate, in each case, in any twelve-month period under the 2019 LTIP. In addition, for any one non-employee director, the aggregate grant date fair value of awards granted during any calendar year, together with any cash retainers payable to the director and any Company matching contributions credited to the director’s nonqualified deferred compensation account for that calendar year, cannot exceed $500,000 (or $700,000 for a non-employee chairperson of the Board).
The Committee may specify in an award agreement that the recipient’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to vesting conditions. Such events may include breach of non-competition, non-solicitation, confidentiality or other restrictive covenants in the award or otherwise applicable to the recipient, a termination of continuous service for cause or other conduct by the recipient detrimental to the business or reputation of the Company or its affiliates. Any award will be subject to such deductions and clawback as may be required to be made pursuant to any applicable law, government regulation or stock exchange listing requirement, or any applicable policy adopted by the Company. Performance-based awards to Section 16 officers are subject to recovery under the Company’s executive “clawback” policy, described in Compensation of Officers and Directors - Compensation Discussion and Analysis - Other Compensation Policies - Recoupment (“Clawback”) Policy above.
The 2016 LTIP and the 2012 LTIP will remain in effect with respect to outstanding awards granted thereunder, but grants of awards will not be made under the 2016 LTIP on or after January 24, 2019, assuming the 2019 LTIP becomes effective on such date. All grants and awards previously made under the 2016 LTIP and the 2012 LTIP will continue to be governed by the terms of the 2016 LTIP or the 2012 LTIP, as applicable, and the applicable award agreement.
Adjustment Upon Certain Changes
Shares Available for Grants. In the event of any change in the number of shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change or transaction, the maximum aggregate number of shares with respect to which the Committee may grant awards and the maximum aggregate number of shares with respect to which the Committee may grant awards to any individual participant in any year will be appropriately adjusted by the Committee.
Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares, the payment of a stock dividend (but only on the shares) or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee will appropriately adjust the number of shares of stock subject to each outstanding award and the exercise price per share, or similar reference price, to the extent applicable, of each such award.
Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company is the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee will have the power to adjust each award outstanding on the date of such merger or consolidation so that the award pertains and applies to the securities which a holder of the number of shares subject to such award would have received in such merger or consolidation.
Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares receive securities of another corporation and/or other property, including cash, the Committee will, in its sole discretion, have the power to:
(a)cancel, effective immediately prior to the occurrence of such event, each award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the participant to whom such award was granted an amount in cash for each share of common stock subject to such award equal to the value, as determined by the Committee in its reasonable discretion, of such award, provided that with respect to any outstanding stock option or SAR such value will be equal to the excess of (I) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share as a result of such event over (II) the exercise price per share of such stock option or SAR, and provided, further, that the Committee will not accelerate the vesting of an award in a manner that is inconsistent with the double-trigger change in control provisions described above, unless the Committee determines that such acceleration is in the best interests of the Company; or
(b)provide for the exchange of each award (whether or not then exercisable or vested) for an award with respect to, as appropriate, some or all of the property which a holder of the number of shares subject to such award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the award, or the number of shares or amount of property subject to the award or, if appropriate, provide for a cash payment to the participant to whom such award was granted in partial consideration for the exchange of the award.
Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to above, the Committee will make equitable adjustments in the number and class of shares subject to awards outstanding on the date on which such change occurs and in such other terms of such awards.
Performance Awards. In the event of any transaction or event described above, and in the event of any changes in accounting treatment, practices, standards or principles, the Committee will have the power to make equitable adjustments in any performance criteria and in other terms and the performance goals of any award made pursuant to the 2019 LTIP.
Amendment, Modification and Termination
Subject to the terms of the 2019 LTIP, the Board may at any time amend, modify or suspend the 2019 LTIP, and the Committee may at any time alter or amend any or all awards under the 2019 LTIP to the extent permitted by law. Any alterations or amendments may be made unilaterally by the Committee, subject to the provisions of the 2019 LTIP, unless such amendments are deemed by the Committee to be materially adverse to the participants and are not required as a matter of law. Amendments are subject to approval of the shareholders of the Company only as required by law, or if the amendment increases the total number of shares available under the 2019 LTIP, except as adjusted for specified changes in capitalization. The 2019 LTIP shall remain in effect for a term of ten years following the date on which it is effective or until all shares subject to the 2019 LTIP shall have been purchased or acquired according to the 2019 LTIP provisions, whichever occurs first, unless the 2019 LTIP is sooner terminated pursuant to its complete terms.
Certain U.S. Federal Income Tax Consequences
The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2019 LTIP. This summary is based upon the provisions of the Code and regulations promulgated thereunder, as in effect on the date of this proxy statement. Changes in the law may modify this discussion, and in some cases, the changes may be retroactive. Further, this summary is not intended to be a complete discussion of all of the federal income tax consequences associated with the 2019 LTIP. Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants also should consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.
Incentive Stock Options.    Some options may constitute “incentive stock options” within the meaning of Section 422 of the Code. If the Company grants an incentive stock option, the recipient will not be required to recognize income upon the grant of the incentive stock option, and the Company will not be allowed to take a deduction.
 Similarly, when the recipient exercises any incentive stock options, provided the recipient has not ceased to be an employee for more than three months before the date of exercise, the recipient will not be required to recognize income, and the Company will not be allowed to take a deduction. For purposes of the alternative minimum tax, however, the amount by which the aggregate fair market value of common stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the recipient’s alternative minimum taxable income for the year in which the incentive stock option is exercised. The Code imposes an alternative minimum tax on a taxpayer whose alternative minimum taxable income, as defined in Section 55(b)(2) of the Code, exceeds the taxpayer’s adjusted gross income.
Additional tax consequences will depend upon how long recipients hold the shares of common stock received after exercising the incentive stock options. If a recipient holds the shares for more than two years from the date of grant and one year from the date of exercise of the option, upon disposition of the shares, the recipient will not recognize any ordinary income, and the Company will not be allowed to take a deduction. However, the difference between the amount the recipient realizes upon disposition of the shares and the basis (i.e., the amount the recipient paid upon exercise of the incentive stock option) in those shares will be taxed as a long-term capital gain or loss.
If the recipient disposes of shares acquired upon exercise of an incentive stock option which he or she has held for less than two years from the date of grant or one year from the date of exercise, the recipient generally will recognize ordinary income in the year of the disposition. To calculate the amount of ordinary income that must be recognized upon such a disposition, the recipient must make the following determinations and calculations:

•	determine which is smaller: the amount realized on disposition of the shares or the fair market value of the shares on the date of exercise; and

•	next, subtract the basis in those shares from the smaller amount. This is the amount of ordinary income that the recipient must recognize.
To the extent that the recipient recognizes ordinary income, the Company is allowed to take a deduction. In addition, the recipient must recognize as short-term or long-term capital gain, depending on whether the holding period for the shares exceeds one year, any amount that the recipient realizes upon disposition of those shares which exceeds the fair market value of those shares on the date the recipient exercised the option. The recipient will recognize a short-term or long-term capital loss, depending on whether the holding period for the shares exceeds one year, to the extent the basis in the shares exceeds the amount realized upon disposition of those shares.
As noted above, the excess of the fair market value of the shares at the time the recipient exercises his or her incentive stock option over the exercise price for the shares is a tax adjustment item for the purposes of the alternative minimum tax.
Non-Qualified Stock Options.    If the recipient receives a non-qualified stock option, the recipient will not recognize income at the time of the grant of the stock option; however, the recipient will recognize ordinary income upon the exercise of the non-qualified stock option. The amount of ordinary income recognized equals the difference between (a) the fair market value of the stock on the date of exercise and (b) the exercise price. The Company will be entitled to a deduction in the same amount. The ordinary income the recipient recognizes will be subject to applicable tax withholding by the Company. When the recipient sells these shares, any difference between the sales price and the basis (i.e., the exercise price plus the ordinary income recognized by the recipient) will be treated as a capital gain or loss.
Restricted Stock.    Unless a timely Section 83(b) election is made as described in the following paragraph, a recipient generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture. A recipient will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions lapse. The amount recognized will be equal to the difference between the fair market value of the shares at this time and the original purchase price paid for the shares, if any. The ordinary income recognized by a recipient with respect to restricted stock awarded under the 2019 LTIP will be subject to applicable tax withholding by the Company. If a timely Section 83(b) election has not been made, any dividends received with respect to common stock subject to such restrictions will be treated as additional compensation income and not as dividend income.
A recipient may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the fair market value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the recipient would include in gross income an amount equal to the difference between the fair market value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the recipient. If the Section 83(b) election is made, the recipient’s capital gains holding period begins on the date of grant.
The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the recipient then forfeits the restricted stock, the recipient may not deduct as a loss the amount previously included in gross income.
A recipient’s tax basis in shares of restricted stock received pursuant to the 2019 LTIP will be equal to the sum of the amount (if any) the recipient paid for the common stock and the amount of ordinary income recognized by the recipient as a result of making a Section 83(b) election or upon the lapse of the restrictions. Unless a Section 83(b) election is made, the recipient’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the restrictions lapse.
In general, the Company will be entitled to a deduction at the same time and in an amount equal to the ordinary income recognized by a recipient with respect to shares of restricted stock awarded pursuant to the 2019 LTIP.

If, subsequent to the lapse of the restrictions on the shares, the recipient sells the shares, the difference, if any, between the amount realized from the sale and the tax basis of the shares to the recipient will be taxed as a capital gain or capital loss.
Stock Appreciation Rights / Performance Shares / Restricted Stock Units.    A recipient generally will not recognize taxable income upon the grant of SARs, performance shares or RSUs. Instead, a recipient will recognize as ordinary income, and the Company will have a corresponding deduction of, any cash delivered and the fair market value of any common stock delivered in payment of an amount due under the SAR, performance share or RSU award. The ordinary income the recipient recognizes will be subject to applicable tax withholding by the Company.
Upon selling any common stock received by a recipient in payment of an amount due under a SAR, performance share or RSU award, the recipient generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the recipient’s tax basis in the common stock (i.e., the ordinary income recognized by the recipient).
Other Stock-Based and Cash-Based Awards.    The tax consequences associated with any other stock-based or cash-based award granted under the 2019 LTIP will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the recipient under the award, any applicable holding period and the recipient’s tax basis.
Section 162(m) of the Code.    Notwithstanding anything to the contrary herein, pursuant to Section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to our “covered employees,” as that term is defined under Section 162(m) of the Code.
Section 409A of the Code.    Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including, without limitation, the deferral of income pursuant to some of the arrangements described herein (e.g., performance shares). Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.
Section 280G of the Code and Section 4999 of the Code.    Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a 20% excise tax on any “excess parachute payment.” An individual’s “parachute payments” which exceed his or her average annual compensation will generally be treated as “excess parachute payments” if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company, as defined in Sections 280G and 4999 of the Code.
Non-United States Taxpayers.    If the recipient is subject to the tax laws of any country other than the U.S., the recipient should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the 2019 LTIP.
New Plan Benefits
All future grants under the 2019 LTIP are within the discretion of the Committee. For this reason, the benefits that will be received by or allocated to any person or group of persons under the 2019 LTIP in future periods is not presently determinable.
The Board of Directors unanimously recommends a vote “FOR” the approval of the
Post Holdings, Inc. 2019 Long-Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

Security Ownership of Certain Beneficial Owners
The table below indicates the persons or entities known to us to be the beneficial holders of more than 5% of our common stock, par value $0.01 per share, as of November 14, 2018, except for the person set forth in the Security Ownership of Management table on page 69. The information set forth in the table below is based solely upon information included in Schedule 13D, Schedule 13F and Schedule 13G filings as of the most recent practicable date. We have no reason to believe that such information is not complete or accurate or that a statement or amendment to any Schedule 13D, Schedule 13F or Schedule 13G filing should have been filed and was not.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding (7)
Wellington Management Group LLP (1) 280 Congress Street, Boston, MA 02210	6,260,645	8.9%
Vanguard Group Inc. (2) PO Box 2600 V26, Valley Forge, PA 19482	5,746,869	8.2%
Route One Investment Company, L.P. (3) One Letterman Drive, Bldg D-Main, Suite 200, San Francisco, CA 94129	5,694,370	8.1%
BlackRock Inc. (4) 55 East 52nd Street, New York, NY 10055	5,141,692	7.3%
JPMorgan Chase & Co (5) 270 Park Avenue, New York, NY 10017	4,152,760	5.9%
Price T Rowe Associates Inc (6) PO Box 89000, Baltimore, MD 21289	3,728,089	5.3%
_________

(1)	As reported on Schedule 13F filed with the SEC on November 14, 2018 with a report date of September 30, 2018.

(2)	As reported on Schedule 13F filed with the SEC on November 14, 2018 with a report date of September 30, 2018.

(3)	As reported on Schedule 13F filed with the SEC on November 14, 2018 with a report date of September 30, 2018.

(4)	As reported on Schedule 13F filed with the SEC on November 9, 2018 with a report date of September 30, 2018.

(5)	As reported on Schedule 13F filed with the SEC on November 7, 2018 with a report date of September 30, 2018.

(6)	As reported on Schedule 13F filed with the SEC on November 14, 2018 with a report date of September 30, 2018.

(7)
The number of shares outstanding for purposes of this calculation was the number of shares outstanding as of November 12, 2018 (66,573,470 shares), plus the number of RSUs that vest within 60 days of that date (45,631 shares), plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date (3,647,759), by all directors, director nominees and executive officers.

Security Ownership of Management
The following table shows the shares of our common stock beneficially owned, as of November 12, 2018, by our directors, director nominees, named executive officers, and our directors, director nominees and executive officers as a group. Except as noted, all such persons possess sole voting and dispositive powers with respect to the shares listed. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options or other equity awards that are vested and exercisable or that become vested and/or exercisable within 60 days. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Name	Number of Shares Beneficially Owned		RSUs Vesting Within 60 Days	Exercisable Options		Total		% of Shares Outstanding (1)	Other Stock-Based Items (2)	Total Stock-Based Ownership
William P. Stiritz	1,831,804	(3)	—	2,650,000		4,481,804		6.4%	—	4,481,804
Robert V. Vitale	70,047	(4)	28,579	907,142	(5)	1,005,768		1.4%	—	1,005,768
Jay W. Brown	—		—	—	(6)	—		*	17,020	17,020
Edwin H. Callison	2,000	(7)	—	—	(6)	2,000		*	12,648	14,648
Gregory L. Curl	—		—	—	(6)	—		*	—	—
Robert E. Grote	1,000	(8)	—	—	(6)	1,000		*	14,286	15,286
Ellen F. Harshman	—		—	—		—		*	1,399	1,399
David W. Kemper	2,500		—	—	(6)	2,500		*	4,199	6,699
David P. Skarie	21,825	(9)	—	—	(6)	21,825		*	14,500	36,325
Jeff A. Zadoks	8,350	(10)	6,726	46,506		61,582		*	—	61,582
Howard A. Friedman	—		—	—		—		*	—	—
Diedre J. Gray	8,832	(11)	6,466	37,275		52,573		*	—	52,573
Mark W. Westphal	17,305		3,860	6,836		28,001		*	—	28,001
James E. Dwyer, Jr.	10,688		7,521	109,789		127,998	(12)	*	—	127,998
Christopher J. Neugent	28,702		9,906	80,334		118,942		*	—	118,942
All directors and executive officers as a group (13 people) (13)	1,963,663		45,631	3,647,759		5,657,053		8.1%	64,052	5,721,105

_________

(1)
The number of shares outstanding for purposes of this calculation was the number of shares outstanding as of November 12, 2018 (66,573,470 shares), plus the number of RSUs that vest within 60 days of that date (45,631 shares), plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date (3,647,759 shares), by all directors, director nominees and executive officers.

(2)
Includes indirect interests in shares of our common stock held under our Deferred Compensation Plan for Non-Management Directors. Although indirect interests in shares of our common stock under deferred compensation plans may not be voted or transferred, they have been included in the table above as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(3)
Includes 169,369 shares of common stock held in a trust for the benefit of Mr. Stiritz. Mr. Stiritz also has shared voting and investment power with respect to 250,073 shares of common stock held by his wife.

(4)	Includes 29,246 shares held in trusts for the benefit of Mr. Vitale.

(5)
Includes 470,000 exercisable stock options held in a trust for the benefit of Mr. Vitale, 20,000 exercisable stock options held in a trust for the benefit of Mr. Vitale’s wife and 40,000 exercisable stock options held in trusts for the benefit of Mr. Vitale’s children.

(6)
Prior to 2016, our non-employee directors (other than our Chairman of the Board) were granted SARs on an annual basis; however, these SARs become exercisable the later of three years from the date of grant or upon that non-employee director’s resignation, retirement, disability or death.

(7)
Includes 100 shares of common stock held by Mr. Callison’s wife. Mr. Callison also has shared voting and investment power with respect to 300 shares held in a family trust and 600 shares held in his daughter’s and grandchildren’s trusts.

(8)	Mr. Grote has shared voting and investment power with respect to 1,000 shares held in his children’s trust.

(9)	Mr. Skarie has shared voting and investment power with his wife with respect to 432 shares held in his children’s trust.

(10)	Mr. Zadoks has shared voting and investment power with his wife with respect to 8,350 shares held in a revocable trust.

(11)	Ms. Gray has shared voting and investment power with her husband with respect to 8,832 shares held in a revocable trust.

(12)
The totals for Mr. Dwyer reflect the reduction of shares of common stock, RSU awards and option awards that occurred during fiscal year 2017 when beneficial ownership of certain amounts of his shares of common stock and certain portions of his RSU awards and option awards were transferred to his former spouse pursuant to a domestic relations order.

(13)	Does not include Mr. Dwyer or Mr. Neugent, as they were no longer executive officers of the Company on November 12, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Our executive officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Copies of those reports also must be furnished to us.
Based solely upon a review of copies of those reports, other documents furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to officers and directors have been complied with during the preceding fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Governing Related Party Transactions
Our written code of conduct for directors, officers and employees contains written conflict of interest policies that are designed to prevent each director and executive officer from engaging in any transaction that could be deemed a conflict of interest.
Our Corporate Governance and Compensation Committee (the “Committee”) is responsible for reviewing transactions in which one or more directors or officers may have an interest. The Committee acts pursuant to a written charter, giving the Committee the authority to oversee compliance with legal and regulatory requirements, codes of conduct and ethics programs established by the Company. If the Committee determines that a director or officer has a direct or indirect material interest in a transaction involving us, the Committee will either approve, ratify or disapprove the transaction. In considering a related party transaction, the Committee will take into account relevant facts and circumstances, including the following:

•	whether the terms of the transaction are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances;

•	the materiality of the director’s or officer’s interest in the transaction, including any actual or perceived conflicts of interest; and

•	the importance of the transaction and the benefit (or lack thereof) of such transaction to us.
We expect that the Committee will not approve or ratify such transaction unless, after considering all facts and circumstances, including the factors listed above, it determines that the transaction is in, or is not inconsistent with, the best interests of our Company and our shareholders. In the event management, in the normal course of reviewing corporate records, determines a related party transaction exists which was not approved by the Committee, management will present the transaction to the Committee for consideration.
The Committee will pre-approve certain transactions in which an officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions and (iii) certain banking-related services. No director will be permitted to participate in the approval of a related party transaction in which such director was interested. If a related party transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party.
Mr. Nick Stiritz, the adult son of Mr. William Stiritz, our Chairman of the Board, joined the Company as a Brand Manager in November 2013 for a Company subsidiary, Premier Nutrition Corporation. Mr. Nick Stiritz is currently a Director of Marketing and has an annual base salary of $185,000 and a bonus target of 25%. In November 2018, the Committee reviewed this transaction in accordance with the related party policy described above, and determined that no conflict of interest would arise from such transaction. In setting Mr. Nick Stiritz’s compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees.
OTHER MATTERS
Proxy Solicitation
We will bear the expense of preparing, making available or otherwise transmitting this proxy statement and the accompanying materials. We have paid certain entities for assistance with preparing this proxy statement and the proxy card. We also will pay for the solicitation of proxies. We hired Georgeson Inc. to assist in the solicitation of proxies for a fee of $13,000 plus expenses. We will reimburse brokers, banks and other nominees for costs, including postage and handling, reasonably incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to the standard mail, our employees may make proxy solicitations via telephone or personal contact. Our employees will not receive additional compensation for these activities.
Shareholder Director Nominations and Proposals for the 2020 Annual Meeting
Under our Amended and Restated Bylaws, shareholders who desire to nominate a director or present any other business at an annual meeting of shareholders must follow certain procedures. Generally, to be considered at the 2020 annual meeting of shareholders, a shareholder nomination of a director or a proposal not to be included in the proxy statement and notice of meeting must be received by the corporate secretary between September 26, 2019 and October 26, 2019. However, if the shareholder desires that the proposal be included in our proxy statement and notice of meeting for the 2020 annual meeting of shareholders, then it must be received by our corporate secretary no later than August 12, 2019 and also must comply in all respects with the rules and regulations of the SEC and the laws of the State of Missouri. A copy of the Amended and Restated Bylaws will be furnished to any shareholder without charge upon written request to our corporate secretary.
Form 10-K and Other Filings
Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our annual report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents also are available on our website at www.postholdings.com and the website of the SEC at www.sec.gov.
Internet Availability of Proxy Materials
The notice of annual meeting, proxy statement and our 2018 annual report to shareholders may be viewed online at www.envisionreports.com/POST and on our website at www.postholdings.com. Information on our website does not constitute part of this proxy statement. You may find more information about the date, time and location of the annual meeting of shareholders, as well as the items to be voted on by shareholders at the annual meeting, in the section entitled Proxy and Voting Information beginning on page 3 of this proxy statement. There, you also will find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.
If you are a shareholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at www.envisionreports.com/POST and following the instructions as listed. If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.
Householding
SEC rules allow delivery of a single proxy statement and annual report to shareholders to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who previously have been notified by their broker or its intermediary will receive only one copy of the proxy statement and annual report to shareholders, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such shareholders may receive only one proxy statement and annual report to shareholders. Shareholders who prefer to receive separate copies of the proxy statement and annual report to shareholders, either now or in the future, may request to receive separate copies of the proxy statement and annual report to shareholders by notifying our corporate secretary. Shareholders currently sharing an address with another shareholder who wish to have only one proxy statement and annual report to shareholders delivered to the household in the future also should contact our corporate secretary. Our corporate secretary may be reached by telephone at (314) 644-7600 or by mail at our principal executive offices at Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary.
By order of the Board of Directors,

/s/ Diedre J. Gray
Diedre J. Gray
Executive Vice President, General Counsel
and Chief Administrative Officer, Secretary

December 10, 2018

ANNEX A
POST HOLDINGS, INC.
2019 LONG-TERM INCENTIVE PLAN
1.Establishment and Purpose. Post Holdings, Inc. hereby establishes, effective January 24, 2019, an incentive compensation plan known as the “Post Holdings, Inc. 2019 Long-Term Incentive Plan.” The purpose of the Plan is to attract, retain, and motivate Participants (as defined herein) by offering such individuals opportunities to realize stock price appreciation, by facilitating stock ownership, and/or by rewarding them for achieving a high level of performance.
2.Definitions. The capitalized terms used in this Plan have the meanings set forth below.
(a)“Affiliate” means any corporation that is a Subsidiary of the Company and, for purposes other than the grant of Incentive Stock Options, any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.
(b)“Agreement” means a written agreement, contract, certificate or other instrument or document (which may be transmitted electronically to any Participant) evidencing the terms and conditions of an Award in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and not required as a matter of law.
(c)“Associate” means any full-time or part-time employee (including an officer or director who is also an employee) of the Company or an Affiliate. Except with respect to grants of Incentive Stock Options, “Associate” shall also include any Non-Employee Director serving on the Company’s Board of Directors or any consultant or advisor to the Company or an Affiliate. References in this Plan to “employment” and related terms (except for references to “employee” in this definition of “Associate” or in Section 7(a)(i)) shall include the providing of services as a Non-Employee Director, consultant or advisor.
(d)“Award” means a grant made under this Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or any Other Award, whether singly, in combination or in tandem.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” shall have the meaning ascribed to such term in the Agreement.
(g)“Change in Control” shall mean any of the following:
(i)Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.
(ii)More than 50% of the (x) combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (y) the then outstanding Shares of Stock (“Outstanding Company Common Stock”) is directly or indirectly acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this paragraph 2(g)(ii);
(A)any acquisition or beneficial ownership by the Company or a Subsidiary, or
(B)any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of more of its Subsidiaries.
(iii)Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination;
(A)all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);
(B)no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and
(C)at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination.
(iv)The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).
(v)The shareholders of the Company shall approve a plan to liquidate or dissolve the Company and the Company shall commence such liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not include transactions commonly known as Reverse Morris Trust transactions.
Notwithstanding anything herein to the contrary, an event described herein shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder.
(h)“Change in Control Date” shall mean, in the case of a Change in Control defined in clauses (i) through (iv) of the definition thereof, the date on which the event is consummated, and in the case of a Change in Control defined in clause (v) of the definition thereof, the date on which the Company shall commence such liquidation or dissolution.
(i)“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
(j)“Committee” means the committee of directors appointed by the Board to administer this Plan. In the absence of a specific appointment, “Committee” shall mean the Compensation Committee of the Board.
(k)“Company” means Post Holdings, Inc., a Missouri corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.
(l)“Disability” means, except as otherwise provided in an Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, provided, however, for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates, provided that the definition of disability applied under such disability plan meets the requirements of a Disability in the first sentence hereof.
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended; “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor regulation.

(n)“Fair Market Value” as of any date means, unless otherwise expressly provided in this Plan:
(i)(A) the closing sales price of a Share on the composite tape for New York Stock Exchange (“NYSE”) listed shares, or if Shares are not quoted on the composite tape for NYSE listed shares, on the Nasdaq Global Select Market or any similar system then in use, or (B) if clause (i)(A) is not applicable, the mean between the closing “bid” and the closing “asked” quotation of a Share on the Nasdaq Global Select Market or any similar system then in use, or (C) if the Shares are not quoted on the NYSE composite tape or the Nasdaq Global Select Market or any similar system then in use, the closing sale price of a Share on the principal United States securities exchange registered under the Exchange Act on which the Shares are listed, in any case on the specified date, or, if no sale of Shares shall have occurred on that date, on the immediately preceding day on which a sale of Shares occurred, or
(ii)if clause (i) is not applicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.
In the case of any Option or Stock Appreciation Right, the determination of Fair Market Value shall be done in a manner consistent with the then current regulations of the Secretary of the Treasury. The determination of Fair Market Value shall be subject to adjustment as provided in Section 13(f) hereof.
(o)“Good Reason” means, except as otherwise provided in an Agreement, the occurrence of one or more of the following, which circumstances are not remedied by the Company within thirty (30) days after its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days after the Participant’s knowledge of the applicable circumstances): (i) a material diminution in a Participant’s duties and responsibilities, (ii) a material decrease in a Participant’s base salary or bonus opportunity, or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles, in each case, without written consent; provided that in each case, the Participant must actually terminate his or her employment within thirty (30) days following the Company’s thirty (30)-day cure period specified herein.
(p)“Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code or any successor to such section.
(q)“Incumbent Board” means the group of directors consisting of (i) those individuals who, as of the effective date of the Plan, constituted the Board; and (ii) any individuals who become directors subsequent to such effective date whose appointment, election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board. The Incumbent Board shall exclude any individual whose initial assumption of office occurred (i) as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (other than a solicitation of proxies by the Incumbent Board) or (ii) with the approval of the Incumbent Board but by reason of any agreement intended to avoid or settle a proxy contest.
(r)“Non-Employee Director” means a member of the Board who is a “non-employee director,” as defined by Exchange Act Rule 16b-3.
(s)“Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.
(t)“Option” means a right to purchase Stock (or, if the Committee so provides in an applicable Agreement, Restricted Stock), including both Non-Qualified Stock Options and Incentive Stock Options granted under Section 7 hereof.
(u)“Other Award” means an Award of Stock, an Award based on Stock other than Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Performance Shares, or a cash-based Award granted under Section 11 hereof.
(v)“Parent” means a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.
(w)“Participant” means an Associate to whom an Award is granted pursuant to the Plan or, if applicable, such other person who validly holds an outstanding Award.
(x)“Performance Criteria” means performance goals relating to certain criteria as further described in Section 12 hereof.

(y)“Performance Period” means one or more periods of time, as the Committee may select, over which the attainment of one or more performance goals (including Performance Criteria) will be measured for the purpose of determining which Awards, if any, are to vest or be earned.
(z)“Performance Shares” means a contingent award of a specified number of Performance Shares or Units granted under Section 9 hereof, with each Performance Share equivalent to one or more Shares or a fractional Share or a Unit expressed in terms of one or more Shares or a fractional Share, as specified in the applicable Agreement, a variable percentage of which may vest or be earned depending upon the extent of achievement of specified performance objectives during the applicable Performance Period.
(aa)    “Plan” means this 2019 Long-Term Incentive Plan, as amended and in effect from time to time.
(bb)    “Restricted Stock” means Stock granted under Section 10 hereof so long as such Stock remains subject to one or more restrictions.
(cc)    “Restricted Stock Units” means Units of Stock granted under Section 10 hereof.
(dd)    “Retirement” shall mean, except as otherwise provided in an Agreement, a voluntary termination of employment after attainment of age 65.
(ee)    “Share” means a share of Stock.
(ff)    “Stock” means the Company’s common stock, $0.01 par value per share (as such par value may be adjusted from time to time) or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 13(f).
(gg)    “Stock Appreciation Right” means a right, the value of which is determined relative to appreciation in value of Shares pursuant to an Award granted under Section 8 hereof.
(hh)    “Subsidiary” means a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.
(ii)    “Successor” with respect to a Participant means, except as otherwise provided in an Agreement, the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or forms submitted by the Participant to the Committee under Section 13(h) hereof, acquire the right to exercise an Option or Stock Appreciation Right or receive cash and/or Shares issuable in satisfaction of an Award in the event of a Participant’s death.
(jj)    “Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on Restricted Stock or any other Award are in effect.
(kk)    “Unit” means a bookkeeping entry that may be used by the Company to record and account for the grant of Stock, Units of Stock, Stock Appreciation Rights and Performance Shares expressed in terms of Units of Stock until such time as the Award is paid, canceled, forfeited or terminated. No Shares will be issued at the time of grant, and the Company will not be required to set aside a fund for the payment of any such Award.
Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.	Administration.
(a)Authority of Committee. The Committee shall administer this Plan or delegate its authority to do so as provided herein or, in the Board’s sole discretion or in the absence of the Committee, the Board shall administer this Plan. Subject to the terms of the Plan, the Committee’s charter and applicable laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:
(i)to construe and interpret the Plan and apply its provisions;

(ii)to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(iii)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(iv)to determine when Awards are to be granted under the Plan and the applicable grant date;
(v)from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;
(vi)to determine the number of shares of Stock or the amount of cash to be made subject to each Award, subject to the limitations set forth in this Plan;
(vii)to determine whether each Option is to be an Incentive Stock Option or a Non-Qualified Stock Option;
(viii)to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Agreement relating to such grant;
(ix)to determine the target number of Performance Shares to be granted pursuant to an Award of Performance Shares, the performance measures that will be used to establish the performance goals (including Performance Criteria), the performance period(s) and the number of Performance Shares earned by a Participant;
(x)to designate an Award (including a cash bonus) as a performance compensation Award and to select the performance criteria that will be used to establish the performance goals (including Performance Criteria);
(xi)to amend any outstanding Awards; provided, however, that if any such amendment materially impairs a Participant’s rights or materially increases a Participant’s obligations under his or her Award, such amendment shall also be subject to the Participant’s consent, unless such amendment is required by law;
(xii)to determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended;
(xiii)to determine the duration and purpose of leaves and absences which may be granted to a Participant without constituting termination of employment for purposes of the Plan;
(xiv)to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;
(xv)to interpret, administer or reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and
(xvi)to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
Notwithstanding the foregoing, in administering this Plan with respect to Awards for Non-Employee Directors, the Board shall exercise the powers of the Committee. To the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Awards in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
The Committee shall not have the right, without shareholder approval, to (i) reduce or decrease the purchase price for an outstanding Option or Stock Appreciation Right, (ii) cancel an outstanding Option or Stock Appreciation Right for the purpose of replacing or re-granting such Option or Stock Appreciation Right with a purchase price that is less than the original purchase price, (iii) extend the Term of an Option or Stock Appreciation Right or (iv) deliver stock, cash or other consideration in exchange for the cancellation of an Option or Stock Appreciation Right, the purchase price of which exceeds the Fair Market Value of the Shares underlying such Option or Stock Appreciation Right.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
(b)Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate all or any part of the administration of the Plan to one or more committees of one or more members of the Board, or to senior officers of the Company, and may authorize further delegation by such committees to senior officers of the Company, in each case, to the extent permitted by Missouri law and subject to the Committee’s charter; provided that, determinations regarding the timing, pricing, amount and terms of any Award to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that subject to Section 3(e) no such delegation may be made that would cause Awards or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award intended to qualify for favorable treatment under the Code or any other applicable law not to qualify for, or to cease to qualify for, such favorable treatment. Any such delegation may be revoked by the Committee at any time. The term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.
(c)Board Authority. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Award intended to qualify for favorable treatment under the Code or other applicable law to not qualify for, or cease to qualify for, such favorable treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.
(d)Awards for Non-Employee Directors. The Board (which may delegate the determination to a Committee of the Board) may from time to time determine that each individual who is elected or appointed to the office of director as a Non-Employee Director receive an Award (other than Incentive Stock Options) as compensation, in whole or in part, for such individual’s services as a director. In determining the level and terms of such Awards for Non-Employee Directors, the Board may consider such factors as compensation practices of comparable companies with respect to directors, consultants’ recommendations, and such other information as the Board may deem appropriate.
(e)Committee Composition. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Exchange Act Rule 16b-3, the Code or other applicable law. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.
4.Shares Available; Maximum Payouts.
(a)Shares Available. Subject to adjustment in accordance with Section 13(f), the total number of Shares available for the grant of Awards under the Plan shall be (i) 1,200,000 (one million two hundred thousand) Shares plus (ii) the number of Shares that, immediately prior to the effective date of this Plan, remain available for future awards under the Post Holdings, Inc. 2016 Long-Term Incentive Plan, as amended and restated (including any Shares assumed thereunder from the Post Holdings, Inc. 2012 Long-Term Incentive Plan). Such number of Shares shall be increased by the number of Shares made available as a result of any awards that are forfeited, cancelled, terminated, or that expire or lapse for any reason, after the effective date of this Plan, under the Post Holdings, Inc. 2016 Long-Term Incentive Plan, as amended and restated (including any Shares assumed thereunder from the Post Holdings, Inc. 2012 Long-Term Incentive Plan). No more than a maximum aggregate of 1,200,000 (one million two hundred thousand) Shares may be granted as Incentive Stock Options. Stock Options, Stock Appreciation Rights, and Restricted Stock awarded, and Awards of Restricted Stock Units, Performance Shares and Other Awards settled in Shares awarded shall reduce the number of Shares available for Awards by one Share for every one Share subject to such Award. Shares issued under this Plan may be authorized and unissued shares or issued shares held as treasury shares. Any Shares that again become available for future grants pursuant to Section 4 shall be added back as one Share. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation

Right or Stock Option; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award; or (iii) Shares repurchased on the open market with the proceeds of a Stock Option exercise price.
(b)Shares Not Applied to Limitations. The following will not be applied to the Share limitations of subsection 4(a) above: (i) any Shares subject to an Award under the Plan to the extent to which Award is forfeited, cancelled, terminated, expires or lapses for any reason; and (ii) Shares and any Awards that are granted through the settlement, assumption or substitution of outstanding awards previously granted (subject to applicable repricing restrictions herein), or through obligations to grant future awards, as a result of a merger, consolidation or acquisition of the employing company with or by the Company. If an Award is settled in cash, the number of Shares on which the Award is based shall not be applied to the Share limitations of subsection 4(a).
(c)Award Limitations.
(i)No Participant shall be granted (A) Options to purchase Shares and Stock Appreciation Rights with respect to more than 1,200,000 (one million two hundred thousand) Shares in the aggregate, (B) any other Awards with respect to more than 1,200,000 (one million two hundred thousand) Shares in the aggregate (or, in the event such Award denominated or expressed in terms of number of Shares or Units is paid in cash, the equivalent cash value thereof) or (C) any cash bonus Awards not denominated or expressed in terms of number of Shares or Units with a value that exceeds ten million (10,000,000) dollars in the aggregate, in each case, in any twelve-month period under this Plan (such share limits being subject to adjustment under Section 13(f) hereof).
(ii)Notwithstanding the foregoing, in no event shall the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any single Non-Employee Director during any single calendar year, taken together with any cash retainers payable to such person during such calendar year and any Company matching contributions credited toward such person’s account under the deferred compensation plan for Non-Employee Directors with respect to such calendar year, exceed $500,000 (or, for the non-employee Chairperson of the Board, $700,000).
(d)No Fractional Shares. No fractional Shares may be issued under this Plan; fractional Shares will be rounded down to the nearest whole Share.
5.Eligibility. Awards may be granted under this Plan to any Associate at the discretion of the Committee.
6.General Terms of Awards.
(a)Awards. Awards under this Plan may consist of Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Performance Shares, Restricted Stock, Restricted Stock Units, or Other Awards.
(b)Amount of Awards. Each Agreement shall set forth the number of Shares of Restricted Stock, Stock, Stock Units, or Performance Shares, or the amount of cash, subject to such Agreement, or the number of Shares to which the Option applies or with respect to which payment upon the exercise of the Stock Appreciation Right is to be determined, as the case may be, together with such other terms and conditions applicable to the Award (not inconsistent with this Plan) as determined by the Committee in its sole discretion.
(c)Term. Each Agreement, other than those relating solely to Awards of Stock without restrictions, shall set forth the Term of the Award and any applicable Performance Period, as the case may be, but in no event shall the Term of an Award or the Performance Period be longer than ten years after the date of grant; provided, however, that the Committee may, in its discretion, grant Awards with a longer term to Participants who are located outside the United States. An Agreement with a Participant may permit acceleration of vesting requirements and of the expiration of the applicable Term upon such terms and conditions as shall be set forth in the Agreement, which may, but, unless otherwise specifically provided in this Plan, need not, include, without limitation, acceleration resulting from the occurrence of the Participant’s death or Disability. Acceleration of the Performance Period of Performance Shares and other performance-based Awards shall be subject to Section 12 and/or Section 13(f) hereof, as applicable.
(d)Agreements. Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions, as determined by the Committee, that shall apply to such Award, in addition to the terms and conditions specified in this Plan.

(e)Transferability. Except as otherwise permitted by the Committee, during the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant’s legal representative) may exercise an Option or Stock Appreciation Right or receive payment with respect to any other Award. Except as may be permitted by the Committee in the case of a transfer not for value, no Award of Restricted Stock (prior to the expiration of the restrictions), Restricted Stock Units, Options, Stock Appreciation Rights, Performance Shares or Other Award (other than an award of Stock without restrictions) may be sold, assigned, transferred, exchanged, or otherwise encumbered, and any attempt to do so (including pursuant to a decree of divorce or any judicial declaration of property division) shall be of no effect. Notwithstanding the immediately preceding sentence, an Agreement may provide that an Award shall be transferable to a Successor in the event of a Participant’s death.
(f)Termination of Employment. Each Agreement shall set forth the extent to which the Participant shall have the right to exercise and/or retain an Award following termination of the Participant’s service with the Company or its Affiliates, including, without limitation, upon death or Disability or other termination of employment. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Agreement, need not be uniform among Agreements issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
(g)Change in Control. In the event the Participant ceases to be employed with the Company, either as a result of a termination by the Company without Cause or by the Participant for Good Reason, in connection with a Change in Control:
(i)All Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the Shares subject to such Options or Stock Appreciation Rights, and/or the period of restriction shall expire and the Award shall vest immediately with respect to 100% of the Shares of Restricted Stock, Restricted Stock Units, and any other Award; and
(ii)The Agreement will specify that, with respect to performance-based awards, all performance goals (including Performance Criteria) or other vesting criteria will be either (A) deemed achieved at 100% target levels and adjusted pro-rata based on the applicable portion of the performance period which has passed, or (B) vested based upon actual performance levels, or (C) the greater of (A) or (B); and
(iii)all other terms and conditions will be deemed met.
(h)Rights as Shareholder. A Participant shall have no right as a shareholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record.
(i)Minimum Vesting of Awards. Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4(a) and subject to Sections 6(g) and 13(f), Awards that vest solely on the basis of the passage of time or continued employment with the Company, or any Awards that vest upon the attainment of performance goals (including Performance Criteria), shall not provide for vesting which is any more rapid than immediate vesting on the first anniversary of the Award grant date. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in certain events, including in the event of the Participant’s death, Disability, or Retirement.
(j)Performance Goals. The Committee may require the satisfaction of certain performance goals (including Performance Criteria) as a condition to the grant, vesting, or payment of any Award provided under the Plan.
7.Stock Options.
(a)Terms of All Options.
(i)Grants. Each Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Only Non-Qualified Stock Options may be granted to Associates who are not employees of the Company or an Affiliate. In no event may Options known as reload options be granted hereunder. The provisions of separate Options need not be identical. Except as provided by Section 13(f), Participants holding Options shall have no dividend rights with respect to Shares subject to such Options. The Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time.
(ii)Purchase Price. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the applicable Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or, if the Committee so permits and upon such terms as the Committee shall approve, through delivery or tender to the Company of Shares held, either actually or by attestation, by such

Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option) or through a net or cashless form of exercise as permitted by the Committee, or, if the Committee so permits, a combination thereof, unless otherwise provided in the Agreement. Further, the Committee, in its discretion, may approve other methods or forms of payment of the purchase price, and establish rules and procedures therefor.
(iii)Exercisability. Each Option shall vest and be exercisable in whole or in part on the terms and for the duration provided in the Agreement. In no event shall any Option be exercisable at any time after its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated. No Option may be exercised for a fraction of a Share.
(b)Incentive Stock Options. In addition to the other terms and conditions applicable to all Options:
(i)the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock options plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code), if such limitation is necessary to qualify the Option as an Incentive Stock Option, and to the extent an Option or Options granted to a Participant exceed such limit such Option or Options shall be treated as Non-Qualified Stock Options;
(ii)an Incentive Stock Option shall not be exercisable and the Term of the Award shall not be more than ten years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option;
(iii)the Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such Option as an Incentive Stock Option; and
(iv)notwithstanding any other provision of this Plan if, at the time an Incentive Stock Option is granted, the Participant owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) Shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (A) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the Shares subject to such Incentive Stock Option on the date of grant and (B) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted.
8.Stock Appreciation Rights.
(a)Grant. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price which shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right (“purchase price”). Each Stock Appreciation Right may be exercisable in whole or in part on and otherwise subject to the terms provided in the applicable Agreement. No Stock Appreciation Right shall be exercisable at any time after its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable Agreement, upon exercise of a Stock Appreciation Right, payment to the Participant (or to his or her Successor) shall be made in the form of cash, Stock or a combination of cash and Stock (as determined by the Committee if not otherwise specified in the Award) as promptly as practicable after such exercise. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Stock) may be made in the event of the exercise of a Stock Appreciation Right. Except as provided by Section 13(f), Participants holding Stock Appreciation Rights shall have no dividend rights with respect to Shares subject to such Stock Appreciation Rights.
(b)Exercisability. Each Stock Appreciation Right shall vest and be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Stock Appreciation Right be exercisable at any time after its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. No Stock Appreciation Right may be exercised for a fraction of a Share.
9.Performance Shares.
(a)Initial Award. An Award of Performance Shares shall entitle a Participant to future payments based upon the achievement of performance goals (including Performance Criteria) established in writing by the Committee and denominated in Stock. Payment shall be made in cash or Stock, or a combination of cash and Stock, as determined by the Committee. Such performance goals and other terms and conditions shall be determined by the Committee in its sole discretion. The Agreement may establish that a portion of the maximum amount of a Participant’s Award will be paid for performance which exceeds the minimum target but falls below the maximum target applicable to such Award. The Agreement shall also provide for the timing of such payment.
(b)Vesting. An Award subject to this Section 9 shall vest or be earned on the terms provided in the Agreement.
(c)Valuation. To the extent that payment of a Performance Share is made in cash, a Performance Share earned after conclusion of a Performance Period shall have a value equal to the Fair Market Value of a Share on the last day of such Performance Period.
(d)Voting; Dividends. Participants holding Performance Shares shall have no voting rights with respect to such Awards and shall have no dividend rights with respect to Shares subject to such Performances Shares other than as the Committee so provides, in its discretion, in an Agreement, or as provided by Section 13(f); provided, that, any such dividends shall be subject to the same restrictions and conditions as the Performance Shares underlying such dividends and shall be payable only if and no earlier than at the same time as the underlying Performance Shares become vested.
10.Restricted Stock and Restricted Stock Unit Awards.
(a)Grant. All or any part of any Restricted Stock or Restricted Stock Unit Award may be subject to such conditions and restrictions as may be established by the Committee, and set forth in the applicable Agreement, which may include, but are not limited to, continuous employment with the Company, a requirement that a Participant pay a purchase price for such Award, the achievement of specific performance goals (including Performance Criteria), and/or applicable securities laws restrictions. During any period in which an Award of Restricted Stock or Restricted Stock Units is restricted and subject to a substantial risk of forfeiture, (i) Participants holding Restricted Stock Awards may exercise full voting rights with respect to such Shares and (ii) Participants holding Restricted Stock Units shall have no voting rights with respect to such Awards. Except as provided by Section 13(f), dividends or dividend equivalents shall be subject to the same restrictions and conditions as the Restricted Stock Awards underlying such dividends or the Restricted Stock Units underlying the dividend equivalents and shall be payable only if and no earlier than at the same time as the underlying Restricted Stock Award or Restricted Stock Unit become vested. If the Committee determines that Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to execute and deliver to the Company an escrow agreement satisfactory to the Committee, if applicable, and an appropriate blank stock power with respect to the Restricted Stock covered by such agreement.
(b)Restrictions.
(i)Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the period during which the Award is restricted, and to such other terms and conditions as may be set forth in the applicable Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the Shares shall be subject to the restrictions on transferability set forth in the Agreement; (C) the Shares shall be subject to forfeiture for such period and subject to satisfaction of any applicable performance goals (including Performance Criteria) during such period, to the extent provided in the applicable Agreement; and (D) to the extent such Shares are forfeited, the stock certificates, if any, shall be returned to the Company, and all rights of the Participant to such Shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.
(ii)Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the period during which the Award is restricted, and the satisfaction of any applicable performance goals (including Performance Criteria) during such period, to the extent provided in the applicable Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Agreement.
(iii)Subject to Section 6(i), the Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

(c)Restricted Period. An Award of Restricted Stock or Restricted Stock Units shall vest on the terms provided in the Agreement. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.
11.Other Awards. The Committee may from time to time grant Other Awards under this Plan, including without limitation those Awards pursuant to which a cash bonus award may be made or pursuant to which Shares may be acquired in the future, such as Awards denominated in Stock, Stock Units, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine, and provide in the applicable Agreement for, the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the Award to which such Shares relate. In addition, the Committee may, in its sole discretion, issue such Other Awards subject to the performance criteria under Section 12 hereof.
12.Performance-Based Awards.
(a)Application. Notwithstanding any other provision of the Plan, the Committee may provide, in its discretion, that an Award granted to any Participant is subject to this Section 12, to the extent the Committee deems appropriate.
(b)Performance Criteria. Awards under the Plan may be made subject to the achievement of Performance Criteria, which shall be performance goals established by the Committee relating to one or more business criteria as set forth herein. Performance Criteria may be applied to the Company, an Affiliate, a Parent, a Subsidiary, division, business unit, corporate group or individual or any combination thereof and may be measured in absolute levels or relative to another company or companies, a peer group, an index or indices or Company performance in a previous period. Performance may be measured over such period of time as determined by the Committee. Performance goals that may be used to establish Performance Criteria are: free cash flow, adjusted free cash flow, base-business net sales, total segment profit, adjusted EBIT/EBITDA, adjusted diluted earnings per share, adjusted gross profit, adjusted operating profit, earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, operating income, total shareholder return, compound shareholder return, market share, return on equity, average return on invested capital, pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, marketing, operating or workplan goals. Such Performance Criteria and the amount payable for each performance period if the Performance Criteria are achieved shall be set forth in the applicable Agreement and shall be established pursuant to such procedures and on such terms and conditions as are necessary to satisfy the requirements of the Code or other applicable law.
(c)Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate.
13.General Provisions.
(a)Effective Date of this Plan. This Plan shall become effective as of January 24, 2019, provided that the Plan has been approved by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.
(b)Duration of this Plan; Date of Grant. This Plan shall remain in effect for a term of ten years following the date on which it is effective (i.e., until January 24, 2029) or until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions, whichever occurs first, unless this Plan is sooner terminated pursuant to Section 13(e) hereof. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted, or such later effective date as determined by the Committee, notwithstanding the date of any Agreement with respect to such Award; provided, however, that the Committee may grant Awards other than Incentive Stock Options to Associates or to persons who are about to become Associates, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Award is granted to a non-Associate who is about to become an Associate, such specified contingencies shall include, without limitation, that such person becomes an Associate.
(c)Right to Terminate Employment. Nothing in this Plan or in any Agreement shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment of the Participant with or without cause.
(d)Tax Withholding. The Company shall withhold from any payment of cash or Stock to a Participant or other person under this Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state and local income tax with respect to income arising from payment of the Award. The Company shall have the right to require the payment of any such taxes before issuing any Stock pursuant to the Award. In lieu of all or any part of a cash payment from a person receiving Stock under this Plan, the Committee may, in the applicable Agreement or otherwise, permit a person to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the person’s full FICA and federal, state and local income tax with respect to income arising from payment of the Award, through a reduction of the numbers of Shares delivered to such person or a delivery or tender to the Company of Shares held by such person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
(e)Amendment, Modification and Termination of this Plan. Except as provided in this Section 13(e), the Board may at any time amend, modify, terminate or suspend this Plan. Except as provided in this Section 13(e), the Committee may at any time alter or amend any or all Agreements under this Plan to the extent permitted by law and subject to the requirements of Section 2(b), in which event, as provided in Section 2(b), the term “Agreement” shall mean the Agreement as so amended. Amendments are subject to approval of the shareholders of the Company only as required by applicable law or regulation, or if the amendment increases the total number of shares available under this Plan, except as provided in Section 13(f). No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any Successor or permitted transferee under an Award granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization provided for in Sections 12(c) or 13(f) hereof does not adversely affect any right of a Participant or other person under an Award. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Associates with the maximum benefits provided or to be provided under the provisions of the Code relating to Incentive Stock Options or to the provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.
(f)Adjustment Upon Certain Changes.
(i)Shares Available for Grants. In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change or transaction, the maximum aggregate number of Shares with respect to which the Committee may grant Awards and the maximum aggregate number of Shares with respect to which the Committee may grant Awards to any individual Participant in any year shall be appropriately adjusted by the Committee.
(ii)Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares, the payment of a stock dividend (but only on the Shares), or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, the Committee shall appropriately adjust the number of shares of Stock subject to each outstanding Award and the exercise price per Share, or similar reference price, to the extent applicable, of each such Award.
(iii)Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall have the power to adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of Shares subject to such Award would have received in such merger or consolidation.
(iv)Certain Other Transactions. In the event of (A) a dissolution or liquidation of the Company, (B) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (C) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (D) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:
(1) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash for each share of Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (I) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a Share as a result of such event over (II) the exercise price per Share of such Stock Option or Stock Appreciation Right, and provided, further, that the Committee shall not accelerate the vesting of an Award in a manner that is inconsistent with Section 6(g) hereof, unless the Committee determines that such acceleration is in the best interests of the Company; or
(2) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.
(v)Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in subsections (ii), (iii) or (iv), the Committee shall make equitable adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards.
(vi)Performance Awards. In the event of any transaction or event described in this Section 13(f), including without limitation any corporate change referred to in subsection (v) hereof, and in the event of any changes in accounting treatment, practices, standards or principles, the Committee shall have the power to make equitable adjustments in any Performance Criteria and in other terms and the performance goals of any Award made pursuant to Sections 9 or 12 hereof.
(vii)No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or amount of other property subject to, or the terms related to, any Award.
(g)Other Benefit and Compensation Programs. Payments and other benefits received by a participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(h)Beneficiary Upon Participant’s Death. To the extent that the transfer of a participant’s Award at death is permitted by this Plan or under an Agreement, (i) a Participant’s Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, or if the Committee shall be in doubt as to the rights of any beneficiary, as determined in the Committee’s discretion, the Participant’s legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement, and the Company and the Committee and Board and members thereof, shall not be under any further liability to anyone.
(i)Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
(j)Limits of Liability.
(i)Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Agreement.

(ii)Except as may be required by law, neither the Company nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3 hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan.
(iii)To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.
(k)Compliance with Applicable Legal Requirements. The Company shall not be required to issue or deliver a certificate for Shares distributable pursuant to this Plan unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges, if any, on which the Company’s Shares may, at the time, be listed.
(l)Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.
(m)Forfeiture. The Committee may specify in an Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment for Cause or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
(n)Clawback and Noncompete. Notwithstanding any other provisions of this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or any policy adopted by the Company whether pursuant to any such law, government regulation or stock exchange listing requirement or otherwise. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to such noncompete provisions under the terms of the Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when a Participant becomes an employee, agent or principal of a competitor without the express written consent of the Company.
(o)Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
(p)Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
(q)Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Agreements.
14.Substitute Awards. Awards may be granted under this Plan from time to time in substitution for Awards held by employees or other service providers of other corporations who are about to become Associates, or whose employer (or entity with respect to which such individual provides services) is about to become a Subsidiary of the Company, as the result of a merger or consolidation of the Company or a Subsidiary of the Company with another corporation, the acquisition by the Company or a Subsidiary of the Company of all or substantially all the assets of another corporation or the acquisition by the Company or a Subsidiary of the Company of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option.
15.Governing Law. To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Missouri, without giving effect to principles of conflicts of laws, and construed accordingly.
16.Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
17.Deferred Compensation. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Each installment in any series of payments under any Award shall be considered a “separate payment” for all purposes of Section 409A of the Code. Any payments that are due within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. References to termination or cessation of employment, separation from service, or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Code), to the extent necessary to comply with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid adverse tax consequences under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any tax or penalty under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant or otherwise for such tax or penalty. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void.
18.Prior Plans. Notwithstanding the adoption of this Plan by the Board and approval of this Plan by the Company’s shareholders as provided hereunder, the Post Holdings, Inc. 2012 Long-Term Incentive Plan and the Post Holdings, Inc. 2016 Long-Term Incentive Plan, in each case as amended and restated, shall remain in effect, but grants of awards thereunder shall not be made after the effective date of this Plan. All grants and awards previously made under the Post Holdings, Inc. 2012 Long-Term Incentive Plan or the Post Holdings, Inc. 2016 Long-Term Incentive Plan shall be governed by the terms of such plan.

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 24, 2019.
Vote by Internet • Go to www.envisionreports.com/POST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼
A. Proposals — The Board of Directors recommends a vote FOR the nominees listed in Item No. 1, FOR Item Nos. 2, 3 and 5 and for 1 YEAR in Item No. 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 – Gregory L. Curl	☐	☐	02 – Ellen F. Harshman	☐	☐	03 – David P. Skarie	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2019.		☐	☐	☐	3. Advisory approval of the Company’s executive compensation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain		For	Against	Abstain
4. Advisory approval on the frequency of the advisory approval of the Company’s executive compensation.	☐	☐	☐	☐	5. Approval of the Post Holdings, Inc. 2019 Long-Term Incentive Plan.	☐	☐	☐
B. Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C. Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your FULL title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT
PLEASE VOTE YOUR PROXY CARD TODAY!
YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF ADDITIONAL MAILINGS.

IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING,
PLEASE CONTACT THE COMPANY’S SHAREHOLDER SERVICES DEPARTMENT AT (314) 644-7665 PRIOR TO THE MEETING.

FOR PRE-REGISTRATION, PLEASE SIGN BELOW.
PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

POST HOLDINGS, INC.
2019 ANNUAL MEETING OF SHAREHOLDERS

THE RITZ-CARLTON, ST. LOUIS
100 CARONDELET PLAZA
ST. LOUIS, MISSOURI 63105
Thursday, January 24, 2019 at 9:00 a.m.
SIGNATURE _______________________________________________
Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

PROXY/VOTING INSTRUCTION CARD — POST HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POST HOLDINGS, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 24, 2019
THE RITZ-CARLTON, ST. LOUIS, 100 CARONDELET PLAZA, ST. LOUIS, MISSOURI 63105

The undersigned appoints Jeff A. Zadoks and Diedre J. Gray, and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Post Holdings, Inc., to be held on Thursday, January 24, 2019 at 9:00 a.m., local time, and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, shares of Common Stock of the Company which the undersigned is entitled to vote.

Trustee’s Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned’s account under the Post Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES LISTED ON THE REVERSE SIDE, “FOR” ITEM NOS. 2, 3 AND 5 AND FOR “1 YEAR” IN ITEM NO. 4.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
IMPORTANT-PLEASE SIGN AND DATE ON THE REVERSE SIDE.
RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
NO POSTAGE NECESSARY.
(Continued and to be dated and signed on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼
A. Proposals — The Board of Directors recommends a vote FOR the nominees listed in Item No. 1, FOR Item Nos. 2, 3 and 5 and for 1 YEAR in Item No. 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 – Gregory L. Curl	☐	☐	02 – Ellen F. Harshman	☐	☐	03 – David P. Skarie	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2019.		☐	☐	☐	3. Advisory approval of the Company’s executive compensation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain		For	Against	Abstain
4. Advisory approval on the frequency of the advisory approval of the Company’s executive compensation.	☐	☐	☐	☐	5. Approval of the Post Holdings, Inc. 2019 Long-Term Incentive Plan.	☐	☐	☐

B. Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your FULL title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼

PROXY/VOTING INSTRUCTION CARD — POST HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POST HOLDINGS, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 24, 2019
THE RITZ-CARLTON, ST. LOUIS, 100 CARONDELET PLAZA, ST. LOUIS, MISSOURI 63105

The undersigned appoints Jeff A. Zadoks and Diedre J. Gray, and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Post Holdings, Inc., to be held on Thursday, January 24, 2019 at 9:00 a.m., local time, and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, shares of Common Stock of the Company which the undersigned is entitled to vote.

Trustee’s Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned’s account under the Post Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES LISTED ON THE REVERSE SIDE, “FOR” ITEM NOS. 2, 3 AND 5 AND FOR “1 YEAR” IN ITEM NO. 4.
IMPORTANT-PLEASE SIGN AND DATE ON THE REVERSE SIDE.
RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
NO POSTAGE NECESSARY.
(Continued and to be dated and signed on reverse side.)